Exhibit 4.3

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 2, 2009

among

SMITHFIELD FOODS, INC.,

The Subsidiary Guarantors Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A. and GENERAL ELECTRIC CAPITAL

CORPORATION,

as Joint Collateral Agents,

J.P. MORGAN SECURITIES INC., COOPERATIEVE CENTRALE RAIFFEISEN-

BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH,

BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS

BANK PLC, MORGAN STANLEY BANK, N.A. and GENERAL ELECTRIC CAPITAL

CORPORATION,

as Joint Bookrunners and Co-Lead Arrangers,

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK

NEDERLAND”, NEW YORK BRANCH,

as Syndication Agent,

and

BARCLAYS BANK PLC, MORGAN STANLEY BANK, N.A., and GENERAL ELECTRIC

CAPITAL CORPORATION,

as Co-Documentation Agents

i

SCHEDULES:

Schedule 1.01A —	Commitment Schedule
Schedule 2.01 —	Existing Letters of Credit
Schedule 3.05(a) —	Properties
Schedule 3.05(b) —	Intellectual Property
Schedule 3.06 —	Disclosed Matters
Schedule 3.10 —	ERISA
Schedule 3.13 —	Indebtedness and Liens
Schedule 3.16 —	Insurance
Schedule 3.17 —	Capitalization and Subsidiaries
Schedule 5.01(f) —	Borrowing Base Supplemental Documentation
Schedule 5.14 —	Farm Mortgaged Properties
Schedule 6.01 —	Existing Indebtedness
Schedule 6.02 —	Existing Liens
Schedule 6.04(b) —	Existing Investments
Schedule 6.08 —	Scheduled Restricted Payments
Schedule 6.10 —	Existing Restrictions

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Legal Opinion
Exhibit C —	Form of Borrowing Base Certificate
Exhibit D —	Form of Compliance Certificate
Exhibit E —	Joinder Agreement
Exhibit F —	Form of Borrowing Request
Exhibit G —	Form of Interest Election Request
Exhibit H —	Form of Intercreditor Agreement
Exhibit I —	Form of U.S. Tax Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 2, 2009 (as it may be amended or modified from time to time, this “Agreement”), among SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), the subsidiary guarantors from time to time party hereto, the Lenders from time to time party hereto, J.P. MORGAN SECURITIES INC., COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC,, MORGAN STANLEY BANK, N.A. and GENERAL ELECTRIC CAPITAL CORPORATION,, as joint bookrunners and co-lead arrangers (in such capacities, the “Lead Arrangers”), COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, as syndication agent, BARCLAYS BANK PLC, MORGAN STANLEY BANK, N.A., and GENERAL ELECTRIC CAPITAL CORPORATION, as co-documentation agents, JPMORGAN CHASE BANK, N.A. and GENERAL ELECTRIC CAPITAL CORPORATION, as joint collateral agents (in such capacities, the “Joint Collateral Agents”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent amends and restates in full the Revolving Credit Agreement, dated as of August 19, 2005 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Company, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto, Calyon New York Branch, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch and Suntrust Bank, as co-documentation agents, Citicorp USA, Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2009 Notes” means the Company’s 8% Senior Notes due 2009.

“2011 Notes” means the Company’s 7% Senior Notes due 2011.

“2013 Notes” means the Company’s 7 3/4% Senior Notes due 2013.

“2017 Notes” means the Company’s 7 3/4% Senior Notes due 2017.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Accounts Reserves” means the Dilution Reserve and any other reserves related to Accounts which the Joint Collateral Agents deem necessary, in their Permitted Discretion.

“Additional Lender” has the meaning assigned to such term in Section 2.22.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on the Libor Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Applicable Commitment Fee Rate” means, for any day, with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below, based upon the daily average Commitment Utilization Percentage during the most recent fiscal quarter of the Company:

Commitment Utilization Percentage	Applicable Commitment Fee Rate
Category 1 > 50%	0.75%
Category 2 ≤ 50%	1.00%

For purposes of the foregoing, the Applicable Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the Company; provided that the Commitment Utilization Percentage shall be deemed to be in Category 2 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Company fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the Total Dollar Commitment represented by such Dollar Lender’s Dollar Commitment; provided, that if the Dollar Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Total Dollar Commitment most recently in effect, after giving effect to any assignments.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the Total Multicurrency Commitment represented by such Multicurrency Lender’s Multicurrency Commitment; provided, that if the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Total Multicurrency Commitment most recently in effect, after giving effect to any assignments.

“Applicable Percentage” means, at any time with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment, in each case at such time; provided that for purposes of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If, however, the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day with respect to any ABR Loan or Eurocurrency Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurocurrency Spread”, as the case may be, based upon the Company’s corporate credit and/or family ratings, as applicable, from S&P and Moody’s as of such date:

Level	Corporate Family Rating: Moody’s	Corporate Credit Rating: S&P	Eurocurrency Spread	ABR Spread
I	≥ Ba3	≥ BB-	4.00%	3.00%
II	< Ba3 but ≥ B1	< BB- but ≥ B+	4.25%	3.25%
III	≤ B2	≤ B	4.50%	3.50%

For purposes of the foregoing, (i) if the ratings established or deemed to have been established by Moody’s and S&P for such debt shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings (i.e., the higher Level) unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below the higher of the two Levels (it being understood that Level I is the highest Level and Level III is the lowest Level); (ii) if the ratings established or deemed to have been established by Moody’s and S&P for such debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders or otherwise; and (iii) if either Moody’s or S&P (or both) shall not have in effect a rating for such debt (other than by reason of the circumstances described in the next sentence), then such rating agency shall be deemed to have established a rating in Level III. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Foreign Currency” means the Euro.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to the lesser of (a) (i) the lesser of (A) the Total Commitment and (B) the Borrowing Base minus (ii) the Aggregate Credit Exposure and (b) the amount of the Available Debt Cap Amount as determined by the most recent Debt Cap Calculation delivered pursuant to Section 5.01(f)(iii).

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Available Commitment” means, at any time, the Total Commitment then in effect minus the Aggregate Credit Exposure at such time; provided, that in calculating the Aggregate Credit Exposure for the purpose of determining the Available Commitment pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans and Protective Advances then outstanding shall be deemed to be zero.

“Available Debt Cap Amount” means, at any time, the difference of (a) the Debt Cap at such time minus (b) the aggregate amount of outstanding obligations which constitute a usage of the debt incurrence provisions subject to the applicable Debt Cap.

“Available Equity Proceeds” means, at any date (the “Reference Date”), the Net Proceeds from the issuance or sale by the Company of any common stock of the Company during the period from the Effective Date through the Reference Date (other than an issuance or sale of Equity Interests to a Subsidiary or any employee stock ownership plan or trust established by the Company or any Subsidiaries or a similar issuance or sale), minus the sum without duplication of the aggregate amount of the Available Equity Proceeds used (a) to make Investments pursuant to Section 6.04(m) and (b) to repay Indebtedness pursuant to 6.08(b)(vii).

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Joint Collateral Agents from time to time establish, in their Permitted Discretion, for Banking Services then provided or outstanding.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, at any time, an amount equal to the sum of (a) 85% multiplied by the difference of (i) Eligible Accounts at such time minus (ii) the Accounts Reserves, plus (b) the sum for the Eligible Inventory categories in the most recent Inventory appraisal provided to the Joint Collateral Agents (and conducted by an appraiser acceptable to the Joint Collateral Agents) of the lesser amount for each category of (i) the product of (x) 65% multiplied by (y) the Eligible Inventory of the type included in such category in such Inventory appraisal, valued at the lower of cost or market value, determined on a first-in-first-out basis, consistent with the Company’s past practices, at such time, minus Inventory Reserves and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage applied to such category in such Inventory appraisal multiplied by the Eligible Inventory of the type included in such category in such Inventory appraisal, valued at the lower of cost or market value, determined on a first-in-first-out basis, consistent with the Company’s past practices, at such time minus Inventory Reserves (provided that the aggregate amount added to the Borrowing Base pursuant to this clause (b) in respect of Eligible Inventory consisting of live animals shall not exceed $300,000,000 at any time), plus (c) the total cash deposits of the Loan Parties that are maintained in deposit accounts and subject to an agreement, in form and substance satisfactory to the Administrative Agent, granting control of all deposits and balances held in such deposit accounts to the Administrative Agent, minus (d) without duplication, Reserves established by the Joint Collateral Agents in their Permitted Discretion. The Joint Collateral Agents may, in their Permitted Discretion, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective 3 days (or, during any Cash Dominion Period, 1 day) after delivery of notice thereof to the Company and the Lenders; provided, that such changes shall be effective immediately in the case of reductions of cash deposits included in the Borrowing Base pursuant to clause (c) of this definition. The Borrowing Base shall be determined by reference to the Borrowing Base Certificate most recently delivered to the Joint Collateral Agents pursuant to Section 5.01(f), subject to adjustments and changes made by the Joint Collateral Agents in their Permitted Discretion as provided above. At the time of any disposition of a Loan Party, or a sale of all or substantially all of the assets of a Loan Party, the Company shall give the Joint Collateral Agents written notice of such disposition together with such information as shall be required for the Joint Collateral Agents to adjust the Borrowing Base to reflect such disposition.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit C or another form which is acceptable to the Joint Collateral Agents in their sole discretion.

“Borrowing Base Supplemental Documentation” means the items described on Schedule 5.01(f).

“Borrowing Request” means a request by the Company for a Borrowing of Revolving Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 7.02.

“CAM Exchange Date” means the date on which any Event of Default described in Section 7.01(h) of 7.01(i) shall occur, or the date on which the Company receives written notice from the Administrative Agent that any Event of Default described in Section 7.01(h) or 7.01(i) has occurred.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.

“Campofrio” means Campofrío Alimentación S.A., a company incorporated in Spain.

“Capital Expenditures” means, for any period, with respect to the Company, the aggregate of all expenditures by the Company and its consolidated Subsidiaries for the acquisition or leasing (pursuant to Capital Lease Obligations) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means (a) each period when an Event of Default shall have occurred and be continuing and (b) each period beginning on a date on which Availability is less than the greater of (i) 20% of the Total Commitment and (ii) $160,000,000; provided that the Cash Dominion Period commencing under this clause (b) shall be discontinued when and if Availability shall have been not less than such specified level for 60 consecutive days, provided further, however, that a Cash Dominion Period may be discontinued no more than twice in any period of 12 consecutive months.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) a Specified Change of Control.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority.

“Charges” has the meaning assigned to such term in Section 9.18.

“Chief Financial Officer” means, with respect to any Person, the chief financial officer of such Person.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Deposit Account Control Agreements and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations or perfecting any such Lien.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commencement Date” has the meaning assigned to such term in Section 6.12.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Dollar Commitment and Multicurrency Commitment, if any. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on the Commitment Schedule. The Total Commitment as of the Effective Date is $1,000,000,000.

“Commitment Schedule” means Schedule 1.01A. hereto identified as such.

“Commitment Utilization Percentage” means, on any date, the percentage equivalent to a fraction (a) the numerator of which is the Credit Exposure of all Lenders and (b) the denominator of which is the Total Commitment.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Company IRBs” means (a) Industrial Development Authority of the County of Isle of Wight Industrial Revenue Bonds (The Smithfield Ham and Products Company, Incorporated Project) Series 1999, as evidenced by that certain Trust Indenture, dated as of February 1, 1999, between the Industrial Development Authority of the Isle of Wight and Norwest Bank Minnesota, N.A., now known as Wells Fargo Bank Minnesota, National Association, as trustee; (b) The Mecklenburg County Industrial Facilities and Pollution Control Financing Authority Industrial Development Revenue Bonds (Stefano Foods, Inc. Project), Series 1996, as evidenced by that certain Trust Indenture, dated as of June 1, 1996, between The Mecklenburg County Industrial Facilities and Pollution Control Financing Authority and Norwest Bank Minnesota, N.A., now known as Wells Fargo Bank Minnesota, National Association, as trustee; (c) The Mecklenburg County Industrial Facilities and Pollution Control Financing Authority Industrial Development Revenue Bonds (Stefano Foods, Inc. Project), Series 2001, as evidenced by that certain Indenture of Trust, dated as of December 1, 2001, between The Mecklenburg County Industrial Facilities and Pollution Control Financing Authority and The Bank of New York, as trustee; and (d) Beaver County, Utah Environmental Facility Revenue Bonds (BEST Biofuels LLC Project) Series 2003A and Beaver County, Utah Taxable Environmental Facility Revenue Bonds (BEST Biofuels LLC Project) Series 2003B, as evidenced by that certain Trust Indenture, dated as of May 1, 2003, between Beaver County, Utah and Zions First National Bank, as trustee.

“Consolidated Total Assets” means, on any date, the aggregate amount of assets of the Company and its Subsidiaries shown on a consolidated balance sheet of such Persons at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Solely for purposes of the definition of “Affiliate”, “Control” shall also mean the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person.

“Controlled Deposit Account” has the meaning assigned to such term in the Security Agreement.

“Convertible Notes” means the Company’s 4% Convertible Senior Notes due 2013.

“Covered Notes” means each of the Senior Secured Notes, the 2009 Notes, the 2011 Notes, the 2013 Notes, the 2017 Notes and the Convertible Notes.

“Covered Notes Documents” means any agreement or instrument governing or evidencing any of the Covered Notes.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Dollar LC Exposure, Multicurrency LC Exposure and Swingline Exposure at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Currency” means Dollars or any Foreign Currency.

“Current European Facility Outstanding Amount” means, at any date of determination, an amount equal to the outstanding principal amount of Indebtedness and unused commitments under the European Facility, including any refinancings thereof effected pursuant to Section 6.01(g).

“Current Polish Facilities Outstanding Amount” means, at any date of determination, an amount equal to the outstanding principal amount of Indebtedness and unused commitments under the Polish Facilities, including any refinancings thereof effected pursuant to Section 6.01(g).

“Debt Cap” means, at any time (a) an amount equal to the sum of (i) 75% of the net book value of the Company’s and its Restricted Subsidiaries’ (as defined in the Covered Notes Documents) accounts receivable as of the date of the most recently available balance sheet and (ii) 75% of the net book value of the Company’s and its Restricted Subsidiaries’ (as defined in the Covered Notes Documents) inventories as of the date of the most recently available balance sheet, in each case, as calculated pursuant to the Covered Notes Documents, or, (b) if lower, the most restrictive “Borrowing Base” (or other defined term or provision having a similar purpose) used to calculate a restriction on indebtedness of the Company and/or any of its Subsidiaries in any agreement or instrument governing any indebtedness (other than the Secured Obligations) of the Company and/or any of its Subsidiaries, which restriction is applicable to the amount of Obligations hereunder permitted pursuant to such an agreement or instrument.

“Debt Cap Calculation” means a calculation, certified by a Financial Officer of the Company, showing the amount of the Debt Cap then in effect.

“Debt Securities” means any bond or other debt instrument that is a “security” as such term is defined under the Securities Act of 1933, as amended and is issued through a public offering or private placement of securities pursuant to an exemption under the Securities Act of 1933, as amended. For the avoidance of doubt, the issuance of debt pursuant to a revolving or term facility that (i) does not take the form of an indenture and (ii) is primarily composed of lenders constituting banks, financial companies specializing in the origination and arrangement of loans, insurance companies or affiliates thereof shall not constitute Debt Securities.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between the Borrower and such Lender, (b) notified the Company, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Borrower and such Lender) and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute), or (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Company, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.

“Departing Lender” has the meaning assigned to such term in Section 2.19(b).

“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Designated Debt” means Indebtedness under the 2011 Notes and the European Facility; provided that no such Indebtedness shall constitute “Designated Debt” in the event that the maturity thereof has been extended to a date after the third anniversary of the Effective Date.

“Designated Obligations” means all obligations of the Company with respect to (a) principal of and interest on the Loans, (b) LC Disbursements and interest thereon and (c) accrued and unpaid fees under the Loan Documents.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Loan Parties in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” means, at any time, the amount (expressed as a percentage), calculated in connection with the delivery of the Borrowing Base Certificate for the fiscal month most recently ended, equal to (a) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Loan Parties for the 12 most recently ended fiscal months divided by (b) total gross invoices of the Loan Parties for such 12 most recently ended fiscal months.

“Dilution Reserve” means, at any date, the product of (a) the excess of (i) the applicable Dilution Ratio at such time over (ii) 5.00%, multiplied by (b) the aggregate amount of Eligible Accounts at such time.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreement.

“Dollar Commitment” means, as to each Dollar Lender, the obligation of such Dollar Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Dollar Commitment is set forth on the Commitment Schedule, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment. The initial aggregate amount of the Total Dollar Commitment is $900,000,000.

“Dollar Equivalent” means, (a) with respect to any Borrowing or other extension of credit expressed in an Approved Foreign Currency, the amount of Dollars that would be required to purchase the amount of such Foreign Currency of such Borrowing or extension of credit on the date two Business Days prior to the date of such Borrowing or extension of credit (or, in the case of any determination made under Section 2.11(b) or redenomination under Section 2.18, or in the case of a redenomination of any other amount into Dollars as provided herein, on the date of determination or redenomination therein referred to), based upon the spot selling rate at which the Administrative Agent offers to sell such Approved Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two days later, provided, that with respect to the certification to be made by the Company pursuant to Section 5.01(f), such spot selling rate shall be determined by reference to the spot selling rate set forth in the Wall Street Journal on the Business Day immediately preceding the date on which such certification is to be made and (b) with respect to any amount expressed in Dollars, such amount.

“Dollar LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Dollar Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Dollar Letters of Credit that have not yet been reimbursed by or on behalf of any Loan Party at such time. The Dollar LC Exposure of any Lender at any time shall be its Applicable Dollar Percentage of the Dollar LC Exposure of all Lenders at such time.

“Dollar Lender” means (a) on the Effective Date, the Lenders designated as having Dollar Commitments on the Commitment Schedule under the heading “Dollar Lenders” and (b) thereafter, the Lenders from time to time holding Loans made pursuant to Dollar Commitments or holding Dollar Commitments, after giving effect to any assignments thereof permitted by Section 9.04(b).

“Dollar Letters of Credit” means Letters of Credit that utilize the Dollar Commitments.

“Dollar Loan” means a Revolving Loan under the Dollar Tranche.

“Dollar Protective Advance” has the meaning assigned to such term in Section 2.04.

“Dollar Tranche” means the Dollar Commitment and the provisions herein related to the extensions of credit made thereunder.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

“EBITDA” means, for any period, an amount equal to (a) the sum for such period of Net Income and, to the extent subtracted in determining such Net Income, provisions for (i) taxes based on income, (ii) Interest Expense, (iii) depreciation and amortization expense, (iv) with respect to any period ending on or prior to August 1, 2011, non-recurring charges in connection with the restructuring of the Company’s pork segment in an aggregate amount not to exceed $25,000,000 (or, if such period includes the Company’s fiscal quarter ending May 3, 2009, $100,000,000), (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) and (vi) with respect to any period that includes the fiscal quarter ending October 26, 2008, any gain on the sale of the beef group minus (b) without duplication and to the extent included in Net Income, any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Accounts” means, at any time, the Accounts of any Loan Party, but excluding any Account:

(a) which is not subject to a first-priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) a Permitted Encumbrance that does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), provided that Accounts shall not be deemed ineligible in respect of Liens arising under PACA, PSA or any similar laws or regulations to the extent that a Reserve is maintained in respect of rights of sellers of livestock, poultry and perishable agricultural commodities thereunder; and (iii) a Lien permitted pursuant to Section 6.02(c) or 6.02(p) that, in each case, does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(c) (i) with respect to which the scheduled due date is more than 60 days after the original invoice date, (ii) which is unpaid more than 60 days after the date of the original invoice therefor or more than 53 days after the original due date, or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible (in determining the aggregate unpaid amount owing from each Account Debtor with respect to Accounts that are unpaid either more than 60 days after the date of the original invoice therefor or more than 53 days after the original due date, such aggregate amount shall not be reduced to give effect to any credits extended by, or amounts owing from, the Loan Parties to such Account Debtor);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) of this definition;

(e) (i) that is owing by an Account Debtor, other than an Investment Grade Account Debtor, to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 10% of the aggregate amount of all Eligible Accounts of all Loan Parties at such time, or (ii) that is owing by an Investment Grade Account Debtor to the extent the aggregate amount of Accounts owing from such Investment Grade Account Debtor and its Affiliates to all Loan Parties exceeds 15% of the aggregate amount of all Eligible Accounts of all Loan Parties at such time;

(f) with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true in any material respect (without duplication of any materiality or similar qualification in any such covenant, representation or warranty);

(g) which (i) does not arise from the sale of goods or performance of services in the applicable Loan Party’s ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest or service or finance charges (but only that portion of the Account relating thereto);

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or if such Account was invoiced more than once;

(i) for which the goods giving rise to such Account have not been delivered to the Account Debtor other than Accounts in respect of FOB shipments subject to an SAB 104 adjustment, to the extent that such goods (i) shall have been shipped not more than 5 days prior to the date of determination and are expected to be delivered within 5 days of the original shipment date and (ii) are covered by insurance in accordance with the applicable Loan Party’s normal business practices (it being understood that any goods that give rise to an Account that qualifies as an Eligible Account pursuant to this paragraph (i) shall not be included as Inventory of any Loan Party);

(j) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(k) which is owed by an Account Debtor in respect of which the Company or any of its Subsidiaries has received notice of proceedings or actions which are threatened or pending against such Account Debtor that would reasonably be expected to result in any material adverse change in such Account Debtor’s financial condition;

(l) which is owed by an Account Debtor that has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, liquidator or similar official for such Account Debtor of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, adjudication as bankrupt, winding-up or voluntary or involuntary case or proceeding under any state or Federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, (vi) ceased operation of its business, or (vii) been placed on a watch list by the Company or any other Loan Party in connection with any concern relating to such issues or other credit concerns;

(m) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(n) which is owed by an Account Debtor which (i) does not maintain its chief executive office or principal place of business in the U.S. (including any State thereof, the District of Columbia and, at the Administrative Agent’s Permitted Discretion

following a request therefor by the Company (and following the completion of, and the Joint Collateral Agents’ satisfaction with, due diligence deemed to be necessary by the Joint Collateral Agents, in each case as determined in their Permitted Discretion), any territory thereof (including Puerto Rico, the U.S. Virgin Islands and Guam)) or Canada or (ii) is not organized under the applicable law of the U.S., or any State or territory thereof (including Puerto Rico, the U.S. Virgin Islands and Guam) or the District of Columbia, Canada or any province of Canada other than any such Accounts in a aggregate amount outstanding at any time not to exceed $50,000,000 (or at any time when the Total Commitment is not less than $1,300,000,000, in an aggregate amount outstanding not to exceed $65,000,000), in each case to the extent that such Accounts are fully backed by letters of credit acceptable to the Administrative Agent in its Permitted Discretion and pledged to the Administrative Agent;

(o) which is owed in any currency other than Dollars;

(p) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof unless (other than with respect to Accounts not in excess of $10,000,000 in the aggregate) the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) has been complied with, and any other necessary actions to perfect the rights of the Administrative Agent with respect to such Account have been taken, in each case, to the Administrative Agent’s reasonable satisfaction or (iii) any Account Debtor the primary business of which is conducted as a contractor for any Account Debtor referred to in clause (i) or (ii) of this paragraph (p); provided, that nothing contained in this clause (p) shall exclude an Account that is owed by any state of the U.S. or any department, agency, public corporation, or instrumentality thereof, except to the extent such state has anti-assignment laws that would restrict the ability of the Administrative Agent to obtain a perfected security interest in any such Account;

(q) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(r) which is owed by an Account Debtor to which any Loan Party is indebted (or is indebted to any Affiliate of such Account Debtor), but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, unapplied cash, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(s) which is subject to (i) any contra-receivable (including any adjustment pursuant to a cost-plus arrangement) or allowance for bad debt, but only to the extent of any such contra-receivable or allowance; or (ii) any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(t) which is evidenced by any promissory note, judgment, chattel paper or instrument;

(u) with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and any new Account related to the unpaid portion of such partially paid Account;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than any of the Loan Parties as payee or remittance party;

(x) which was acquired or originated by any Person acquired after the date hereof (until such time as diligence in respect of such Person and such Accounts satisfactory to the Joint Collateral Agents, in their Permitted Discretion, has been completed);

(y) which is governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, Canada or any province of Canada;

(z) which relates to Inventory which is recorded as perpetual Inventory other than any Inventory which is subject to an SAB 104 adjustment;

(aa) which was created on cash on delivery terms; or

(bb) which the Joint Collateral Agents otherwise determine shall not be included in Eligible Accounts based on such credit and collateral considerations as the Joint Collateral Agents, in their Permitted Discretion, deem appropriate.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Company shall notify the Joint Collateral Agents thereof on and at the time of submission to the Joint Collateral Agents of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Joint Collateral Agents’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all sales, advances or prepayments, accrued and actual discounts (including early pay discounts), claims, rebates, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account. Eligible Accounts shall also be adjusted as required to reflect any trade reconciliation in respect of agings and the general ledger. Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Joint Collateral Agents in the exercise of their Permitted Discretion, with any such changes to be effective 3 Business Days after delivery of notice thereof to the Company and the Lenders.

With respect to an Account that was acquired or originated by any Person acquired after the Effective Date, the Joint Collateral Agents shall use commercially reasonable efforts, at the expense of the Loan Parties, to complete diligence in respect of such Person and such Account, within a reasonable time following request of the Company for the purpose of determining the eligibility of such Account.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties, other than any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and (iii) a Lien permitted pursuant to Section 6.02(c) or 6.02(p) that, in each case, that does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties); provided that Inventory shall not be deemed ineligible in respect of (i) Liens arising under PACA, PSA or any similar laws or regulations to the extent that a Reserve is maintained in respect of rights of sellers of livestock, poultry and perishable agricultural commodities thereunder or (ii) landlords’ liens to the extent that a Rent or Collateral Access Reserve is maintained in respect thereof;

(c) which is determined, based on the Company’s historical reserve practices and subject to the Joint Collateral Agents’ approval, to be slow moving, obsolete, unmerchantable, defective, used, unfit for sale or processing, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true in any material respect (without duplication of any materiality or similar qualification in any such covenant, representation or warranty) or which does not conform in any material respect to all standards imposed by any Governmental Authority;

(e) in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have any interest therein;

(f) which is spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, cooking ingredients, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business or do not relate to the core business of the Company;

(g) which is not located in the U.S. or is in transit with a carrier (other than the Company or another Loan Party) from vendors and suppliers;

(h) which is located in any location leased by a Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent or Collateral Access Reserve with respect to such facility has been established by the Joint Collateral Agents in their Permitted Discretion;

(i) which is located in any third party warehouse or other storage facility or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require in its Permitted Discretion or (ii) a Rent or Collateral Access Reserve has been established by the Joint Collateral Agents in their Permitted Discretion;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k) which is feed on farm;

(l) which is a discontinued product or component thereof;

(m) which is the subject of a consignment by a Loan Party as consignor;

(n) which contains or bears any intellectual property rights licensed to any Loan Party unless the Joint Collateral Agents are satisfied that (i) they may sell or otherwise dispose of such Inventory without (A) the consent of each applicable licensor, (B) infringing the rights of such licensor, (C) violating any contract with such licensor, or (D) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement or (ii) such Inventory is covered by a valid and enforceable purchase order satisfactory to the Administrative Agent in its Permitted Discretion;

(o) which is not reflected in a current perpetual inventory report of any Loan Party;

(p) for which reclamation rights have been asserted by the seller;

(q) that is located at a location for which the aggregate fair value for all Inventory is less than $100,000 other than such Inventory in an aggregate amount not to exceed $20,000,000;

(r) which consists of field medicines or vaccines;

(s) which is subject to a recall or similar notice;

(t) which is Inventory of any Person acquired after the date hereof (until such time as diligence in respect of such Person and such Inventory satisfactory to the Joint Collateral Agents, in their Permitted Discretion, has been completed);

(u) which is designated to be returned to a vendor or that is damaged or off-quality or subject to warranty claims or not to customer specifications or that is remanufactured;

(v) which is the subject of an Account in respect of an FOB shipment subject to an SAB 104 adjustment; or

(w) which the Joint Collateral Agents otherwise determine shall not be included in Eligible Inventory based on such credit and collateral considerations as the Joint Collateral Agents, in their Permitted Discretion, deem appropriate.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Company shall notify the Joint Collateral Agents thereof on and at the time of submission to the Joint Collateral Agents of the next Borrowing Base Certificate. Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Joint Collateral Agents in their Permitted Discretion, with any such changes to be effective 3 Business Days after delivery of notice thereof to the Company and the Lenders.

With respect to any Inventory of any Person acquired after the Effective Date, the Joint Collateral Agents shall use commercially reasonable efforts, at the expense of the Loan Parties, to complete diligence in respect of such Person and such Inventory, within a reasonable time following request of the Company for the purpose of determining the eligibility of such Inventory.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all treaties, statutes, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, writs, judgments, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to: the protection of the environment; the preservation or reclamation of natural resources; the generation, management, use, presence, release or threatened release of, or exposure to, any harmful or deleterious substances; or health and safety matters.

“Environmental Liability” means any liability or other obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary resulting from or based upon any actual or alleged (a) violation of any Environmental Law or permit, license or approval issued thereunder, (b) generation, use, handling, transportation, storage, treatment, disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials or (e) contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).

“Euro” and “€” refers to the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the applicable Reuters Screen (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits of $5,000,000 or €5,000,000, as applicable, and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“European Facility” means the €300,000,000 Credit Agreement, dated August 22, 2006, as amended as of the Effective Date, among the Company, Smithfield Capital Europe B.V., certain other subsidiaries of the Company, BNP Paribas and Societe Generale Corporate & Investment Banking, as arrangers, the financial institutions party thereto as lenders and Societe Generale, as agent and security agent.

“European Refinancing Facility” means any facility which replaces or refinances the European Facility (it being understood that such replacement or refinancing need not occur substantially contemporaneously with the repayment or termination of Indebtedness under the European Facility) and provides for aggregate extensions of credit thereunder not to exceed €225,000,000 (it being understood that, to the extent there is more than one European Refinancing Facility outstanding at any one time, the aggregate extensions of credit permitted under all such facilities (including the European Facility to the extent outstanding) shall not exceed €225,000,000).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any United States federal withholding Tax that is imposed by a Requirement of Law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), with respect to any payment made by or on account of any obligation of the Company to such Foreign Lender, except to the extent that such Foreign Lender

(or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.17(a) or (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(g).

“Existing Credit Agreement” has the meaning assigned to such term in the preamble hereof.

“Existing Letters of Credit” means any letters of credit which have been issued pursuant to the Existing Credit Agreement and are listed on Schedule 2.01 hereto. The Company shall be deemed to have requested the issuance of each Existing Letter of Credit for purposes hereof.

“Existing Senior Secured Notes Intercreditor Agreement” means the Intercreditor Agreement between the Company (on behalf of itself and its Subsidiaries), the Administrative Agent (as defined in the Existing Credit Agreement) and purchasers or holders of Indebtedness issued under the Senior Notes Documents (as defined in the Existing Credit Agreement).

“Existing Senior Secured Notes” means the Company’s $100,000,000 7.89% Series I Senior Secured Notes due October 1, 2009 and the Company’s $50,000,000 8.44% Series K Senior Secured Notes due October 1, 2009.

“Farm Mortgaged Properties” means the Mortgaged Properties which constitute hog farms and described in Schedule 5.14.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Receiver” means any Person that receives, or through a participating interest participates in, any payments of fees under Section 2.12.

“Financial Officer” means the chief financial officer, principal financial officer, treasurer, financial vice president or controller of a Loan Party.

“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio, determined as of the end of such Test Period, of (a) EBITDA for such Test Period minus the sum of (i) Capital Expenditures paid in cash by the Company and its Subsidiaries during such Test Period (other than those financed with Indebtedness (other than Loans) but including repayments of any such Indebtedness), (ii) cash contributions to any qualified defined benefit pension Plan in excess of the amount of such contributions that was expensed and (iii) the aggregate amount of income Taxes paid in cash by the Company and the Subsidiaries during such Test Period to (b) Fixed Charges for such Test Period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, with reference to any Test Period, without duplication, (i) cash Interest Expense, plus (ii) scheduled principal payments on Indebtedness made during such Test Period, but excluding payments of principal to the extent made with the proceeds of Indebtedness incurred or an issuance of equity to refinance such principal (it being understood that for purposes of this definition scheduled principal payments on the European Facility made on or prior to August 15, 2009 with cash on hand of the Company and its Subsidiaries shall be deemed to be made with proceeds of the Senior Secured Notes), plus (iii) Restricted Payments paid in cash (other than Restricted Payments made (x) to the Company or any Subsidiary pursuant to Section 6.08(a)(ii) or (y) pursuant to Section 6.08(a)(iii) or 6.08(a)(vi)), plus (iv) Capital Lease Obligation payments, plus (v) without duplication of amounts included pursuant to clause (ii) above, the aggregate principal amount of all loans made in reliance upon Section 6.04(o) made during such Test Period (net of any repayments of such loans made during such Test Period), all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of a Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent,” as determined by the Administrative Agent.

“Foreign Lender” means any Lender or Issuing Bank, with respect to the Company, that (a) is not a “United States Person” as defined by Section 7701(a)(30) of the Code (a “U.S. Person”), or (b) is a partnership or other entity treated as a partnership for United States federal income tax purposes which is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes are U.S. Persons) are not U.S. Persons.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(f).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) having jurisdiction over the Company, any Subsidiary or any Lender as the context may require.

“Gross PPE” means the aggregate value of gross property, plant and equipment before depreciation, as reflected in the Company’s balance sheet for the fiscal year ended May 3, 2009, of a Mortgaged Property.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor” means, at any time, collectively and individually, the Company and each Domestic Subsidiary that has executed this Agreement or has executed a Joinder Agreement and has not been released from the Loan Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes; and all hazardous or toxic substances or wastes and all other pollutants, including any petroleum products or byproducts and all other hydrocarbons, radon gas, molds, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, infectious or medical wastes, odors or odor-causing substances; and all other substances or wastes that are prohibited, limited or regulated pursuant to, or that could give rise to liability under, any Environmental Law.

“Incremental Amendment” has the meaning assigned to such term in Section 2.22.

“Incremental Closing Date” has the meaning assigned to such term in Section 2.22.

“Incremental Facility Collateral” has the meaning assigned to such term in Section 2.22.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22.

“incur” means create, incur, assume, Guarantee or otherwise become responsible for, and “incurred” and “incurrence” shall have correlative meanings.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty or similar arrangements, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (j) obligations under any liquidated earn-out and (k) any other Off-Balance Sheet Liability. For the avoidance of doubt, Indebtedness shall not include obligations owing under any Swap Agreement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated June 25, 2009 relating to the Loan Parties and the Transactions.

“Infringe” has the meaning assigned to such term in Section 3.05(b).

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit H, between the Administrative Agent on behalf of the Secured Parties and the trustee under the Senior Secured Notes Documents on behalf of the holders of the Senior Secured Notes and the lenders under the Rabobank Nederland Facility, as in effect on the date hereof, and as amended, modified, restated or supplemented from time to time.

“Interest Election Request” means a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, the cash interest expense of the Company and its Subsidiaries (including deferred or accrued cash interest expense and the cash interest portion of all Capital Lease Obligations during such period), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

Notwithstanding the foregoing, Interest Expense for any period will be adjusted, on a Pro Forma Basis to take into account the effect of any acquisition or disposition involving the acquisition or disposition of a Subsidiary, or a business unit, division, product line or line of business for consideration in excess of $10,000,000 during such period, as if such acquisition or disposition (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each of March, June, September, and December in each year, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months duration, each day prior to the last day of such Interest Period that occurs at intervals of three months duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to any Loan, the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is fourteen days or one, two, three or six months thereafter, as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Reserves” means reserves against Inventory equal to the sum of the following:

(a) a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between a Loan Party’s perpetual accounting system, and physical counts of the inventory in accordance with the Company’s historical accounting procedures and acceptable to the Joint Collateral Agents;

(b) a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory;

(c) a lower of the cost or market reserve for any differences between a Loan Party’s actual cost to produce any Inventory versus the selling price of such Inventory to third parties; and

(d) any other reserve as deemed appropriate by the Joint Collateral Agents in their Permitted Discretion, from time to time.

“Investment” has the meaning set forth in Section 6.04.

“Investment Grade Account Debtor” means an Account Debtor that, at the time of determination, has a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P or Baa3 or higher by Moody’s

“Issuing Bank” means JPMCB and each other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Company that has agreed in its sole discretion to act as an “Issuing Bank” hereunder, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Bank hereunder. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Banks” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.15.

“Joint Collateral Agents” means, individually and collectively as the context may require, JPMCB and General Electric Capital Corporation, in their respective capacities as joint collateral agents hereunder, and each of their successors and assigns in such capacity; provided that if one or more of the Joint Collateral Agents shall resign as provided in Section 8.02, reference to the Joint Collateral Agents shall refer to the Sole Remaining Collateral Agent or the Sole Successor Collateral Agent, as the case may be.

“Joint Venture” means any Person (other than a Subsidiary) principally engaged in a business in which the Company and its Subsidiaries are permitted by Section 6.03(b) to be engaged, and in which the Company or any of its Subsidiaries holds an Investment (as a joint venturer, partner, or lender).

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).

“LC Commitment” means $250,000,000.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Dollar LC Exposure and the Multicurrency LC Exposure.

“Lead Arrangers” has the meaning assigned to such term in the preamble hereof.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.09, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (i) any letter of credit issued pursuant to this Agreement and (ii) the Existing Letters of Credit.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents the Loan Guaranty, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, individually and collectively, the Company, the Company’s Domestic Subsidiaries that are Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders to the Company pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, any Issuing Bank or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries (a) in an aggregate outstanding principal amount exceeding $25,000,000 or (b) in an aggregate committed amount exceeding $25,000,000 if , with respect to this clause (b) (i) such Indebtedness is recourse to any Loan Party or any assets thereof and (ii) Availability at any time of determination is less than $400,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary of the Company that is a Domestic Subsidiary and (a) the portion of Consolidated Total Assets attributable, on a stand-alone basis, to such Subsidiary exceeds 5% of the Consolidated Total Assets of the Company and its Subsidiaries as of the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 or (b) the portion of EBITDA (after excluding all intercompany transactions) attributable, on a stand-alone basis, to such Subsidiary exceeds $50,000,000; provided, that (x) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (y) in the event (i) Domestic Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 10% of the Consolidated Total Assets attributable to the Company and its Domestic Subsidiaries or 10% of the EBITDA of the Company and its Domestic Subsidiaries as of the end of and for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 or (ii) Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 30% of the Consolidated Total Assets or 30% of the EBITDA of the Company and its Subsidiaries as of the end of and for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01, then, in each case, one or more of such Subsidiaries designated by the Company (or, if the Company shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to Consolidated Total Assets), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Maturity Date” means (a) July 2, 2012, or (b) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided, that (x) in the event that the 2011 Notes are not refinanced, purchased or defeased such that no more than $60,000,000 of principal amount of the 2011 Notes are outstanding prior to May 3, 2011, the Maturity Date, as determined pursuant to clause (a) hereof, shall be May 3, 2011 (it being understood that if any such refinancing or extension shall provide for a maturity date that is earlier than 91 days following the third anniversary of the Effective Date, the Maturity Date shall be the date that is 91 days prior to the earliest such maturity date); and (y) in the event that the European Facility has not been refinanced, repaid or extended prior to May 25, 2010, the Maturity Date, as determined pursuant to clause (a) hereof, shall be May 25, 2010 (it being understood that if any such refinancing or extension shall provide for a maturity date that is earlier than the third anniversary of the Effective Date, the Maturity Date shall be the date that is 91 days prior to such maturity date).

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Monthly Certificate” has the meaning assigned to such term in Section 6.12.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means those real properties listed on Schedule 3.05(a) which are designated as Mortgaged Properties and any real property as to which a Mortgage is granted pursuant to Section 5.15(d).

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multicurrency Commitment” means, as to each Multicurrency Lender, the obligation of such Multicurrency Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, in each case, denominated in Dollars or in an Approved Foreign Currency, expressed as a Dollar amount representing the Dollar Equivalent of the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Multicurrency Commitment is set forth on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Commitment. The initial aggregate amount of the Total Multicurrency Commitment is $100,000,000.

“Multicurrency LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Multicurrency Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Multicurrency Letters of Credit that have not yet been reimbursed by or on behalf of any Loan Party at such time. The Multicurrency LC Exposure of any Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency LC Exposure at such time.

“Multicurrency Lender” means (a) on the Effective Date, the Lenders designated as having Multicurrency Commitments on the Commitment Schedule under the heading “Multicurrency Lenders” and (b) thereafter, the Lenders from time to time holding Loans made pursuant to Multicurrency Commitments or holding Multicurrency Commitments, after giving effect to any assignments thereof permitted by Section 9.04(b).

“Multicurrency Letters of Credit” means Letters of Credit that utilize the Multicurrency Commitments.

“Multicurrency Loan” means a Revolving Loan under the Multicurrency Tranche.

“Multicurrency Protective Advance” has the meaning assigned to such term in Section 2.04.

“Multicurrency Tranche” means the Multicurrency Commitment and the provisions herein related to the extensions of credit made thereunder.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any Test Period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

Notwithstanding the foregoing, Net Income for any period will be adjusted, on a Pro Forma Basis to take into account the effect of any acquisition or disposition involving the acquisition or disposition of a Subsidiary, or a business unit, division, product line or line of business for consideration in excess of $10,000,000 during such period, as if such acquisition or disposition (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof identified by category as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Joint Collateral Agents, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received by or on behalf of any Loan Party in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of (A) all legal, accounting and investment banking fees, commissions and other fees and expenses incurred, as a consequence of such sale, transfer or other disposition, (B) all payments required to be made and made on any Indebtedness (including any stipulated loss value payment or similar payment) which is secured by any assets subject to such sale, transfer or other disposition, in accordance with the terms of any Lien upon or related security agreement with respect to such assets, or, with respect to assets other than Collateral, which must by its terms, or in order to obtain a necessary consent to such sale, transfer or other disposition, or by applicable law, be repaid out of the proceeds from such sale, transfer or other disposition, (C) all distributions and other payments required to be made to minority interest holders in such Loan Party as a result of such sale, transfer or other disposition and (D) any portion of the purchase price from such sale, transfer or other disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such sale, transfer or other disposition or otherwise in connection with such sale, transfer or other disposition; provided, however, that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), including any taxes required to be paid or accrued as a liability under GAAP as a result of a sale, transfer or other disposition of an asset, and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Company).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(f).

“Non-Loan Party” means any Subsidiary of the Company that is not a Loan Party.

“Non-Material Subsidiary” means at any date, any Subsidiary (other than a Loan Party) that, together with its consolidated Subsidiaries, provides less than $15,000,000 of EBITDA or has less that 5% of the consolidated assets of the Company and its Domestic Subsidiaries; provided that, the aggregate assets of all Non-Material Subsidiaries that are Domestic Subsidiaries, determined in accordance with GAAP, may not exceed 5% of consolidated assets of the Company and its Domestic Subsidiaries, collectively, at any time (and the Company will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Non-Material Subsidiaries” in order to comply with the foregoing limitation).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on (including interest accruing after the maturity of the Loans and reimbursement obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all LC

Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person (other than operating leases) or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Original European Facility Outstanding Amount” means the outstanding principal amount of Indebtedness and unused commitments under the European Facility as of the Effective Date and set forth on Schedule 6.01.

“Original Polish Facilities Outstanding Amount” the outstanding principal amount of Indebtedness and unused commitments under the Polish Facilities as of the Effective Date and set forth on Schedule 6.01.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents).

“Other Taxes” means any and all present or future recording, stamp, court or documentary Taxes and any other excise, transfer, sales, property, intangible, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“PACA” shall mean the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning specified in Section 9.04(c)(i).

“Participating Member State” means each State so described in any EMU Legislation, and includes, without limitation, each member State of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with EMU Legislation.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition (whether by merger, amalgamation or otherwise) by the Company or any other Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person (including each Subsidiary of such Person) is organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a wholly-owned Subsidiary that is a Domestic Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person) or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by a Loan Party; provided that (i) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Company or any Subsidiary, (ii) all transactions related thereto are consummated in accordance with applicable law, (iii) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (iv) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary or assets in order to satisfy the requirements of Section 5.15 shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made), (v) the aggregate consideration paid therefor, together with the aggregate consideration paid for any other such purchase or acquisition consummated after the Effective Date in reliance on Section 6.04(e) and then outstanding (including, in each case, Indebtedness assumed or Guaranteed in connection therewith (but excluding Indebtedness remaining outstanding following such purchase or acquisition in reliance on Section 6.01(f)), all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) shall not exceed (x) $50,000,000 or (y) so long as both immediately before and after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Investment is to occur is at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time), and (C) Availability (determined on a Pro Forma Basis) shall for the period of 20 consecutive Business Days ending on and including the date of such Investment have been not less than the greater of (1)30% of the Total Commitment and (2) $300,000,000, $200,000,000, and (vi) at the time of and immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing, (B) a Cash Dominion Period shall not be continuing, (C) the Fixed Charge Coverage Ratio (determined on a Pro Forma Basis) for the Test Period then in effect shall be not less than 1.1 to 1.0 and (D) the Company shall have delivered to the Administrative Agent a certificate of its Chief Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (vi)(C) above; provided that to the extent that common stock of the Company constitutes the consideration for any such purchase or other acquisition, clauses (v), (vi)(B), (vi)(C) and (vi)(D) of this definition shall not apply to such purchase or acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised in accordance with the Joint Collateral Agents’ customary and generally applicable credit practices.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due and payable, or are being contested in compliance with Section 5.04;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of any of the Loan Parties or any of their Subsidiaries;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that, except with respect to any deposit account or funds subject to the Lien of a Loan Document, such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Loan Parties or any of their Subsidiaries in excess of those required by applicable banking regulations; and

(h) Liens arising by virtue of precautionary Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Loan Parties and their Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Equity Liens” means (a) non-consensual Liens arising by operation of law and otherwise permitted pursuant to Section 6.02, (b) Liens permitted pursuant to Section 6.02(c) and (p) (in each case, solely to the extent required by the Intercreditor Agreement) and (c) with respect to Equity Interests in any Person that is not a wholly-owned Subsidiary, Liens arising pursuant to any applicable shareholder or similar agreement to the extent applicable to the Equity Interests of the Person governed by such shareholder or similar agreement.

“Permitted Fee Receiver” means any Fee Receiver that, with respect to any fees paid under Section 2.12, delivers to the Company and the Administrative Agent, on or prior to the date on which such Fee Receiver becomes a party hereto (and from time to time thereafter upon the request of the Company and the Administrative Agent, unless such Fee Receiver becomes legally unable to do so solely as a result of a Change in Law after becoming a party hereto), accurate and duly completed copies (in such number as requested) of one or more of Internal Revenue Service Forms W-9, W-8ECI, W-8EXP, W-8BEN or W-8IMY (together with, if applicable, one of the aforementioned forms duly completed from each direct or indirect beneficial owner of such Fee Receiver) or any successor thereto that entitle such Fee Receiver to a complete exemption from U.S. withholding tax on such payments (provided that, in the case of the Internal Revenue Service Form W-8BEN, a Fee Receiver providing such form shall qualify as a Permitted Fee Receiver only if such form establishes such exemption on the basis of the “business profits” or “other income” articles of a tax treaty to which the United States is a party and provides a U.S. taxpayer identification number), in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine whether such Fee Receiver is entitled to such complete exemption.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) in the case of any Foreign Subsidiary, other short-term investments that are liquid and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Prior Liens” means Liens permitted pursuant to Section 6.02(c) (solely to the extent required by the Intercreditor Agreement), (d), (e), (f), (g), (h), (i), (n), (o) (solely to the extent required by operation of law), (p) (solely to the extent required by the Intercreditor Agreement) and (s) (solely with respect to Liens on cash and Permitted Investments posted to the issuers of letters of credit to secure obligations of the Company or any Subsidiary in respect thereof).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Polish Facilities” means (a) the Loan Agreement, dated as of May 12, 2005, between Prima Sp. z o.o and ING Lease (Polska) Sp. z o.o., as amended by Amendment No. 1 dated January 26, 2006 and Annex dated May 30, 2008, (b) the Credit Agreement No. 02/167/05/Z/OB, made on September 30, 2005, among BRE Bank Spolka Akcyjna, Animex Spolka z o.o., Animex Grupa Drobiarska Sp. z o.o., Ilawskie Zaklady Drobiarskie EKODROB SA and Animex Pasze Sp. z o.o., as amended by Annex No. 1 dated February 28, 2007 and Annex No. 2 dated May 8, 2009, (c) the Overdraft Agreement No. 02/168/05/Z/VV dated September 30, 2005, among BRE Bank Spolka Akcyjna, Animex Sp. z o.o., AGRYF S.A., Animex Grupa Drobiarska Sp. z o.o., Ilawskie Zaklady Drobiarskie EKODROB SA, Animex Pasze Sp. z o.o. and Animex Krakowskie Zaklady Pierzarskie Sp. z o.o., as amended by Annex No. 1 dated February 28, 2007, Annex No. 2 dated September 11, 2008 and Annex No. 3 dated May 8, 2009, (d) the Framework Agreement, dated as of September 30, 2005, between Animex Sp. z o.o., Opolski Zaklady Drobiarskie Continental Grain Company S.A., Animex Pasze Sp. z o.o., Ilawskie Zaklady Drobiarskie “Ekodrob” S.A., Animex Grupa Drobiarska Sp. z o.o., Zaklady Miesne “Agryf” S.A., Constar S.A., Animex Krakowskie Zaklady Pierzarskie Sp. z o.o. and ING Bank Slaski S.A., (e) the Investment Loan Agreement NO. 2851/24/05, dated as of August 30, 2005, by and between Animex Holding Spolka z o.o. and Bank Zachodni WBK Spolka Akcyjna, as amended by Amendment No. 1 dated September 28, 2006, Amendment No. 2 dated August 8, 2007, Amendment No. 3 dated June 24, 2008 and Amendment No. 4 dated June 23, 2009, (f) Loan Agreement No. 2003/195/DDF1, dated as of May 23, 2003 between Bank Przemyslowo-Handlowy PBK SA and Animex Sp. z o.o., Agryf Sp. z o.o., and Constar S.A., as amended by Annex No. 1 dated September 29, 2003, Annex No. 2 dated June 30, 2004, Annex No. 3 dated March 27, 2004, Annex No. 4 dated April 14, 2005, Annex No. 5 dated April 29, 2005, Annex No. 6 dated March 16, 2006, Annex No. 7 dated August 23, 2006, Annex No. 8 dated November 23, 2006, Annex No. 9 dated February 27, 2007, Annex No. 10 dated June 25, 2007, Annex No. 11 dated July 22, 2008, Annex No. 12 dated December 10, 2008, Annex No. 13 dated December 11, 2008, (g) Fixed Term Credit Agreement NO 14/2005/O, dated as of October 19, 2005, by and between Rabobank Polska Spolka Akcyjna and “Constar” Spolka Akcyjna (h) Current Account Credit Agreement dated as of October 19, 2005, by and between Rabobank Polska Spolka Akcyjna and “Constar” Spolka Akcyjna, (i) Term Loan Agreement, executed on July 11, 2005, between Animex Holding Sp. z o.o. and Bank Polska Kasa Opleki S.A., (j) Credit Agreement No. 5/054/07/Z/VV dated May 29, 2007 between BRE Bank Spolke Akeyjna and Zaklady Miesne “MAZURY” w Elku Spolka, (k) Credit Agreement dated as of December 21, 2006, between Grupa Animex sp. z o.o. and Transport Morliny sp. z o.o., (l) Credit Agreement dated as of December 21, 2006, between Grupa Animex sp. z o.o. and Rawena Morliny sp. z o.o, (m) Credit Agreement No. 322/G/2002 dated February 7, 2002 between Zaklady Miesnymi Morliny and LG Petro Bank SA, (n) Credit Agreement No. PBK/640/KIR/0077/01 dated as of July 3, 2002 between Zaklady Miesnymi Agryf sp. Zoo. and Bankiem Handlowym, (o) Credit Agreement No. 113/12387/98 O dated as of October 29, 1998 between Contipasz S.A. and Bankem Slaskim S.A., (p) Credit Agreement No. 2001/00032 dated May 23, 2001 between Zaklady Miesne Mazury and Bankiem Polska Kasa Opieki, as amended by Annex No. 8 dated September 25, 2007 and (q) Credit Agreement No. PBP/ZDK/KR-RB/0079/08 dated April 4, 2008 between Animex Holding sp. zoo. and Bankiem Handlowym.

“Polish Facilities Refinancing Capacity” means, at any date of determination, an amount equal to the excess of (a) the Original Polish Facilities Outstanding Amount over (b) the Current Polish Facilities Outstanding Amount.

“Prepayment Event” means:

(a) any sale, lease, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $25,000,000; or

(c) the issuance by the Company of any Equity Interests, or the receipt by the Company of any capital contribution; or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate at its principal offices in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period (it being understood that with respect to any acquisition or disposition, any such adjustments shall be permitted solely to the extent they arise out of events which are directly attributable to the acquisition or the disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Company) or (ii) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PSA” shall mean the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Quarterly Certificate” has the meaning assigned to such term in Section 6.12.

“Rabobank Nederland Facility” means the Credit Agreement, dated as of July 2, 2009, among the Company, Rabobank Nederland, as administrative agent, and the lenders party thereto.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removed Farm Mortgaged Properties” has the meaning assigned to such term in Section 5.14.

“Rent or Collateral Access Reserve” means with respect to any facility, warehouse, distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to (a) in the case of any leased location, 3 months’ rent at such facility, warehouse, distribution center, regional distribution center or depot, and (b) in the case of any other such location, an amount determined by the Joint Collateral Agents in their Permitted Discretion in respect of the liabilities owed to the applicable bailee or warehouseman.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report” means reports prepared by the Joint Collateral Agents or another Person showing the results of appraisals, field examinations or audits with respect to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Joint Collateral Agents have exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the Aggregate Credit Exposures and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means Dilution Reserves, Inventory Reserves, Rent or Collateral Access Reserves and any other reserves which the Joint Collateral Agents deem necessary, in their Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves in respect of rights of sellers of livestock, poultry and perishable agricultural commodities under PACA, PSA or any similar laws or regulations (including outstanding checks to livestock growers, swine fee payables, deferred livestock payables and the grower guarantee payables), reserves for consignee's, warehousemen’s and bailee’s charges, reserves for unpaid and accrued sales taxes, reserves for banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Residual Debt Basket Usage” has the meaning assigned to such term in Section 6.01(q).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary, or any other payment that has a substantially similar effect to any of the foregoing.

“Revolving Dollar Credit Exposure” means, with respect to any Dollar Lender at any time, the sum of the outstanding principal amount of such Dollar Lender’s Dollar Loans and its Dollar LC Exposure, its Applicable Dollar Percentage of the Swingline Exposure and its Applicable Dollar Percentage of the Dollar Protective Advances at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a) or 2.01(b).

“Revolving Multicurrency Credit Exposure” means, with respect to any Multicurrency Lender at any time, the sum of the outstanding principal amount of such Multicurrency Lender’s Multicurrency Loans, its Multicurrency LC Exposure and its Applicable Multicurrency Percentage of the Multicurrency Protective Advances at such time.

“S&P” means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more counterparties that are Lenders or Affiliates of Lenders at the time that such Swap Obligations are incurred; provided that (a) within 15 days of the later of the Effective Date and the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than JPMCB) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents and (b) Banking Services Obligations and Swap Obligations (relating to interest rates or currencies) will constitute Secured Obligations only to the extent such obligations, at the time of incurrence, are permitted by the Covered Notes Documents or the Term Debt Documents to be Secured Obligations.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, among the Loan Parties, the Company and the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Senior Secured Notes” means (a) the senior secured notes due 2014 issued by the Company on the Effective Date in a public offering or in a Rule 144A or other private placement and (b) any substantially identical senior notes that are registered under the Securities Act of 1933, as amended, and issued in exchange for the senior notes described in clause (a) of this definition.

“Senior Secured Notes Documents” means any agreement or instrument governing or evidencing the Senior Secured Notes.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Sole Remaining Collateral Agent” has the meaning assigned to such term in Section 8.02.

“Sole Successor Collateral Agent” has the meaning assigned to such term in Section 8.02.

“Specified Change of Control” means a “Change of Control” (or other defined term having a similar purpose) as defined in the Covered Notes Documents or in any document governing any refinancing of any of the Covered Notes.

“Spot Selling Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m., London time, two Business Days prior to such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as my be selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m. London time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means any direct or indirect subsidiary of the Company. Notwithstanding the foregoing, Butterball, LLC will not be considered a “Subsidiary” of the Company for purposes of this Agreement or the other Loan Documents until such time as Butterball, LLC (a) becomes a wholly-owned direct or indirect subsidiary of the Company and (b) is not subject to any contractual restrictions that would prevent it from becoming a Loan Party.

“Supermajority Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing at least 75% of the Aggregate Credit Exposure and unused Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Dollar Percentage of the Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Debt Document” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Debt Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Debt Obligations Payment Date” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Debt Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Debt Representative” has the meaning assigned to such term in the Intercreditor Agreement.

“Test Period” means, at any time, the most recent period of 12 consecutive fiscal months of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal month, fiscal quarter or fiscal year in such period have been (or were required to have been) delivered pursuant to Section 5.01(a), 5.01(b) or 6.12(b), as applicable, or, in the case of any Test Period ending prior to the first anniversary of the Effective Date, Section 5.01(a) or 5.01(b) of the Existing Credit Agreement, as applicable.

“Title Company” means a title insurer or title insurance agent which shall be reasonably acceptable to the Administrative Agent and qualified to issue title insurance as required by the Administrative Agent.

“Total Commitment” means, at any time, the aggregate amount of the Commitments as in effect at such time.

“Total Dollar Commitment” means, at any time, the aggregate amount of the Dollar Commitments as in effect at such time.

“Total Multicurrency Commitment” means, at any time, the aggregate amount of the Multicurrency Commitments as in effect at such time.

“Tranche” means the Dollar Tranche or the Multicurrency Tranche; collectively, the “Tranches.”

“Tranche Commitment” shall refer, as applicable, to a Dollar Commitment or a Multicurrency Commitment.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the continuation or issuance of Letters of Credit hereunder and the creation and perfection of the Liens created by the Collateral Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” has the meaning assigned to such term by Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g).

“Voting Participant” has the meaning assigned to such term in Section 9.04(c)(iii).

“Voting Participant Notification” has the meaning assigned to such term in Section 9.04(c)(iii).

“wholly-owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person. Unless otherwise specified, “wholly-owned Subsidiary” means a wholly-owned Subsidiary of the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Borrowing of Revolving Loans”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or a “Eurocurrency Borrowing of Revolving Loans”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that the historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Company will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect to the components of the Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base) as may be appropriate to eliminate the adverse effects thereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05 Currency Translations. (a) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents (but determined according to the spot selling rates set forth in the Wall Street Journal on the Business Day immediately preceding the date on which the transaction is consummated); provided that no Default or Event of Default shall arise as a result of any limitation set forth in Dollars in Section 6.01, 6.02 or 6.06 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or sale and leaseback transactions were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.05, the amount of each Investment, disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the Spot Selling Rate on the date such Investment, disposition or other transaction is consummated.

(b) The Administrative Agent shall determine the Dollar Equivalent of (x) the Credit Exposure (i) as of the end of each fiscal quarter of the Company, (ii) on or about the date of the related notice requesting any extension of credit hereunder and (iii) on any other date, in its reasonable discretion and (y) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) each Dollar Lender agrees to make Revolving Loans to the Company in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment, (ii) the sum of the Credit Exposures of all Lenders exceeding the lesser of (x) the Total Commitment and (y) the Borrowing Base or (iii) the Available Debt Cap Amount being less than zero, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04; and

(b) each Multicurrency Lender agrees to make Revolving Loans to the Company in Dollars or any Approved Foreign Currency from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment, (ii) the sum of the Credit Exposures of all Lenders exceeding the lesser of (x) the Total Commitment and (y) the Borrowing Base or (iii) the Available Debt Cap Amount being less than zero, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or Protective Advance) shall be made as part of a Borrowing consisting of Revolving Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective applicable Tranche Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans denominated in a single Currency as the Company may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurocurrency Borrowings in accordance with Section 2.08. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each ABR Loan shall be denominated in Dollars. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or in the case of any Currency other than Dollars, an approximate equivalent thereof as determined by the Administrative Agent) and not less than $5,000,000 (or in the case of any Currency other than Dollars, an approximate equivalent thereof as determined by the Administrative Agent). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Tranche Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is equal to the entire unused Dollar Commitment. Borrowings of more than one Type, Class and Currency may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in substantially the form of Exhibit F and signed by the

Company or by telephone (i) in the case of a Eurocurrency Borrowing denominated in an Approved Foreign Currency, not later than 12:00 noon, New York City time, five Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (iii) in the case of an ABR Borrowing, not later than 11:30 a.m., New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit F and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount and Currency of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing and whether such Borrowing shall constitute a utilization of the Dollar Commitment or Multicurrency Commitment;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and

(vi) that as of such date the conditions set forth in Sections 4.02(a), (b) and (c) are satisfied.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (i) an ABR Borrowing, in the case of any Borrowing denominated in Dollars and (ii) a Eurocurrency Borrowing with an Interest Period of one month, in the case of a Borrowing denominated in an Approved Foreign Currency. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Company and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make (i) Loans to the Company, on behalf of the Dollar Lenders (each such Loan, a “Dollar Protective Advance”) and (ii) Loans to the Company, on behalf of the Multicurrency Lenders (each such Loan, a “Multicurrency Protective Advance”), which, in each case, the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Company pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5% of the Total Commitment; provided, further, that (A) the aggregate Revolving Dollar Credit Exposure of all Dollar Lenders shall not exceed the Total Dollar Commitment and (B) the aggregate Revolving Multicurrency Credit Exposure of all Multicurrency Lenders shall not exceed the Total Multicurrency Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be denominated in Dollars and shall be ABR Borrowings. For the avoidance of doubt, the Administrative Agent may elect to make Protective Advances from either the Dollar Commitments or the Multicurrency Commitments in its discretion and shall not be obligated to make Protective Advances ratably as between the Tranche Commitments. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Dollar Lender or Multicurrency Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Dollar Protective Advance or Multicurrency Protective Advance, as applicable, in proportion to its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Company, from time to time during the Availability Period, in Dollars and from the Dollar Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000, (ii) the sum of the total Revolving Dollar Credit Exposures of all Dollar Lenders exceeding the Total Dollar Commitment, (iii) the sum of the Aggregate Credit Exposure exceeding the lesser of (x) the Total Commitment and (y) the Borrowing Base or (iv) the Available Debt Cap Amount being less than zero; provided that the Swingline Lender shall not be required to make a Swingline

Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(d), by remittance to the Administrative Agent to be distributed to the Lenders) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Dollar Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Dollar Percentage. The Swingline Lender may, at any time, require the Dollar Lenders to fund their participations. From and after the date, if any, on which any Dollar Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Dollar Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan; provided that any such payment so remitted shall be repaid to the Swingline Lender if and to the extent such payment is required to be refunded to the Company for any reason.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Dollar Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the Dollar Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, New York City time on the date of such requested Settlement (the “Settlement Date”). Each Dollar Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Dollar Lender’s Applicable Dollar Percentage of the outstanding principal amount of the applicable Swingline Loan or Swingline Loans with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Dollar Percentage of such Swingline Loan, shall constitute Revolving Loans of such Dollar Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Dollar Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit by an Issuing Bank for its own account or for the account of any Subsidiary (provided, that the Company shall be a co-applicant, and be jointly and severally liable, with respect to each such Letter of Credit issued for the account of such Subsidiary) in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period, either under the Dollar Commitments or under the Multicurrency Commitments.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. (i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank of such Letter of Credit) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the Currency (which shall be Dollars or an Approved Foreign Currency), the amount of such Letter of Credit, the name of the account party (which shall be the Company or a Subsidiary and the Company as co-applicants), the name and address of the beneficiary thereof, whether such Letter of Credit is to be made under the Dollar Commitments or the Multicurrency Commitments and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. It is understood that the reinstatement of all or a portion of a Letter of Credit in accordance with the terms thereof following a drawing thereunder shall not constitute an amendment, renewal or extension of such Letter of Credit. If requested by such Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) On the Effective Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted to each Lender and each Lender shall be deemed to have purchased from such Issuing Bank a participation in such Existing Letter of Credit in accordance with paragraph (e) below. The applicable Issuing Banks and the Lenders that were also party to the Existing Credit Agreement agree that concurrently with such grant, the participations in the Existing Letters of Credit granted to such lenders under the Existing Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Effective Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar LC Exposure shall not exceed $225,000,000 and the total Revolving Dollar Credit Exposures shall not exceed the Total Dollar Commitment, (ii) the Multicurrency LC Exposure shall not exceed $25,000,000 or the Foreign Currency Equivalent thereof and the total Revolving Multicurrency Credit Exposures shall not exceed the Total Multicurrency Commitment, (iii) the Aggregate Credit Exposure would not exceed the lesser of (x) the Borrowing Base and (y) the Total Commitment, and (iv) the Available Debt Cap Amount shall not be less than zero.

(d) Expiration Date. No Letter of Credit shall have a stated expiry date that is later than the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (ii) above) under customary “evergreen” provisions.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), and without any further action on the part of any Issuing Bank or the Lenders, (i) in the case of a Dollar Letter of Credit, the relevant Issuing Bank hereby grants to each Dollar Lender (other than the relevant Issuing Bank), and each Dollar Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Dollar Percentage, and (ii) in the case of a Multicurrency Letter of Credit, the relevant Issuing Bank hereby grants to each Multicurrency Lender (other than the relevant Issuing Bank), and each Multicurrency Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage, of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each relevant Issuing Bank, such Lender’s Applicable Dollar Percentage (in the case of a Dollar Letter of Credit) and such Lender’s Applicable Multicurrency Percentage (in the case of a Multicurrency Letter of Credit) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (f) of this Section 2.06, or of any reimbursement payment required to be refunded to the Company for any reason. Each Dollar Lender and each Multicurrency Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Dollar Letters of Credit and Multicurrency Letters of Credit, as the case may be, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Dollar Commitment or Multicurrency Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with a Eurocurrency Borrowing of the Currency in which such Letter of Credit is issued (or, in the case of a Letter of Credit denominated in Dollars, an ABR Revolving Borrowing or Swingline Loan) in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Eurocurrency Borrowing, ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank, the amounts so received by it from the applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Eurocurrency Loans, ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Banks under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the

Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Banks’ failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Banks (as finally determined by a court of competent jurisdiction), the Issuing Banks shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Banks may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof (which, in the case of Multicurrency Letters of Credit, shall be converted into Dollars) shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.06, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Bank. An Issuing Bank may be added, or an existing Issuing Bank may be replaced or terminated, under this Agreement at any time by written agreement among the Company, the Administrative Agent, the replaced or terminated Issuing Bank and the new or successor Issuing Bank, as applicable. The Administrative Agent shall notify the Lenders of any such addition, replacement or termination. At the time any such replacement or termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the Issuing Bank being replaced or terminated. From and after the effective date of any such replacement or addition, the new or successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter. References herein to the term “Issuing Bank” shall be deemed to refer to each new Issuing Bank or to any previous Issuing Bank, or to such new Issuing Bank and all previous Issuing Banks, as the context shall require. After the replacement or termination of an Issuing Bank hereunder, the replaced or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such replacement or termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.

(k) Cash Collateralization. If either (i) an Event of Default shall have occurred and be continuing and the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, (ii) the aggregate amount of Revolving Dollar Credit Exposure of all Dollar Lenders hereunder exceeds the Total Dollar Commitment, (iii) the aggregate amount of Revolving Multicurrency Credit Exposure of all Multicurrency Lenders hereunder exceeds the Total Multicurrency Commitment, or (iv) any of the other provisions of this Agreement require cash collateralization, the Company shall deposit within one Business Day after notice from the Administrative Agent of the requirement thereof into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the UCC as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the applicable Lenders (the “LC Collateral Account”), an amount in immediately available funds in Dollars equal to 105% of the LC Exposure as of such date, converting the aggregate Multicurrency LC Exposure into the Dollar Equivalent thereof as of such date, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such amount shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in paragraph (h)or (i) of Section 7.01. Such deposits shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement and for the payment and performance of the Secured Obligations, and for this purpose the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, the LC Collateral Account shall be subject to a Deposit Account Control Agreement and the Company hereby grants a security interest to the Administrative Agent for the benefit of the Secured Parties in the LC Collateral Account and in any financial assets (as defined in the UCC) or other property held therein. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys and financial assets in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. The Administrative Agent shall cause all such cash collateral (to the extent not applied as aforesaid) to be returned to the Company within three Business Days after (A) in the case of clause (i) above, the applicable Event of Default shall have been cured or waived (so long as no other Event of Default has occurred and is continuing at such time), (B) in the case of clauses (ii) and (iii) above, the aggregate amount of Revolving Dollar Credit Exposure of all Dollar Lenders or the aggregate amount of Revolving Multicurrency Credit Exposure of all Multicurrency Lenders hereunder ceases to exceed the Total Dollar Commitment or the Total Multicurrency Commitment, as applicable, for 5 consecutive Business Days or (C) in the case of clause (iv) above, such cash collateral shall no longer be required pursuant to the applicable provision hereof.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Company pursuant to Section 2.06(b) no later than the Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on the first Business Day of each week, the activity for each day during the immediately preceding week in respect of Letters of Credit issued by it, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (B) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, whether such Letter of Credit is a trade, financial or performance Letter of Credit, whether such Letter of Credit is a Dollar Letter of Credit or a Multicurrency Letter of Credit and the aggregate face amount and Currency of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), and no Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance, amendment, renewal or extension is then permitted by the terms of this Agreement, (C) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount and currency of such LC Disbursement and (D) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to the Funding Account(s) or such other account as may be specified in a Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company agree (severally and not jointly) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall limit the rights of the Company against any Lender that fails to make Loans hereunder and each Lender agrees that, to the extent that the Company was required to make any payments pursuant to this Section 2.07(b) on account of the failure by such Lender to make Loans hereunder, it shall promptly reimburse the Company for such amounts and such reimbursement shall constitute a Loan by such Lender included in the applicable Borrowing.

SECTION 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, however, that (i) a Borrowing denominated in one Currency may not be converted to a Borrowing in a different Currency and (ii) a Eurocurrency Borrowing denominated in an Approved Foreign Currency may not be converted to a Borrowing of a different Type. Subject to the foregoing, the Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or by other electronic transmission to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit G signed by the Company.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing, and (ii) if such Borrowing is denominated in a Foreign Currency, the Company shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, (A) each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing and (B) each Eurocurrency Revolving Borrowing denominated in an Approved Foreign Currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration, in each case, at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations (other than Unliquidated Obligations) together with accrued and unpaid interest thereon.

(c) The Company may from time to time reduce, the Commitments (and each Tranche Commitment); provided, that (i) each reduction of the Commitments (and of either Tranche Commitment) shall be in an amount that is an integral multiple of $10,000,000 and not less than $25,000,000, (ii) each reduction of the Commitments shall be pro rata as between the Tranches and (iii) the Company shall not reduce the Commitments (or either Tranche Commitment) if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 or Section 2.11, (A) the Aggregate Credit Exposure would exceed the lesser of the Total Commitment and the Borrowing Base, (B) the sum of the Revolving Dollar Credit Exposure would exceed the Total Dollar Commitment or (C) the sum of the Revolving Multicurrency Credit Exposures would exceed the Total Multicurrency Commitment.

(d) The Company shall notify the Administrative Agent of (i) any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section 2.09, and (ii) in the case of a reduction, the amount of such reduction (if any) to be allocated to the Dollar Commitment and/or Multicurrency Commitment hereunder, in each case, at least three Business Days prior to the effective date of such termination or reduction, specifying such election, the aggregate amount of a reduction and any allocation as aforesaid, and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.09(d) shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments (and of Tranche Commitments) shall be permanent. Each reduction of the Commitments and Tranche Commitments shall be made ratably among the Lenders in accordance with their respective Commitments and Tranche Commitments, as the case may be.

(e) The Company shall have the right to increase the Dollar Commitment by obtaining additional Dollar Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, (ii) the Company may make a maximum of 6 such requests, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld or delayed, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedure described in Section 2.09(f) have been satisfied.

(f) Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Company and the Lender(s) being added or increasing their Dollar Commitment, subject only to the approval of the Required Lenders if any such increase would cause the Total Commitment to exceed $1,300,000,000 (calculated net of any increase in Commitments pursuant to Section 2.22). As a condition precedent to such an increase, (i) the Company shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (ii) before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (y) no Default or Event of Default shall have occurred and be continuing and (z) the Available Debt Cap Amount shall be greater than zero, assuming full utilization of the Commitments and of the commitments under any other agreement governing indebtedness or other obligations which constitute a usage of the debt incurrence provisions subject to the Debt Cap, and the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying the satisfaction of the conditions set forth in this clause (ii) and such certificate will include a Debt Cap Calculation and a calculation of the Available Debt Cap Amount (which shall indicate whether the increase or addition of Commitments pursuant to clause (e) of this Section 2.09 is included in such calculation of the Available Debt Cap Amount) and (iii) if requested by the Administrative Agent, the Company shall deliver to the Administrative Agent legal opinions, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(g) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Company, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Dollar Percentages or Applicable Multicurrency Percentages, as applicable. Eurocurrency Advances shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earliest of (A) the Maturity Date, (B) the day that is 30 days after the making of such Protective Advance (or if such day is not a Business Day, the next succeeding Business Day) and (C) demand by the Administrative Agent and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is the seventh day (or if such day is not a Business Day, the next succeeding Business Day) after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made by the Company, the Company shall repay all Swingline Loans then outstanding.

(b) During any Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account as of 10:00 a.m., New York City time, on such Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay Swingline Loans, third to prepay the Revolving Loans (without a corresponding reduction in Commitments) and fourth, to cash collateralize outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and Currency of each Loan made hereunder, the Tranche Commitment, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans. (a) Optional Prepayments. The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to Section 2.16, and prior notice in accordance with paragraph (d) of this Section.

(b) Mandatory Prepayments.

(i) In the event and on such occasion that:

(A) the Credit Exposure of any Lender exceeds such Lender’s Commitment;

(B) the Aggregate Credit Exposures (including the Dollar Equivalent of any Revolving Multicurrency Credit Exposure) exceeds the lesser of (x) Total Commitment or (y) the Borrowing Base; or

(C) Dollar Equivalent of the aggregate Revolving Multicurrency Credit Exposure of all Multicurrency Lenders exceeds (x) 105% of the Total Multicurrency Commitment as then in effect at any point in time or (y) 100% but less than 105% of the Total Multicurrency Commitment as then in effect for a period of 10 consecutive Business Days;

the Company shall promptly prepay the Revolving Loans and/or Swingline Loans (and/or provide cash collateral for LC Exposure as specified in Section 2.06(k)) in an aggregate amount equal to (1) in the case of clauses (b)(i)(A) and (b)(i)(B) of this Section, such excess and (2) in the case of clause (b)(i)(C) of this Section, the amount by which the Dollar Equivalent of the aggregate Revolving Multicurrency Credit Exposure of all Multicurrency Lenders exceeds the Total Multicurrency Commitment as then in effect. If the Company is required to provide (and have provided the required amount of) cash collateral pursuant to this Section 2.11(b) and such excess is subsequently reduced, cash collateral in an amount equal to the lesser of (x) any such reduction and (y) the amount of such cash collateral (to the extent not applied as set forth in Section 2.06(k)) shall be returned to the Company within two Business Days after any such reduction.

(ii) In the event and on each occasion that, during any Cash Dominion Period, any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Company shall, subject to the Intercreditor Agreement, immediately after such Net Proceeds are received by or on behalf of any Loan Party, prepay (without a corresponding reduction in the Total Commitment) the Obligations as set forth in Section 2.11(c) below in an aggregate amount equal to 100% of such Net Proceeds.

(c) All such amounts pursuant to Section 2.11(b) (subject to the terms of the Intercreditor Agreement, in the case of any insurance or condemnation proceeds, to the extent they arise from casualties or losses to Equipment, Fixtures and real property) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay the Swingline Loans , third to prepay the Revolving Loans without a corresponding reduction in the Total Commitment or any Tranche Commitment and fourth, to cash collateralize outstanding LC Exposure. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined, subject to the Intercreditor Agreement, by the Administrative Agent, in its Permitted Discretion.

(d) The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or by other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time (or, in the case of a Borrowing denominated in an Approved Foreign Currency, 11:00 a.m., London time), three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR

Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (specifying the Currency thereof) and, in the case of a mandatory prepayment, set forth a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans) the Administrative Agent shall advise the Lenders of the contents thereof. Each partial voluntary prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type and Currency as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the Maturity Date. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December of each year and on the Maturity Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Company agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the Maturity Date and the date on which such Lender ceases to have any LC Exposure.

(c) The Company agrees to pay to each Issuing Bank (i) a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and the applicable Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the Maturity Date and the date on which there ceases to be any LC Exposure under such Letters of Credit and (ii) such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder.

(d) Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the last Business Day of each March, June,

September and December of each year; provided that all such fees shall be payable on the Maturity Date and any such fees accruing after the Maturity Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(e) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, by mandatory prepayment, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) or (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or the Federal Funds Effective Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile or by other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in Dollars to, or continuation of any such Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be converted to, or continued as, an ABR Borrowing, (ii) any Interest Election Request that requests an Interest Period of other than one month for a Borrowing denominated in an Approved Foreign Currency shall be ineffective and such Borrowing (unless prepaid) shall be continued with an Interest Period of one month, (iii) if any Borrowing Request with respect to a Borrowing denominated in Dollars requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iv) if any Borrowing Request requests a Borrowing denominated in an Approved Foreign Currency, such Borrowing shall have an Interest Period of one month.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;

(ii) subject any Lender or any Issuing Bank to any (or any increase in any) Other Connection Taxes with respect to this Agreement or any other Loan Document, any Letter of Credit, or any participation in a Letter of Credit or any Loan made or Letter of Credit issued by it, except any such Taxes imposed on or measured by its net income or profits (however denominated) or franchise Taxes imposed in lieu of net income or profits Taxes; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost, or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan, or in the case of clause (ii), any Loan, (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail calculations of the amount or amounts necessary to compensate such Lender or such Issuing Bank or their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if, after the date hereof, (x) any Change in Law shall make it unlawful for any Multicurrency Lender to make or maintain any Revolving Loan denominated in an Approved Foreign Currency or to give effect to its obligations as contemplated hereby with respect to any Revolving Loan denominated in an Approved Foreign Currency, or (y) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.15) or currency exchange rates which would make it impracticable for the Multicurrency Lenders to make or maintain any Revolving Loan denominated in an Approved Foreign Currency to, or for the account of, the Company, then, by written notice to the Company and to the Administrative Agent:

(i) such Multicurrency Lender or Multicurrency Lenders may declare that such Revolving Loan denominated in such Approved Foreign Currency will not thereafter (for the duration of such unlawfulness) be made by such Multicurrency Lender or Multicurrency Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Revolving Loan denominated in such affected Approved Foreign Currency or to continue a Revolving Loan denominated in such affected Approved Foreign Currency, as the case may be, for an additional Interest Period shall, as to such Multicurrency Lender or Multicurrency Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii) such Multicurrency Lender may require that any outstanding Revolving Loan denominated in such affected Approved Foreign Currency, made by it be converted to a Eurocurrency Loan or ABR Loan denominated in Dollars, as the case may be (unless repaid by the Company as described below), in which event any such Revolving Loan denominated in such affected Approved Foreign Currency, shall be converted to a Eurocurrency Loan or ABR Loan denominated in Dollars, as the case may be, as of the effective date of such notice as provided in Section 2.15(f) and at the Spot Selling Rate on the date of such conversion or, at the option of the Company, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

If any Multicurrency Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay such converted Revolving Loan denominated in the affected Approved Foreign Currency of such Multicurrency Lender shall instead be applied to repay the Eurocurrency Loans or ABR Loans denominated in Dollars, as the case may be, made by such Lender resulting from such conversion.

(f) For purposes of Section 2.15(e), a notice to the Company by any Multicurrency Lender shall be effective as to each Revolving Loan denominated in the affected Approved Foreign Currency made by such Multicurrency Lender, if lawful, on the last day of the Interest Period, if any, currently applicable to such Revolving Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Company.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan (or to convert any ABR Loan into a Eurocurrency Loan) on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company to replace a Lender pursuant to Section 2.19(b), then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable Currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after the Company’s receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Indemnified Tax or Other Tax from any such payment (including, for the avoidance of doubt, any such deduction or withholding required to be made by the applicable Loan Party or the Administrative Agent, or, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, by such Lender for the account of any of its direct or indirect beneficial owners), the applicable Loan Party, the Administrative Agent, the Lender or the applicable direct or indirect beneficial owner of a Lender that is treated as a partnership for U.S. federal income tax purposes (any such person a “Withholding Agent”) shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, any Issuing Bank or its beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay, or at the option of and upon written request from the Administrative Agent timely reimburse it for the payment of any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after receipt of the certificate described below, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, such Lender (for its beneficial owner) or each Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate, setting forth in reasonable detail calculations of the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Each Fee Receiver hereby represents that it is a Permitted Fee Receiver and agrees to update Internal Revenue Service Form W-9 (or its successor form) or applicable Internal Revenue Service Form W-8 (or its successor form) upon any change in such Person’s circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Company and the Administrative Agent if such Person becomes legally ineligible to provide such form.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the

Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the U.S. federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Foreign Lender’s judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit I to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payment in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Company and the Administrative Agent in writing of its legal inability to do so.

(h) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will any Issuing Bank or Lender be required to pay any amount to any Loan Party the payment of which would place such Issuing Bank or such Lender in a less favorable net after-Tax position than such Issuing Bank or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

(i) Each party’s obligations under this Section 2.17 shall survive termination of the Loan Documents and payment of any obligations thereunder.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Company shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) at or prior to the time expressly required hereunder or under any other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York or at such other address that the Administrative Agent shall advise the Company in writing, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in Dollars, except that unless otherwise specified herein or in any other Loan Document, all payments in respect of Loans (and interest thereon) and LC Exposures shall be made in the same Currency in which such Loan was made or such Letter of Credit was issued. Notwithstanding the foregoing, if the Company shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Company shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand. At all times during a Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations on the Business Day after receipt, subject to actual collection.

(b) Any proceeds of Collateral or any other amounts received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11), (C) amounts to be used to cash collateralize LC Exposures or (D) amounts to be applied from the Collection Account during any Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent any Issuing Bank or the Swingline Lender under any Loan Document (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations (in each case, to the extent constituting Secured Obligations), and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Loan Parties. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Company shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) Except to the extent otherwise provided herein: (i) each Borrowing of Dollar Loans or Multicurrency Loans in a particular Currency from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders, each payment of Commitment Fees or of participation fees under Section 2.12 hereof in respect of the Dollar Commitment or the Multicurrency Commitment shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitment, Dollar Commitment or Multicurrency Commitment under Section 2.09 hereof shall be applied to the respective Commitments and Tranche Commitments of the relevant Lenders, pro rata according to the amounts of their respective Commitments or Tranche Commitments, as applicable; (ii) the making, conversion and continuation of Loans of a particular Type and Currency (other than conversions provided for by Section 2.14 hereof) shall be made pro rata among the relevant Lenders according to the amounts of their respective Tranche Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans) and the then current Interest Period for each Eurocurrency Loan, as applicable, shall be coterminous; and (iii) each payment or prepayment of principal of Dollar Loans or of Multicurrency Loans, or interest thereon, by the Company shall be made for the account of the Dollar Lenders or the Multicurrency Lenders, as applicable, pro rata in accordance with their respective Applicable Dollar Percentages or Applicable Multicurrency Percentages, as the case may be.

(d) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents that are not paid when due in accordance with the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Company pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Company maintained with the Administrative Agent. The Company hereby irrevocably authorizes, solely to the extent a payment is not paid by a Loan Party by the required time set forth in the Loan Documents (i) the Administrative Agent to make a Borrowing in the name of the Company for the purpose of paying each payment of principal, interest and fees payable by the Company due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Company maintained with the Administrative Agent for each payment of principal, interest and fees due hereunder or any other amount due under the Loan Documents.

(e) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, participations in LC Disbursements, Swingline Loans and Protective Advances and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in any LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(f) Unless the Administrative Agent shall have received notice from the Company, prior to the date on which any payment is due to the Administrative Agent for the account of a Lender or an Issuing Bank hereunder, that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or such Issuing Bank, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders and the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender or any Issuing Bank requests compensation under Section 2.15, or if the Company is required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.17, then such Lender or such Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans, LC Disbursements or participations in LC Disbursements hereunder (as applicable) or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or such Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuing Bank; provided that, upon any such change in any lending office or assignment, such Lender or such Issuing Bank shall provide or cause to be delivered to the Administrative Agent and the Company the appropriate forms specified in and to the extent required by Section 2.17. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such designation or assignment.

(b) Replacement of Lenders or Issuing Banks. If any Lender or any Issuing Bank requests compensation under Section 2.15, or if the Company is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.17, then the Company may, at its sole expense and effort, require such Lender or such Issuing Bank or any Lender that becomes a Defaulting Lender (each a “Departing Lender”), upon notice to such Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender or another Issuing Bank, if a Lender or Issuing Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender (which consent in each case shall not unreasonably be withheld), (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, LC Disbursements and participations in LC Disbursements and Swingline Loans (as applicable and to the extent funded), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or such Issuing Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees set forth in Section 2.12(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists or any Protective Advance is outstanding at the time a Lender becomes a Defaulting Lender then:

(i) (A) all or any part of such Swingline Exposure, Dollar LC Exposure and Applicable Dollar Percentage of Dollar Protective Advance shall be reallocated among the Dollar Lenders that are not Defaulting Lenders in accordance with their respective Applicable Dollar Percentages and (B) all or any part of such Multicurrency LC Exposure and Applicable Multicurrency Percentage of Multicurrency Protective Advances shall be reallocated among the Multicurrency Lenders that are not Defaulting Lenders in accordance with their respective Applicable Multicurrency Percentages but, in any case, only to the extent (x) the sum of the Revolving Dollar Credit Exposures of all Dollar Lenders that are not Defaulting Lenders plus such Defaulting Lender’s Swingline Exposure, Dollar LC Exposure and Applicable Dollar Percentages of Dollar Protective Advances does not exceed the total of the Dollar Commitments of all Dollar Lenders that are not Defaulting Lenders, (y) the sum of the Revolving Multicurrency Credit Exposures of all Multicurrency Lenders that are not Defaulting Lenders plus such Defaulting Lender’s Multicurrency LC Exposure and Applicable Multicurrency Percentages of Multicurrency Protective Advances does not exceed the total of the Multicurrency Commitments of all Multicurrency Lenders that are not Defaulting Lenders and (z) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent (A) prepay such Swingline Exposure, (B) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding and (C) cash collateralize such Defaulting Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of such Protective Advance;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Dollar Percentages or Applicable Multicurrency Percentages, as applicable; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (c), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with paragraph (c) of this Section, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (c)(i) of this Section (and Defaulting Lenders shall not participate therein).

(e) In the event that each of the Administrative Agent, the Company, the Issuing Banks and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure, Applicable Dollar Percentage of Dollar Protective Advances and Applicable Multicurrency Percentage of Multicurrency Protective Advances of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Dollar Percentage and Applicable Multicurrency Percentage, as applicable.

SECTION 2.22 Incremental Revolving Commitments.

(a) The Company may at any time after the Effective Date, by notice to the the Joint Collateral Agents (whereupon the Joint Collateral Agents shall promptly deliver a copy to each of the Lenders) request commitments for an additional tranche of revolving loans (the “Incremental Revolving Facility”; the loans thereunder, the “Incremental Revolving Loans”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist. The Incremental Revolving Facility will be subject to a separate borrowing base consisting of Accounts that constitute Collateral and that are excluded from the definition of Eligible Accounts solely pursuant to clause (n) thereof (and any proceeds thereof) (the “Incremental Facility Collateral”). As a condition to the implementation of any such Incremental Revolving Facility, the Company shall have established procedures satisfactory to the Joint Collateral Agents for the segregation of proceeds of any such Incremental Facility Collateral and all such Incremental Facility Collateral shall be subject to invoices containing payment instructions satisfactory to the Joint Collateral Agents. The aggregate amount of the commitments under the Incremental Revolving Facility shall not exceed $25,000,000. The Incremental Revolving Loans shall (a) rank (i) first in right of payment and of collateral security with respect to the Incremental Facility Collateral and (ii) last in right of payment and of collateral security with regards to all other Collateral, (b) not mature earlier than the date that is third anniversary of the Effective Date and (c) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Loans (except the Incremental Revolving Loans shall be last in right of payment with respect to any mandatory or voluntary prepayments other than mandatory or voluntary prepayments with the proceeds of the Incremental Facility Collateral or mandatory prepayments of the Incremental Revolving Loans due to insufficient availability related to the Incremental Facility Collateral, with respect to which the Incremental Revolving Loans shall rank first in right of payment), provided that (i) the terms and conditions applicable to the Incremental Revolving Loans may be materially different than those of the Loans to the extent such differences are reasonably acceptable to the Joint Collateral Agents and (ii) the interest rates applicable to the Incremental Revolving Loans shall be determined by the Company and lenders thereof. Any notice from the Company pursuant to this Section 2.22 shall set forth the requested amount and proposed terms of the Incremental Revolving Loans. The commitments under the Incremental Revolving Facility may be provided by any existing Lender or Affiliate thereof or by any other bank or other financial institution (each being called an “Additional Lender”), provided that the Joint Collateral Agents and the Company shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such commitments if such consent would be required under Section 9.04(b) for an assignment of obligations to such Lender or Additional Lender. Commitments in respect of Incremental Revolving Loans shall become Commitments under this Agreement pursuant to an amendment (the “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, the other Loan Parties party hereto, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Joint Collateral Agents. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Joint Collateral Agents, to effect the provisions of this Section 2.22. The effectiveness of the Incremental Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to the date of a credit extension in such Section 4.02 shall be deemed to refer to the effective date of the Incremental Amendment) and such other conditions as the parties thereto shall agree (including delivery of legal opinions and customary closing documents, amendments to Collateral Documents and other conditions reasonably requested by the Joint Collateral Agents, in each case on terms no more onerous than those set forth in Section 4.01 or Section 5.14, as applicable). The Company will use the proceeds of the Incremental Revolving Loans for working capital and general corporate purposes of the Company and its Subsidiaries. No Lender shall be obligated to provide any commitments under the Incremental Revolving Facility unless it so agrees. The Joint Collateral Agents and the Lenders hereby agree that the minimum borrowing and pro rata borrowing requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section. This Section 2.22 shall supersede any provisions of Section 2.18(e) or 9.02 to the contrary.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each Loan Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended May 3, 2009, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since May 3, 2009.

(c) No Material Undisclosed Liabilities. The Company does not have on the date of this Agreement any contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected in the balance sheets as at May 3, 2009.

SECTION 3.05 Properties. (a) Title to Properties. As of the date of this Agreement, Schedule 3.05(a) sets forth the address of (i) each parcel of real property that is owned by each Loan Party and (ii) each parcel of real property that is leased or subleased by each Loan Party (A) where the aggregate value of the Inventory of the Loan Parties at such property is in excess of $5,000,000 and (B) where at least 80% of the Inventory of the Loan Parties at all leased or subleased real properties is located. Except as could not reasonably be expected to result in a Material Adverse Effect, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party or, to the knowledge of any Loan Party, default by any other party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, free of all Liens other than those permitted by Section 6.02.

(b) Intellectual Property. Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business as currently conducted (with respect to any such intellectual property other than the intellectual property listed on Schedule 3.05(b), except as could not reasonably be expected to result in a Material Adverse Effect). Schedule 3.05(b) is a complete and correct list of certain intellectual property owned by the Loan Parties representing approximately 80% of the aggregate value of all of the intellectual property owned by the Loan Parties as of the Effective Date, as calculated in good faith by the Company using a valuation methodology believed to be reasonable, as of the Effective Date and (i) the use thereof by the Loan Parties and their Subsidiaries and (ii) the use by the Loan Parties and their Subsidiaries of all other trademarks, trade names, copyrights, patents and other intellectual property does not (except, in the case of clause (ii), as could not reasonably be expected to result in a Material Adverse Effect) infringe, dilute, misappropriate, or otherwise violate in any respect (“Infringe”) upon the rights of any other Person in a manner that could reasonably be expected to materially impair the value of such intellectual property, taken as a whole, and, except as could not reasonably be expected to result in a Material Adverse Effect, no other Person is Infringing the intellectual property of the Loan Parties’ and their Subsidiaries. The Loan Parties’ and their Subsidiaries’ rights in and to any such intellectual property that is material to their business as currently conducted are not subject to any licensing agreement or similar arrangement that restricts the use thereof, other than restrictions that do not materially interfere with their ability to conduct their business as currently conducted.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement, the other Loan Documents or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Matters), neither the Company nor any of the Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has incurred any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) As of the Effective Date, except as set forth on Schedule 3.06, the Loan Parties reasonably believe that the Disclosed Matters, individually and in the aggregate, will not have a Material Adverse Effect. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all Requirements of Law and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and of the Code relating to Plans and the regulations and published interpretations thereunder, and (b) no ERISA Event has occurred or is reasonably expected to occur. Except as set forth on Schedule 3.10, the minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied, except where the failure to do so could not reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in an amount exceeding $25,000,000.

SECTION 3.11 Disclosure. The Company and its Subsidiaries have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12 Margin Regulations. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of “buying” or “carrying” “margin stock” within the meaning of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, and no part of the proceeds of any extension of credit hereunder will be used to “buy” or “carry” any “margin stock”.

SECTION 3.13 Material Agreements. (a) Indebtedness. Part A of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries (including the Senior Secured Notes Documents) the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $20,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement as in effect on the Effective Date is correctly described in Part A of said Schedule 3.13.

(b) Liens. Part B of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness described in Part A of Schedule 3.13 of any Person covering any property of the Company or any of its Domestic Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of said Schedule 3.13.

SECTION 3.14 No Default. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.15 Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, and no Loan Party believes that it or any of its Subsidiaries (other than Non-Material Subsidiaries) will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary (whether from anticipated refinancings, asset sales, capital contributions or otherwise) and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.16 Insurance. Schedule 3.16 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. The Company believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate.

SECTION 3.17 Capitalization and Subsidiaries. (a) Subsidiaries. Set forth in Part A of Schedule 3.17 hereto is a complete and correct list, as of the Effective Date, of all of the Subsidiaries of the Company, together with, for each Subsidiary, (i) the type of entity and jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a Material Subsidiary. Except as disclosed in Part A of Schedule 3.17 hereto, (x) each of the Company and the Subsidiaries owns, free and clear of Liens (other than Permitted Equity Liens or, with respect to any Equity Interests owned by any Foreign Subsidiary, any other Liens permitted pursuant to Section 6.02), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule 3.17 hereto (except to the extent such ownership shall have been sold or transferred in a transaction permitted under Article VI), (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) except as otherwise permitted under this Agreement, there are no outstanding Equity Interests with respect to such Person.

(b) Investments. Set forth in Part B of Schedule 3.17 hereto is a complete and correct list, as of the Effective Date, of all Investments with a value in excess of $5,000,000 (other than Investments disclosed in Part A of said Schedule 3.17 hereto and Investments permitted pursuant to clauses(a), (f), (g), (h), (k), (l) and (n) of Section 6.04) held by the Company or any of its Domestic Subsidiaries in a Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule 3.17 hereto, each of the Company and the Subsidiaries owns, free and clear of all Liens (other than non-consensual Liens arising by operation of law and otherwise permitted pursuant to Section 6.02), all such Investments.

SECTION 3.18 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral (with respect to commercial tort claims, to the extent required thereunder) in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and, to the extent required under the Collateral Documents, such Liens constitute (or, in case of real property, upon filing of the Mortgages as necessary will constitute) perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, and (c) Permitted Equity Liens or, in the case of any Collateral other than Equity Interests, Permitted Prior Liens.

SECTION 3.19 Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Company, threatened which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

SECTION 3.20 Common Enterprise. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or by other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) duly executed copies of the other Loan Documents (or written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or by other electronic transmission of a signed signature page) that such party has signed a counterpart of such Loan Documents) and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents (other than those Loan Documents that are expressly not required to be completed on or prior to the Effective Date), including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender, (iii) a favorable written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders in substantially the form of Exhibit B covering such customary matters relating to the Loan Parties and their Subsidiaries, the Loan Documents or the Transactions as the Administrative Agent may reasonably request, and (iv) a counterpart of either this Agreement or of a consent letter approving the terms hereof signed by each of the Lenders, as defined in the Existing Credit Agreement.

(b) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent and the Joint Collateral Agents shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a short form good standing certificate for each Loan Party from its jurisdiction of organization.

(c) No Default Certificate. The Administrative Agent and the Joint Collateral Agents shall have received a certificate, signed by the Chief Financial Officer of the Company, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, (iii) confirming that the conditions set forth in this Section 4.01 shall have been satisfied and (iv) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(d) Fees. The Lenders, the Lead Arrangers, the Administrative Agent and the Joint Collateral Agents shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel pursuant to Section 9.03), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Effective Date.

(e) Lien Searches. The Administrative Agent and the Joint Collateral Agents shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(f) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Company (the “Funding Accounts”) to which the Lender is authorized by the Company to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(g) Solvency. The Administrative Agent and the the Joint Collateral Agents shall have received a solvency certificate from a Financial Officer of the Company.

(h) Borrowing Base Certificate. The Administrative Agent and the Joint Collateral Agents shall have received (i) a Borrowing Base Certificate which calculates the Borrowing Base as of the Effective Date and (ii) all Borrowing Base Supplemental Documentation with respect thereto. The Borrowing Base Certificate delivered on the Effective Date shall show Availability of not less than $500,000,000 after giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder.

(i) Senior Secured Notes. The Company shall have received proceeds of at least $575,000,000 in consideration of the issuance of the Senior Secured Notes, upon terms and conditions satisfactory to the Administrative Agent.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received, subject to the Intercreditor Agreement (i) the certificates, if any,

representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (it being understood that beneficial interests in global certificates traded on exchanges shall not be considered to be certificated for purposes of this clause (j)) and (ii) to the extent required to be delivered to the Administrative Agent pursuant to the Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by any Joint Collateral Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Equity Liens, or, in the case of Collateral other than Equity Interests, Permitted Prior Liens), shall be in proper form for filing, registration or recordation.

(l) Appraisals and Field Exams. The Joint Collateral Agents shall have received and be reasonably satisfied with (i) appraisals of Inventory of the Loan Parties and (ii) field exams of the Accounts, Inventory and related data processing and other systems of the Loan Parties, in each case from appraisers reasonably satisfactory to the Joint Collateral Agents.

(m) Evidence of Insurance. The Administrative Agent and the Joint Collateral Agents shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09.

(n) Filings, Registrations and Recordings. All governmental and third party approvals necessary in connection with the Transactions, the continuing operations of the Loan Parties shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(o) Compliance with Laws; Consents. The Administrative Agent shall have received a certificate from a Financial Officer of the Company certifying that, as of the Effective Date, there is no litigation, administrative proceeding or governmental investigation that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(p) “Know Your Customer” Requirements. The Lenders shall have received all documentation and other information requested by the Administrative Agent and required under applicable “know your customer” and anti-money laundering rules and regulations, including all information required to be delivered pursuant to Section 9.14.

(q) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.

(r) Existing Credit Agreement. All unpaid principal, interest and fees accrued under the Existing Credit Agreement through the Effective Date shall have been paid, or on the Effective Date will be prepaid.

(s) Projections. The Administrative Agent shall have received and shall be reasonably satisfied with (i) the Company’s most recent projected income statement, balance sheet and cash flows for (A) each fiscal quarter through fiscal year-end 2010 and (B) fiscal years 2011 and 2012 and (ii) the Company’s quarterly liquidity analysis for each of the four fiscal quarters following the Effective Date (commencing with the first full fiscal quarter after the Effective Date).

(t) Debt Cap Calculation. The Administrative Agent shall have received a certificate from a Financial Officer of the Company certifying that after giving effect to the transactions contemplated hereby the Company will be in compliance with all restrictions on Indebtedness related to the Debt Cap, and such certificate will include a Debt Cap Calculation and a calculation of the Available Debt Cap Amount.

(u) Rabobank Nederland Facility. The Rabobank Nederland Facility shall be effective pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

(v) Existing Senior Secured Notes Payoff. The Administrative Agent shall have received (i) evidence reasonably satisfactory to it that the Existing Senior Secured Notes have been redeemed in full and (ii) a certificate from a Financial Officer of the Company certifying that no Institutional Notes (as defined in the Existing Senior Secured Notes Intercreditor Agreement) are outstanding.

(w) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Joint Collateral Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on July 15, 2009 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation or a conversion of a Loan pursuant to Section 2.08), and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the receipt by the Administrative Agent of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Aggregate Credit Exposure shall not exceed the lesser of (x) the Total Commitment or (y) the Borrowing Base then in effect.

(d) The Administrative Agent shall have received a certificate from a Financial Officer of the Company certifying that after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Company will be in compliance with all restrictions on Indebtedness related to any Debt Cap and such certificate will include a Debt Cap Calculation and a calculation of the Available Debt Cap Amount (which shall indicate whether such Borrowing or other extension of credit is included in such calculation of the Available Debt Cap Amount).

Each Borrowing (other than a continuation or a conversion of a Loan pursuant to Section 2.08) and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet asserted or due) under any Loan Document shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of the Loan Parties covenants and agrees, jointly and severally with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Company will furnish to the Administrative Agent for prompt delivery to each Lender:

(a) as soon as possible, but in any event within 90 days after the end of each fiscal year of the Company, the Company’s audited consolidated balance sheet and audited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the corresponding figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company’s unaudited consolidated balance sheet and unaudited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery or deemed delivery of financial statements under paragraphs (a) or (b) above a certificate of the Chief Financial Officer, Treasurer or Vice President, Finance of the Company substantially in the form of Exhibit D certifying (i) in the case of the financial statements delivered pursuant to paragraph (b) above as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance (to the extent required) with the covenant contained in Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof that applies to the Company or any of its consolidated Subsidiaries has occurred since the later of the date of the audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this paragraph (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under paragraph (a) above (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default relating to Section 6.12 (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) copies of any letters to the management of the Company from such accounting firm;

(e) as soon as available, but in any event not more than 45 days subsequent to the commencement of each fiscal year of the Company, detailed consolidated financial projections for such fiscal year (including projected quarterly consolidated balance sheets, income statements and funds flow statements and the corresponding liquidity analyses in a form acceptable to the Administrative Agent and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, reports provided to S&P and Moody’s in connection with the Company’s filing of its financial statements with the SEC;

(f) to the Joint Collateral Agents, as soon as available but in any event within 18 Business Days of the end of each fiscal month (or within 5 Business Days of the end of each week during the continuance of an Event of Default or during any period following a day on which Availability is less than the greater of (x) 20% of the Total Commitment and (y) $160,000,000; provided that such period shall be discontinued if Availability ceases to be less than such level for 30 consecutive days; provided further, however, that such period may be discontinued no more than twice in any period of 12 consecutive months,) (i) a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Joint Collateral Agents may reasonably request, (ii) all Borrowing Base Supplemental Documentation and (iii) a Debt Cap Calculation and the Available Debt Cap Amount;

(g) [Intentionally omitted];

(h) promptly after the same become publicly available, copies of all reports on Form 10-K, Form 10-Q and Form 8-K and all proxy statements filed by any Loan Party with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to the holders of its Equity Interests generally, as the case may be;

(i) promptly after Moody’s or S&P shall have announced (or, in the case of clause (iv) or (v) below, publicly announced) (i) a change in the rating established or deemed to have been established for the Covered Notes, (ii) a change in the Company’s corporate rating, (iii) that it shall no longer maintain a corporate rating for the Company, (iv) a change of its rating system or (v) that it shall cease to be in the business of issuing corporate credit ratings, written notice of such development or rating change;

(j) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan, provided that if the Loan Parties or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices promptly to the Administrative Agent after receipt thereof, and further provided that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period;

(k) concurrently with the delivery of each Borrowing Base Certificate (or at such other times as the Administrative Agent may reasonably request), a certificate from a Financial Officer of the Company setting forth the Availability as of the period then ended, together with supporting information in connection therewith;

(l) promptly upon obtaining knowledge of any such event, circumstance or change, a written notice of any event, circumstance or change that has occurred since the delivery of the most recent Borrowing Base Certificate in accordance with the terms of this Agreement that would materially reduce the aggregate amount of the Eligible Accounts or result in a material portion of the Eligible Accounts ceasing to be Eligible Accounts, in each case, other than a result of payments thereof; and

(m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to Sections 5.01(a), (b), and (h) shall be deemed to have been delivered on the date on which the Company provides notice to the Administrative Agent that such information has been posted on the SEC website on the Internet at www.sec.gov, or at another website identified in such notice and accessible by the Lenders without charge, provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).

SECTION 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice (it being understood that, at the Company’s request, delivery of any such notice to the Lenders may be made by the Administrative Agent) of the following:

(a) the occurrence of any Default or Event of Default;

(b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $25,000,000, (ii) seeks injunctive or similar relief, the economic impact on the Loan Parties of which could reasonably be expected to exceed $10,000,000, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of, or seeks remedies in connection with, any Environmental Laws or Environmental Liabilities, that could reasonably be expected to result in costs and other losses to the Company and the Subsidiaries in excess of $10,000,000, (vi) contests any Tax, fee, assessment, or other governmental charge in excess of $25,000,000, or (vii) involves any product recall;

(c) any Lien (other than Permitted Encumbrances and any Lien permitted pursuant to the Section 6.02(c) or 6.02(p)) or claim made or asserted against any of the Collateral;

(d) any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more, whether or not covered by insurance;

(e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral in the amount of $5,000,000 or more is located (which shall be delivered within two Business Days after receipt thereof);

(f) all material amendments to the Covered Notes Documents, together with a copy of each such amendment;

(g) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in an aggregate amount exceeding $25,000,000;

(h) receipt by the Loan Parties of any notice or notices (or amendment to any previous notice) under PACA, PSA or any other similar federal or state statute (in each case, other than any such notice consisting solely of a provision in the applicable invoice relating thereto reserving a seller’s rights under such acts), in respect to claims in an aggregate amount at any one time outstanding for all such notices of $25,000,000 or more, to preserve the benefits of any trust applicable to any assets of any Loan Party under the provisions of the PSA, PACA or any other similar federal or state statute (and the Loan Parties shall provide, or shall cause to be provided, promptly to the Administrative Agent a true, correct and complete copy of such notice or notices (or amendment), as the case may be, and other information delivered in connection therewith);

(i) any event, notice or circumstance (including with respect to any release into the indoor or outdoor environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority) which could reasonably be expected to result in costs and other losses to the Company and the Subsidiaries in excess of $10,000,000; and

(j) any other development including notice of any Environmental Liability that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business Each Loan Party will, and will cause its Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights, licenses and permits material to the conduct of the business of the Loan Parties, taken as a whole, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) in the case of such liabilities and obligation not constituting Taxes of Loan Party, such failure could not reasonably be expected to result in a Material Adverse Effect and (b) in the case of such liabilities and obligations constituting Taxes of Loan Party (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties Each Loan Party will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty (to the extent such casualty, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) excepted.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records that are not protected by attorney-client privilege (including environmental assessment reports and Phase I or Phase II studies, and other environmental documents, in each case, that are not protected by attorney-client privilege) and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours with a representative of the Company present and as often as reasonably requested; provided, that the obligation of the Company to reimburse the Administrative Agent or any Lender for the expenses of such inspection shall be limited to one visit annually (such visit to be conducted by the Administrative Agent unless the Administrative Agent otherwise specifies) unless an Event of Default exists. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ and their respective Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07 Compliance with Laws. (a) Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Loan Parties and each of their respective Subsidiaries: (i) shall be at all times in compliance with all applicable Environmental Laws, and take reasonable efforts to ensure compliance by all tenants and subtenants and invitees with all applicable Environmental Laws, and (ii) shall generate, use, treat, store, release, transport, dispose of, and otherwise manage all Hazardous Materials in a manner that would not reasonably be expected to result in a liability to any Loan Party or any of its Subsidiaries or to adversely affect any real property owned or operated by any of them, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a liability to, or adversely affect any real property owned or operated by, any Loan Party or any of its Subsidiaries; it being understood that this clause (b) shall be deemed not breached by a noncompliance with any of the foregoing (i) or (ii) provided that, upon learning of such noncompliance or any condition that results from such noncompliance, which, in either case, could reasonably be considered material, any affected Loan Parties and Subsidiaries promptly develop and diligently implement a response to such noncompliance and any such condition that is consistent with principles of prudent environmental management and all applicable Environmental Laws, and provided that such response and condition, in the aggregate with any other such responses and conditions, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used, and Letters of Credit will be issued, to refinance certain existing Indebtedness of the Company and for other general corporate purposes of the Company and the Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09 Insurance. (a) Each Loan Party will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all other insurance required pursuant to the Collateral Documents. The Company will furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

(b) All insurance policies required under paragraph (a) of this Section 5.09, to the extent such insurance policies by their terms insure any portion of the Collateral, shall name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured or as a loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, that provide that (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent, the Term Debt Representative or the Company and (ii) such policy and loss payable clauses may be canceled or terminated only upon at least 30 days’ prior written notice given to the Administrative Agent. For the avoidance of doubt the application of any insurance proceeds will be subject to the terms of the Intercreditor Agreement.

(c) If any portion of any Collateral is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (now or as hereafter in effect or successor act thereto), then the Company shall, or shall cause the applicable Loan Party to, (i) with respect to Collateral that is real property, maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount equal to the lesser of the Total Commitment and the total replacement cost value of such Collateral and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) All premiums on any such insurance shall be paid when due by the Company and the Subsidiaries, and summaries of the policies delivered annually to the Administrative Agent. If the Company or any Subsidiary shall fail to obtain any insurance as required by this Section 5.09, the Administrative Agent may obtain such insurance at the Company’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Company’s or such Subsidiary’s failure to maintain such insurance or pay any premiums therefor.

SECTION 5.10 Casualty and Condemnation. The Company (a) will furnish to the Administrative Agent and the Lenders prompt written notice (it being understood that, at the Company’s request, delivery of any such notice to the Lenders may be made by the Administrative Agent) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding, in either case, to the extent the value of the Collateral affected thereby exceeds $25,000,000 and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11 Governmental Authorizations. Each Loan Party will, and will cause each of its Subsidiaries to, promptly from time to time obtain or make and maintain in full force and effect all material licenses, consents, authorizations and approvals of, and filings and registrations with, any Governmental Authority from time to time necessary under the laws of the jurisdiction in which each Loan Party is located for the making and performance by each such Loan Parties of the Loan Documents.

SECTION 5.12 Appraisals. Twice in each twelve month period, at the request of the Joint Collateral Agents, the Loan Parties will cooperate with an appraiser selected and engaged by the Joint Collateral Agents to provide Inventory appraisals or updates thereof, prepared on a basis satisfactory to the Joint Collateral Agents, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however that (a) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such appraisals and (b) if Availability is less than the greater of (i) 20% of the Total Commitment and (ii) $160,000,000, for any period of 30 consecutive days in any calendar year, then three times during the twelve month period commencing with any month during which clause (b) is triggered, at the request of the Joint Collateral Agents, the Loan Parties will cooperate with the Joint Collateral Agents to provide such appraisals. For purposes of this Section 5.12, it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such appraisals shall be commenced upon reasonable notice to the Company and performed during normal business hours of the Company, and all reasonable out-of-pocket costs of such appraisals shall be at the sole expense of the Loan Parties.

SECTION 5.13 Field Examinations. Twice in each twelve month period, at the request of the Joint Collateral Agents, the Loan Parties will permit, upon reasonable notice, the Joint Collateral Agents to conduct a field examination to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however that (a) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations and (b) if Availability is less than the greater of (i) 20% of the Total Commitment and (ii) $160,000,000, for any period of 30 consecutive days in any calendar year, then three times during the twelve month period commencing with any month during which clause (b) is triggered, at the request of the Joint Collateral Agents, the Loan Parties will permit the Joint Collateral Agents to conduct such examinations. For purposes of this Section 5.13, it is understood and agreed that (i) a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets and (ii) the Joint Collateral Agents shall use commercially reasonable efforts to coordinate any such field exams. All such field examinations shall be commenced upon reasonable notice to the Company and performed during normal business hours of the Company, and all reasonable out-of-pocket costs of such field examinations shall be at the sole expense of the Loan Parties.

SECTION 5.14 Mortgages, etc. (a) With respect to each of the Mortgaged Properties constituting a processing plant, within 150 days of the Effective Date; (b) with respect to Farm Mortgaged Properties with an aggregate Gross PPE of not less than 75% of the aggregate Gross PPE (calculated as of May 3, 2009) of all Farm Mortgaged Properties, within 150 days of the Effective Date; and (c) with respect to any other Farm Mortgaged Property, within 320 days of the Effective Date, the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) a Mortgage on such parcel of Mortgaged Property;

(ii) evidence that a counterpart of the Mortgage has been either recorded or delivered to the Title Company for recording in all places to the extent necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a valid and enforceable mortgage or deed of trust lien (with the priority required by the Intercreditor Agreement) in favor of the Administrative Agent for the benefit of itself and the Secured Parties, securing the Secured Obligations (provided that in jurisdictions that impose mortgage recording taxes, such Mortgage shall not secure indebtedness in an amount exceeding 100% of the fair market value of each parcel of Mortgaged Property, as reasonably determined in good faith by the Company and reasonably acceptable to the Administrative Agent), subject to Liens permitted pursuant to Section 6.02;

(iii) an ALTA policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) which shall (A) be in an amount mutually agreeable by the Company and the Administrative Agent, provided however that the aggregate amount of the title policies covering all Mortgaged Properties shall be equal to $825,000,000, (B) be issued at ordinary rates, (C) insure or commit to insure that the Mortgage insured thereby creates a valid and enforceable mortgage lien (with the priority required by the Intercreditor Agreement) in the real property described therein, free and clear of all defects and encumbrances, except Liens and encumbrances described in clauses (a), (b) and (f) of the definition of Permitted Encumbrances, (D) name the Administrative Agent for the benefit of itself and the Secured Parties as the insured thereunder, (E) be in the form of ALTA Loan Policy – 2006 (or equivalent policies), (F) contain such affirmative coverage as the Administrative Agent shall reasonably request and contain the following endorsements, to the extent available in a particular jurisdiction and applicable to the particular real property: Variable Rate; Environmental Protection Lien; Restrictions, Encroachments, Minerals; Future Advance – Priority; Future Advance – Letter of Credit; Access and Entry; Multiple Tax Parcel; Contiguity; First Loss – Multiple Parcels Transaction; Doing Business; Revolving Credit; Usury; Waiver of Arbitration; Address; Mortgage Recording Tax; Pro Tanto (which endorsement shall provide, among other things, that (i) notwithstanding that the amount of the title insurance policy in favor of the Administrative Agent that covers the applicable Mortgaged Property and the amount of the title insurance policy in favor of the Term Debt Representative covering the same Mortgaged Property shall each be equal to the the amount allocated to such Mortgaged Property pursuant to clause (A) above, the aggregate amount of title insurance available under both such title insurance policies shall be equal to the amount allocated to such Mortgaged Property pursuant to clause (A) above, and (ii) payment under either of the foregoing title policies shall reduce the aggregate amount available under both such title insurance policies); Tie In/Cluster; Riparian Rights; Survey (subject to clause (v) below, not required for Farm Mortgaged Properties); and Zoning (not required for Farm Mortgaged Properties, and with respect to other Mortgaged Properties, required to the extent the same can be obtained based upon (i) either the existing survey or any new survey done with respect to such Mortgaged Property and/or a Property Information Report performed by Bock & Clark), and (G) be issued by the Title Company, together with evidence satisfactory to the Administrative Agent that all premiums in respect of such policy or commitment, all charges for mortgage recording tax and all related expenses, if any, have been paid; provided that with respect to the Farm Mortgaged Properties with such notation as title insurance shall not be required in Schedule 5.14 hereto, the Administrative Agent shall be provided only with title search reports with respect to such Farm Mortgaged Properties;

(iv) a copy of all recorded documents referred to, or listed as exceptions to title in the title policies or policies referred to in clause (iii) above and a copy of all other material documents affecting each parcel of Mortgaged Property;

(v) (i) an ALTA survey prepared and certified to the Administrative Agent by a qualified surveyor or (ii) an existing survey if one exists on the Closing Date, with no change affidavit only if the Title Company agrees to remove general survey exceptions and issue comprehensive, address, survey and access endorsements on the title policy delivered pursuant to clause (iii) above; or in the alternative with respect to Farm Mortgaged Properties, an existing survey if one exists on the Effective Date, or copies of plats, mapping data and information or property reports which shall provide reasonable evidence that the Farm Mortgaged Properties and all related improvements are located on the land owned by the Loan Parties, with commercially reasonable efforts to obtain survey endorsements with respect to the title insurance policies on such Farm Mortgaged Property (to the extent title insurance is required);

(vi) to the extent requested by the Administrative Agent, proper fixture filings under the UCC on Form UCC-1 for filing under the UCC in the appropriate jurisdiction in which the parcel of Mortgaged Property is located, necessary or desirable to perfect the security interests in fixtures purported to be created by the Mortgage in favor of the Administrative Agent for the benefit of itself and the Secured Parties;

(vii) an opinion of counsel in the state in which such parcel of Mortgaged Property is located and an opinion of counsel in the jurisdiction of incorporation of the Loan Party entering into the relevant Mortgage, in each case, in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(viii) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company or the applicable Loan Party, and evidence of flood insurance, in the event any such parcel of Mortgaged Property is located in a special flood hazard area); and

(ix) such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.]

Notwithstanding anything to the contrary in this Section 5.14, in the event the Loan Parties cannot, with respect to any Farm Mortgaged Properties (the “Removed Farm Mortgaged Properties”), satisfy the delivery requirements as provided in this Section 5.14 after using commercially reasonable efforts to do so, they shall not be deemed to be in default of their obligations under this Section if, within the time periods required above, the Loan Parties deliver the items described in clauses (i) through (ix) above with respect to one or more substitute properties of substantially comparable quality and utility and which in the aggregate have a Gross PPE equal to or greater than the Removed Farm Mortgaged Properties, provided that if, within the 320 day period referred to above, the Loan Parties are in compliance with this Section with respect to the Farm Mortgaged Properties which shall have an aggregate Gross PPE of equal to or greater than 85% of the aggregate Gross PPE of all of the Farm Mortgaged Properties, then no Default or Event of Default shall be deemed to occur if the Loan Parties are unable to satisfy the requirements of this Section with respect to additional Farm Mortgaged Properties so long as the Loan Parties continue to use commercially reasonably efforts to satisfy such requirements.

SECTION 5.15 Additional Collateral; Further Assurances. (a) Subject to applicable law, the Company and each Subsidiary that is a Loan Party shall promptly cause (i) any Material Subsidiary created or acquired after the Effective Date and (ii) any Subsidiary that has otherwise become a Material Subsidiary after the Effective Date to (A) become a Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”) and (B) to execute and deliver such amendments, supplements or documents of accession to any Collateral Documents as the Administrative Agent reasonably deems necessary for such Material Subsidiary to grant to the Administrative Agent (for the benefit of the Secured Parties) a perfected security interest (with the priority required by the Intercreditor Agreement) in the Collateral described in such Collateral Document with respect to such Material Subsidiary, subject only to Liens permitted under Section 6.02. Upon execution and delivery of such documents and agreements, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Secured Parties), in any property of such Loan Party which constitutes Collateral, including, subject to the Intercreditor Agreement, any parcel of real property located in the U.S. owned by any Loan Party.

(b) Each Loan Party will, to the extent required under the applicable Collateral Documents, cause (i)100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by such Loan Party to be subject at all times to a perfected Lien (with the priority required by the Intercreditor Agreement) in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c) Without limiting the foregoing, each Loan Party will, and will cause each of its Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. In addition, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent filings with any governmental recording or registration office in any jurisdiction required by the Administrative Agent, in the exercise of its Permitted Discretion, in order to perfect or protect the Liens of the Administrative Agent granted under any Collateral Document in any Intellectual Property, all at the expense of the Loan Parties.

(d) If any material assets (including any real property or improvements thereon or interest therein, other than any real property that is a hog farm with a Gross PPE of less than $3,000,000 or any other type of real property (including processing plants) with a fair market value of less than $10,000,000) are acquired by the Company or any other Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Administrative Agent pursuant to the Security Agreement upon acquisition thereof), the Company will notify the Administrative Agent and, if requested by the Administrative Agent or the Required Lenders, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties. With respect to any real property or improvements thereon or interest therein, as soon as practicable but in no event more than 60 days after the date of the acquisition of such property, which period may be extended by the Administrative Agent in its reasonable discretion, the Company shall, or shall cause the appropriate Loan Party to, execute and deliver the instruments and documents required under Section 5.14.

SECTION 5.16 Control Agreements. (a) The Company will, and the Company will cause each applicable Loan Party to, (i) enter into the Deposit Account Control Agreements required to be provided pursuant to the Security Agreement and (ii) open the Collection Account with the Administrative Agent, in each case no later than the date that is 60 days after the Effective Date (or such later date as the Administrative Agent shall agree in its Permitted Discretion). In connection with the foregoing, the Company shall, if requested by the Administrative Agent, promptly deliver to the Administrative Agent a favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel for the Company and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and covering customary matters relating to such Deposit Account Control Agreements.

(b) The Company shall determine the aggregate balance of cash and Permitted Investments of all Loan Parties in accounts (other than (i) each deposit account, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (ii) each deposit account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero, (iii) each account, all the cash and Permitted Investments contained in which are subject to a Lien permitted under Section 6.02(h), (iv) each account, all the cash and Permitted Investments contained in which are subject to a Lien pursuant to Section 6.02(s) to cash collateralize obligations under letters of credit or in respect of Banking Services Obligations and (v) each account, all the cash and Permitted Investments contained in which consist of proceeds of the issuance of any Debt Securities pursuant to Section 6.01(b),

6.01(r) or 6.01(g) (solely to the extent such Debt Securities constitute an extension, refinancing or renewal of Indebtedness permitted pursuant to Section 6.01(b) or 6.01(r)) and/or proceeds from the sale, transfer or other disposition of Term Debt Priority Collateral, in each case, to the extent depositing such cash or Permitted Investments in such account is required pursuant to the Senior Secured Notes Documents) not subject to Deposit Account Control Agreements or other appropriate control agreements in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent at each time when the Company delivers Borrowing Base reports pursuant to Section 5.01(f), and if such aggregate balance shall at any time of determination exceed $10,000,000, the Company shall promptly eliminate such excess from such accounts or shall within 30 days enter, or cause the applicable Loan Parties to enter, into one or more Deposit Account Control Agreements or other appropriate control agreements in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent so that there shall not thereafter be any such excess; provided, however, that the Company shall have 60 days after the Effective Date (or such later date as the Administrative Agent shall agree in its Permitted Discretion) to obtain such Deposit Account Control Agreements or other appropriate control agreements.

SECTION 5.17 Post-Closing Obligations. (a) On or prior to the date that is 30 days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Company shall, and shall cause each of its Subsidiaries to, deliver to the Administrative Agent a global intercompany subordinated note, in form and substance reasonably acceptable to the Administrative Agent, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by each pledgor thereof.

(b) On or prior to the date that is 30 days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Company shall, and shall cause each of its Subsidiaries to, deliver to the Administrative Agent certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (it being understood that beneficial interests in global certificates traded on exchanges shall not be considered to be certificated for purposes of this clause (b)).

(c) The Company will, and will cause each applicable Loan Party to, deliver to the Administrative Agent, on or prior to the date that is 30 days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), an Acknowledgement and Consent in the form attached to the Security Agreement, executed and delivered by each Subsidiary, if any, that is an Issuer (as defined therein) of Pledged Stock that is not a Loan Party.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full (other than contingent amounts not yet asserted or due), all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of the Loan Parties covenants and agrees, jointly and severally, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) (i) the Senior Secured Notes and Guarantees thereof by the Guarantors in an initial aggregate principal amount not to exceed $625,000,000; and (ii) other senior secured notes having substantially the same terms as the Senior Secured Notes (other than interest, which shall be the then prevailing market interest rate for similar instruments) and Guarantees thereof by the Guarantors in an initial aggregate principal amount not to exceed $200,000,000, the proceeds of which are used to repay the Rabobank Nederland Facility; provided that, with respect to senior secured notes issued pursuant to clause (ii) of this clause (b), (x) after giving effect to any such issuance the Company will be in compliance with all restrictions on Indebtedness related to the Debt Cap assuming full utilization of the Commitments and of the commitments under any other agreement governing indebtedness or other obligations which constitute a usage of the debt incurrence provisions subject to the Debt Cap, or (y) if the Company is not so in compliance with clause (x) above, the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeds the Debt Cap as determined under clause (x) above, after giving effect to any repayment of indebtedness that occurs substantially simultaneously with any such issuance, shall not be greater than the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeded the Debt Cap as determined under clause (x) above immediately prior to such issuance, and the Company shall deliver to the Administrative Agent a certificate from a Financial Officer of the Company certifying that the Company is in compliance with the requirements of either (x) or (y) above, which certificate will include a Debt Cap Calculation and a calculation of the Available Debt Cap Amount (which shall indicate whether the senior secured notes issued pursuant to clause (ii) of this clause (b) is included in such calculation of the Available Debt Cap Amount);

(c) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and any extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) hereof;

(d) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Company or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(e) Guarantees by the Company of Indebtedness of any Subsidiary or Joint Venture and by any Subsidiary of Indebtedness of the Company or any other Subsidiary or any Joint Venture, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Company or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party or of any Joint Venture shall be subject to Section 6.04 (iii) Guarantees permitted under this clause (e) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations and (iv) no Foreign Subsidiary may guarantee any Term Debt Obligations;

(f) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) hereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $75,000,000 at any time outstanding;

(g) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (c) (other than the European Facility), (f) or (l) hereof; provided that, (i) the principal amount of such Indebtedness is not increased (except to the extent used to finance accrued interest and premium (including tender and make-whole premiums) and associated refinancing transaction costs), (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto (except, in the case of any extension, refinancing or renewal of Indebtedness under any Covered Notes Documents, such extension, refinancing or renewal may provide for guarantees by the Loan Parties of the obligations thereunder so long as after giving pro forma effect thereto (x) no Default or Event of Default shall have occurred and be continuing, (y) Availability shall not be less than $400,000,000 and (z) the Consolidated Coverage Ratio (as defined in the Covered Notes Documents) shall be equal to or greater than 2.00 to 1.00), (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) in the case of any Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in Section 6.01(b) or any Indebtedness in the form of Debt Securities which represents an extension, refinancing, or renewal of any of the Indebtedness described in Section 6.01(c), such extension, refinancing or renewal shall not include any cross default (as opposed to cross-payment default or cross-acceleration) provisions or any financial maintenance covenants (it being understood that, for purposes of such determination, any limitation on indebtedness based on a borrowing base shall not be deemed to be a financial maintenance covenant), and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension

Indebtedness must include subordination terms and conditions that are either approved by the Administrative Agent or at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness; provided that, with respect to any Indebtedness incurred pursuant to this clause (g), (x) after giving effect to any such incurrence the Company will be in compliance with all restrictions on Indebtedness related to the Debt Cap assuming full utilization of the Commitments and of the commitments under any other agreement governing indebtedness or other obligations which constitute a usage of the debt incurrence provisions subject to the Debt Cap, or (y) if the Company is not so in compliance with clause (x) above, the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeds the Debt Cap as determined under clause (x) above, after giving effect to any repayment of indebtedness that occurs substantially simultaneously with any such incurrence, shall not be greater than the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeded the Debt Cap as determined under clause (x) above immediately prior to such incurrence, and the Company shall deliver to the Administrative Agent a certificate from a Financial Officer of the Company certifying that the Company is in compliance with the requirements of either (x) or (y) above, which certificate will include a Debt Cap Calculation and a calculation of the Available Debt Cap Amount (which shall indicate whether the Indebtedness incurred pursuant to this clause (g) is included in such calculation of the Available Debt Cap Amount);

(h) Indebtedness under the European Refinancing Facility; provided that (i) any Liens securing such Indebtedness are not extended to any property of any Loan Party not subject to a Lien securing the European Facility as of the Effective Date, (ii) no Loan Party that is not originally obligated with respect to repayment of the European Facility is required to become obligated with respect thereto, (iii) the maturity of the European Refinancing Facility is not earlier than the maturity of the European Facility and (iv) in the case of any such Indebtedness in the form of Debt Securities, such Indebtedness will not include any cross default (as opposed to cross-payment default or cross-acceleration) provisions or any financial maintenance covenants (it being understood that, for purposes of such determination, any limitation on indebtedness based on a borrowing base shall not be deemed to be a financial maintenance covenant) and will mature no earlier than the third anniversary of the Effective Date; provided, further, that to the extent any intercompany loans made to Foreign Subsidiaries in reliance upon Section 6.04(o)(ii) are outstanding at a time that proceeds under the European Refinancing Facility become available as a result of a subsequent increase in the amount of the European Refinancing Facility, such intercompany loans shall be promptly repaid with such proceeds and the amount of such repayment shall be used to repay any outstanding Loans; provided, further, that, with respect to any Indebtedness incurred pursuant to this clause (h), (x) after giving effect to any such incurrence the Company will be in compliance with all restrictions on Indebtedness related to the Debt Cap assuming full utilization of the Commitments and of the commitments under any other agreement governing indebtedness or other obligations which constitute a usage of the debt incurrence provisions subject to the Debt Cap, or (y) if the Company is not so in compliance with clause (x) above, the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeds the Debt Cap as determined under clause (x) above, after giving effect to any repayment of indebtedness that occurs substantially simultaneously with any such incurrence, shall not be greater than the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeded the Debt Cap as determined under clause (x) above immediately prior to such incurrence, and the Company shall deliver to the Administrative Agent a certificate from a Financial Officer of the Company certifying that the Company is in compliance with the requirements of either (x) or (y) above, which certificate will include a Debt Cap Calculation and a calculation of the Available Debt Cap Amount (which shall indicate whether the Indebtedness incurred pursuant to this clause (h) is included in such calculation of the Available Debt Cap Amount);

(i) Indebtedness incurred in connection with the extension, renewal, increase or refinancing of Indebtedness incurred pursuant to Section 6.01(g) to extend, renew or refinance the Indebtedness under the Polish Facilities in excess of the amount permitted under Section 6.01(g) (it being understood that such extension, renewal, increase or refinancing need not occur substantially contemporaneously with the repayment or termination of Indebtedness under the Polish Facilities) in an aggregate principal amount at any time outstanding not to exceed the Polish Facilities Refinancing Capacity; provided that (i) any Liens securing such Indebtedness are not extended to any property of any Loan Party not subject to a Lien securing the Polish Facilities as of the Effective Date, (ii) no Loan Party that is not originally obligated with respect to repayment of the Polish Facilities is required to become obligated with respect thereto, (iii) such extension, renewal or refinancing does not result in a shortening of the average weighted maturity of the Polish Facilities so replaced or refinanced and (iv) in the case of any such Indebtedness in the form of Debt Securities, such Indebtedness will not include any cross default (as opposed to cross-payment default or cross-acceleration) provisions or any financial maintenance covenants (it being understood that, for purposes of such determination, any limitation on indebtedness based on a borrowing base shall not be deemed to be a financial maintenance covenant) and will mature no earlier than the third anniversary of the Effective Date; provided, further, that to the extent any intercompany loans made to Foreign Subsidiaries in reliance upon Section 6.04(o)(i) are outstanding, promptly upon the receipt of the proceeds of Indebtedness incurred in reliance on this Section 6.01(i)(for the avoidance of doubt, in excess of the amount of the related refinancing permitted pursuant to Section 6.01(g)), such procceds shall be applied to the repayment of such intercompany loans, and such repayment shall then be used to repay any outstanding Loans; provided, further, that, with respect to any Indebtedness incurred pursuant to this Section 6.01(i), (x) after giving effect to any such incurrence the Company will be in compliance with all restrictions on Indebtedness related to the Debt Cap assuming full utilization of the Commitments and of the commitments under any other agreement governing indebtedness or other obligations which constitute a usage of the debt incurrence provisions subject to the Debt Cap, or (y) if the Company is not so in compliance with clause (x) above, the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeds the Debt Cap as determined under clause (x) above, after giving effect to any repayment of indebtedness that occurs substantially simultaneously with any such incurrence, shall not be greater than the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeded the Debt Cap as determined under clause (x) above immediately prior to such incurrence, and the Company shall deliver to the Administrative Agent a certificate from a Financial Officer of the Company certifying that the Company is in compliance with the requirements of either (x) or (y) above, which certificate will include a Debt Cap Calculation and a calculation of the Available Debt Cap Amount (which shall indicate whether the Indebtedness incurred pursuant to this Section 6.01(i) is included in such calculation of the Available Debt Cap Amount);

(j) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(k) Indebtedness of the Company or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(l) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed $50,000,000 at any time outstanding;

(m) Capital Lease Obligations in connection with sale and leaseback transactions permitted under Section 6.06;

(n) customer deposits and advance payments received in the ordinary course of business and consistent with past practices from customers for goods purchased in the ordinary course of business;

(o) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds, in each case incurred in the ordinary course of business;

(p) to the extent constituting Indebtedness, obligations consisting of indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary of the Company, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Company and the Subsidiaries in connection with such disposition;

(q) other unsecured Indebtedness having no scheduled principal payments prior to the Maturity Date in an aggregate principal amount that, when combined with any Indebtedness incurred pursuant to 6.01(m) and commitment increases obtained under Section 2.09(e) (such aggregate amount, the “Residual Debt Basket Usage”) (it being understood that while Indebtedness incurred pursuant to Section 6.01(m) and 2.09(e) shall not be subject to testing under this clause (q), it will count as Residual Debt Basket Usage)), does not exceed $550,000,000 at any time outstanding ; provided that at the time such Indebtedness is incurred (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) if after giving effect to the incurrence thereof, the Residual Debt Basket Usage shall be more than $100,000,000 or the aggregate amount of Residual Debt Cap Usage that is secured by a Lien (including Capital Leases) shall be more than $50,000,000, the Fixed Charge Coverage Ratio for the Test Period in effect at such time shall be at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time);

(r) other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $475,000,000; provided that (i) such Indebtedness will mature no earlier than the third anniversary of the Effective Date, (ii) in the case of any such Indebtedness in the form of Debt Securities, such Indebtedness will not include any cross default (as opposed to cross-payment default or cross-acceleration) provisions or any financial maintenance covenants (it being understood that, for purposes of such determination, any limitation on indebtedness based on a borrowing base shall not be deemed to be a financial maintenance covenant), and (iii) (A) after giving effect to the incurrence of any such Indebtedness, the Company will be in compliance with all restrictions on Indebtedness related to the Debt Cap assuming full utilization of the Commitments and of the commitments under any other agreement governing indebtedness or other obligations which constitute a usage of the debt incurrence provisions subject to the Debt Cap, or (B) if the Company is not so in compliance with clause (A) above, the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeds the Debt Cap as determined under clause (A) above, after giving effect to any repayment of indebtedness that occurs substantially simultaneously with any such incurrence, shall not be greater than the amount by which the relevant indebtedness of the Company and the Subsidiaries exceeded the Debt Cap as determined under clause (A) above immediately prior to such incurrence, and the Company shall deliver to the Administrative Agent a certificate from a Financial Officer of the Company certifying that the Company is in compliance with the requirements of either (iii)(A) or (B) above, which certificate will include a Debt Cap Calculation and a calculation of the Available Debt Cap Amount (which shall indicate whether the Indebtedness incurred pursuant to this clause (r) is included in such calculation of the Available Debt Cap Amount); and

(s) other Indebtedness in an aggregate principal amount not exceeding $100,000,000 at any time outstanding.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) Liens on the Collateral securing Indebtedness incurred pursuant to Section 6.01(b), and any extensions, renewals and replacements of any such Indebtedness in respect thereof in accordance with Section 6.01(g), in each case, to the extent subject to the Intercreditor Agreement;

(d) any Lien on any property or asset of the Company or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only (A) those obligations that it secures on the Effective Date, or (B) with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01(g), (h) or (i), permitted extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof in excess of the amounts permitted pursuant to Section 6.01(g), (h) or (i), as applicable;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and any financing costs associated therewith and (iv) such security interests shall not apply to any other property or assets of the Company or such Subsidiary or any other Subsidiary;

(f) any Lien existing on any property or asset (other than Accounts and Inventory of any Loan Party) prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset (other than Accounts and Inventory of any Loan Party) of any Person that becomes a Subsidiary or is merged or consolidated with the Company or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated securing Indebtedness permitted under Section 6.01(l); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Company or such Subsidiary or any other Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, such extensions, renewals and replacements in respect thereof;

(g) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(h) Liens on cash or Permitted Investments of the Company or any Subsidiary in an aggregate amount not to exceed $125,000,000 at any time (calculated net of cash collateral posted to the Company or any Subsidiary by counterparties to secure outstanding exposure of such counterparty to the Company or any Subsidiary under Swap Agreements) securing obligations of the Company or any Subsidiary under Swap Agreements permitted under Section 6.07; provided that the cash and Permitted Investments subject to such Liens may exceed $125,000,000 for any period not to exceed 10 consecutive Business Days (and no two such periods shall be consecutive) to the extent the Company uses commercially reasonable efforts during such period to unwind the Swap Agreements requiring such excess security;

(i) Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(j) Liens granted by a Subsidiary that is not a Loan Party in favor of the Company or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(k) in connection with the sale or transfer of all the Equity Interests in a Subsidiary in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(l) in the case of Equity Interests in any Joint Venture, any put and call arrangements or other transfer restrictions related to such Equity Interests set forth in the organizational documents for such Joint Venture or any related or similar agreement;

(m) any Lien on assets of any Foreign Subsidiary; provided that (A) such Lien shall not apply to any Collateral or any other assets of the Company or any Domestic Subsidiary and (B) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder;

(n) Liens created under the PSA, PACA or any similar state or federal laws or regulations;

(o) any Lien, claim or right of any Governmental Authority arising under any law or regulation in any inventory or farm products allocable to any procurement contract with such Governmental Authority;

(p) Liens on the Collateral securing Indebtedness incurred pursuant to Section 6.01(r) to the extent subject to the Intercreditor Agreement;

(q) leases, licenses or subleases granted to others in the ordinary course of business not interfering in an material respect with the business of any Loan Party;

(r) Liens of sellers of goods to the Company and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(s) other Liens on (i) assets not included in the Collateral securing Indebtedness or other obligations and (ii) cash and Permitted Investments posted to the issuers of letters of credit or providers of Banking Services or Swap Agreements to secure obligations of the Company or any Loan Party in respect thereof, in an aggregate principal amount with respect to this clause (s) not to exceed $20,000,000 at any time outstanding.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clauses (a), (c) and (p) above and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clauses (a), (c), (n) and (p) above.

SECTION 6.03 Fundamental Changes; Business Activities. (a) Mergers, Sales of Assets, Etc. No Loan Party will, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i) any Subsidiary may merge with the Company in a transaction in which the Company is the surviving entity pursuant to documentation reasonably satisfactory to the Administrative Agent;

(ii) any Loan Party (other than the Company) and any Non-Loan Party or any other Person may merge into any Loan Party in a transaction in which a Loan Party is the surviving corporation, or, concurrently with the consummation of such transaction, the surviving entity becomes a Loan Party;

(iii) any Non-Loan Party may merge into any other Non-Loan Party;

(iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary; provided that if any such transferor is a Loan Party, such transferee shall also be a Loan Party;

(v) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; and

(vi) the Company or any Subsidiary may sell, transfer, lease or otherwise dispose of its assets pursuant to a transaction permitted under Section 6.04 or 6.05;

provided, that any such merger that would otherwise be permitted by this Section 6.03 involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) Line of Business. No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any Person or any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each such transaction, an “Investment”), except:

(a) Permitted Investments, subject to, in the case of Loan Parties, control agreements in favor of the Administrative Agent for the benefit of the Lenders to the extent required under Section 5.16, or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(b) Investments (i) in existence on the date of this Agreement and (with respect to any Investment held by the Company or any Domestic Subsidiary) described in Schedule 6.04(b) (it being understood that any such Investments not in excess of $5,000,000 individually or $15,000,000 in the aggregate shall not be required to be listed on Schedule 6.04(b)) and (ii) Investments pursuant to contractual commitments in existence on the date of this Agreement and described in Schedule 6.04(b);

(c) Investments by the Company and its Subsidiaries in their respective Subsidiaries or in Joint Ventures, in each case, involving the transfer of Collateral; provided that (i) immediately before and immediately after giving pro forma effect thereto no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount at any one time outstanding of Investments made after the Effective Date pursuant to this paragraph (c) by Loan Parties in Subsidiaries that are not Loan Parties or in Joint Ventures shall not exceed (when combined with the aggregate outstanding amount of Investments made pursuant to clause (d) below after the Effective Date by Loan Parties in Subsidiaries that are not Loan Parties) the sum of (i) $125,000,000 plus (ii) so long as both immediately before and immediately after giving pro forma effect thereto (A) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Investment is made is at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (B) Availability shall not be less than the greater of (1) 30% of the Total Commitment and (2) $300,000,000, $75,000,000 (in each case determined without regard to any write-downs or write-offs);

(d) Investments by the Company and its Subsidiaries in their respective Subsidiaries, in each case not involving the transfer of Collateral;

(e) Permitted Acquisitions;

(f) loans or advances made by a Loan Party to its employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $5,000,000 in the aggregate at any one time outstanding;

(g) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) Investments in the form of Swap Agreements permitted by Section 6.07;

(i) Investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) Investments received in connection with the dispositions of assets permitted by Section 6.05;

(k) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances.”

(l) Guarantees by the Company or any of its Subsidiaries of leases (other than Capital Leases) or of other obligations of the Company or any of its Subsidiaries that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(m) Investments in Joint Ventures or Subsidiaries that are not Loan Parties in an aggregate amount not to exceed the Available Equity Proceeds on the date of such Investment, so long as both immediately before and after giving pro forma effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing, (ii) Availability shall not be less than $500,000,000;

(n) Investments made in the ordinary course of business by any Subsidiary which is a captive insurance company or retirement plan of the Company and its Subsidiaries;

(o) loans to Foreign Subsidiaries the proceeds of which are used to repay obligations under (i) any Polish Facility, to the extent such facility is guaranteed by, or otherwise recourse to, any Loan Party, in connection with the extension, refinancing or renewal thereof (such extension, refinancing or renewal, a “Polish Refinancing Facility”) in an aggregate principal amount with respect to any such Polish Facility not to exceed the excess of (A) the aggregate principal amount of Indebtedness under such Polish Facility at the time of the making of such loan over (B) the outstanding principal amount of Indebtedness and unused commitments under such Polish Refinancing Facility or (ii) the European Facility, to the extent such facility is guaranteed by, or otherwise recourse to, any Loan Party, in connection with the extension, refinancing or renewal thereof (such extension, refinancing or renewal, an “Original European Refinancing Facility”) in an aggregate principal amount not to exceed the excess of (A) the aggregate principal amount of Indebtedness under the European Facility at the time of the making of such loan over (B) the outstanding principal amount of Indebtedness and unused commitments under such Original European Refinancing Facility, so long as, in each case, both immediately before and immediately after giving pro forma effect thereto (x) no Default or Event of Default shall have occurred and be continuing and (y) Availability shall not be less than $400,000,000; provided that no loans may be made in reliance on this clause (o) to repay indebtedness under the European Facility or any Polish Facility if the maturity date of the indebtedness to be repaid is after the third anniversary of the Effective Date; provided further that the aggregate amount of loans otherwise permitted pursuant to this clause (o) shall be reduced by the aggregate Net Proceeds of any sale or other disposition of all or any part of any Equity Interests in Campofrio in excess of $50,000,000;

(p) purchases or redemptions of Indebtedness of the Company or any of its Subsidiaries, to the extent permitted pursuant to Section 6.08(b);

(q) (i) loans to Foreign Subsidiaries the proceeds of which are used pursuant to Section 6.08(b)(ii)(A) or (B) or Section 6.08(b)(v) or 6.08(b)(xi), to pay or prepay Indebtedness of such Foreign Subsidiary which is guaranteed by a Loan Party, or otherwise recourse to a Loan Party or (ii) loans to any Domestic Subsidiary, the proceeds of which are used pursuant to Section 6.08(b)(x) to pay or prepay Indebtedness under the Company IRBs, so long as, in each case, both immediately before and after giving pro forma effect to any such Investment (A) no Default or Event of Default shall have occurred and be continuing and (B) Availability shall not be less than $400,000,000; and

(r) other Investments not otherwise permitted by this Section 6.04 in an amount not to exceed $25,000,000 at any time outstanding plus, so long as both immediately before and immediately after giving pro forma effect thereto (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Investment is made is at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (iii) Availability shall not be less than the greater of (1) 30% of the Total Commitment and (2) $300,000,000, an amount not to exceed $75,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs).

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Company or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers, leases, licenses and dispositions to the Company or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of Permitted Investments in the ordinary course of business and other investments permitted by clauses (i) and (j) of Section 6.04;

(e) sale and leaseback transactions permitted by Section 6.06;

(f) Restricted Payments permitted by Section 6.08;

(g) sales, transfers and other dispositions of assets (other than Equity Interests in a Loan Party unless all Equity Interests in such Loan Party are sold) in an aggregate amount not to exceed $400,000,000 so long as both immediately before and immediately after giving pro forma effect thereto no Default or Event of Default shall have occurred and be continuing;

(h) sales, transfers and other dispositions of Equity Interests in Campofrio so long as both immediately before and immediately after giving pro forma effect thereto no Default or Event of Default shall have occurred and be continuing;

(i) dispositions resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary;

(j) sales, transfers and other dispositions of assets (other than Equity Interests in a Loan Party unless all Equity Interests in such Loan Party are sold) that are not permitted by any other paragraph of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (j) shall not exceed $10,000,000 during any fiscal year of the Company; and

(k) sales, transfers and other dispositions of assets of Foreign Subsidiaries; provided that (i) in the event any such sale, transfer or disposition or series of sales, transfers or other dispositions constitutes the disposition of a business unit, division, product line or line of business (other than any sale transfer or disposition of the Equity Interests in Campofrio), and to the extent any loans made to Foreign Subsidiaries in reliance upon Section 6.04(o) are outstanding, the Net Proceeds of such sale, transfer or other disposition shall promptly be used to repay any such loans and the amount of such repayment shall promptly be used to repay any outstanding Loans, and (ii) in the case of any sale, transfer or other disposition of all or any part of the Equity Interests in Campofrio, the Net Proceeds of any such disposition in excess of $50,000,000 shall be used to repay any outstanding loans made pursuant to Section 6.04(o) and the amount of such repayment shall be used to repay any outstanding Loans;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that the aggregate amount of sale and leaseback transactions consummated in reliance on this Section 6.06 shall not exceed $100,000,000.

SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) Restricted Payments. No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Company may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Company may make Restricted Payments, not exceeding $10,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and the Subsidiaries, (iv) [Intentionally Omitted], (v) payments or prepayments of the Convertible Notes permitted pursuant to Section 6.08(b)(ii), (b)(vi) or (b)(vii) prior to any conversion pursuant to the terms of such Convertible Notes, (vi) Restricted Payments made to acquire the common stock in a Subsidiary held by a minority shareholder to the extent such acquisition is permitted pursuant to Section 6.04 and (vii) Restricted Payments not otherwise permitted under this Section 6.08 (A) in an aggregate amount not to exceed $10,000,000 in any four-quarter period commencing on the Closing Date and (B) an additional amount of $30,000,000 in the aggregate during the term of this Agreement; provided, however, that Restricted Payments permitted pursuant to this clause (B) shall only be permitted so long as (x) no Default or Event of Default shall have occurred and be continuing and (y) at the time any such dividend is declared, Availability shall have been not less than $500,000,000 for the period of 20 consecutive Business Days ending on and including the date of such declaration.

(b) Payments of Indebtedness. No Loan Party will, nor will it permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of (A) interest payments when due, (B) regularly scheduled principal payments as and when due (including, for clarity, at maturity) in respect of any Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof, (C) prepayments under any revolving credit facility that are not accompanied by a commitment reduction, (D) Indebtedness owing to the Company or any Subsidiary that is otherwise permitted hereunder, and (E) payments of principal and interest made in respect of conversions of Convertible Notes made in connection with the satisfaction of pricing triggers in respect of the common stock of the Company or in respect of the relationship between the pricing of such common stock and the pricing of such Convertible Notes so long as such payments do not cause the aggregate payments in respect of such Convertible Notes to exceed the principal amount (plus accrued interest) of such Convertible Notes;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (B) unsecured Indebtedness of any Foreign Subsidiary that becomes due as a result of any sale or transfer of such Foreign Subsidiary (or all or substantially all of its assets) pursuant to a transaction otherwise permitted hereunder;

(v) prepayments or repurchases of Designated Debt so long as after giving pro forma effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) Availability shall not be less than the greater of (1) 40% of the Total Commitment and (2) $400,000,000 for a period of 20 consecutive Business Days ending on and including the date of such prepayment or repurchase (or, if shorter, for the period commencing on the Effective Date and ending on and including the date of such prepayment or repurchase);

(vi)(A) prepayments or repurchases of Indebtedness, other than Designated Debt, in an aggregate amount not to exceed $50,000,000 so long as after giving pro forma effect thereto no Default or Event of Default shall have occurred and be continuing and (B) additional prepayments or repurchases of Indebtedness, other than the Designated Debt, so long as after giving pro forma effect thereto (i) no Default or Event of Default shall have occurred and be continuing, and (ii) Availability shall not be less than the greater of (1) 40% of the Total Commitment and (2) $400,000,000 for a period of 20 consecutive Business Days ending on and including the date of such prepayment or repurchase, in an aggregate amount for all Indebtedness prepaid or repurchased in reliance on this clause (vi)(B) not to exceed the amount at the time of determination by which the aggregate principal amount of the Designated Debt that has been prepaid or repurchased on or after the Effective Date (other than with Indebtedness or the proceeds of Indebtedness and, in the case of the European Facility, with a corresponding commitment reduction), or whose maturity date has been extended to a date after the third anniversary of the Effective Date, exceeds $300,000,000;

(vii) payments or prepayments of Indebtedness made with (A) any Available Equity Proceeds on the date of such payment or prepayment, (B) the proceeds of loans made pursuant to Section 6.04(o) or (C) the Net Proceeds of any disposition permitted pursuant to Section 6.05 that does not involve a disposition of assets included in the Borrowing Base and which Net Proceeds are not required to be used to prepay the Loans hereunder, cash collateralize outstanding letters of credit or prepay any Senior Secured Notes, so long as, in each case, both immediately before and after giving pro forma effect thereto (i) no Default or Event of Default shall have occurred and be continuing, and (ii) Availability shall not be less than $500,000,000;

(viii) payments or prepayments by Foreign Subsidiaries of Indebtedness of Foreign Subsidiaries;

(ix) payments or prepayments of Indebtedness made with common stock of the Company;

(x) payments or prepayments of Indebtedness under the Company IRBs in an aggregate principal amount not to exceed $21,000,000, so long as, both immediately before and after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(xi) prepayments of any Indebtedness maturing prior to the third anniversary of the Effective Date, so long as such prepayments are made on or after the date that is 90 days prior to such maturity date.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) the Company and any Subsidiary that is a Loan Party not involving any other Affiliate and (ii) transactions not involving any Loan Party, (c) any investment permitted by Sections 6.04(b), (c), (d), (l), (m), (n), (o), (q) or (r), (d) any Indebtedness permitted under Section 6.01(d) or Section 6.01(e), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or the Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s board of directors.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or (c) the ability of any Domestic Subsidiary to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business of a Subsidiary, pending such sale, provided such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business of such Subsidiary, that is to be sold and such sale is permitted hereunder, (B) restrictions and conditions imposed by the Senior Secured Notes Documents or the Rabobank Nederland Facility or any agreement or document governing or evidencing refinancing Indebtedness in respect of the Senior Secured Notes or the Rabobank Nederland Facility permitted under Section 6.01(g), provided that the restrictions and conditions contained in any such agreement or document are not less favorable to the Lenders than the restrictions and conditions imposed by the Senior Secured Notes Documents and (C) restrictions and conditions imposed by any agreement or document governing or evidencing (1) the senior secured notes issued in reliance upon Section 6.01(b)(ii) or any agreement or document governing or evidencing any refinancing Indebtedness in respect of such senior secured notes permitted under Section 6.01(g) or (2) any Indebtedness incurred in reliance upon Section 6.01(r); provided that (A) to the extent such Indebtedness is secured by Collateral, the restrictions and conditions contained in any such agreement or document are not less favorable to the Lenders than the restrictions and conditions imposed by the Senior Secured Notes Documents and (B) to the extent such Indebtedness is unsecured, the restrictions and conditions contained in any such agreement or document are not less favorable to the Lenders than the restrictions and conditions imposed by the Covered Notes Documents, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and such property or assets do not constitute Collateral, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (b) above shall not apply to customary restrictions or conditions on any Foreign Subsidiary imposed by any agreement or document governing or evidencing any Indebtedness of any Foreign Subsidiary and (vii) clause (a) above shall not apply to any agreement or instrument governing or evidencing Indebtedness of a Foreign Subsidiary that prohibits, restricts or imposes any condition upon the ability of a Foreign Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement or instrument governing or evidencing the European Facility or the Rabobank Nederland Facility in a manner that accelerates the maturity thereof or provides for Liens on additional collateral to secure the obligations thereunder; provided that Liens may be granted on additional property of Foreign Subsidiaries to secure the obligations under the European Facility, (b) any agreement or instrument governing or evidencing any Covered Notes or any Subordinated Indebtedness, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders; provided that the Covered Notes Documents may be amended or modified solely to provide for guarantees by the Loan Parties of the obligations under the Covered Notes so long as after giving pro forma effect thereto (i) no Default or Event of Default shall have occurred and be continuing, (ii) Availability shall not be less than $400,000,000 and (iii) the Consolidated Coverage Ratio (as defined in the Covered Notes Documents) shall be equal to or greater than 2.00 to 1.00 and (c) its certificate of incorporation, bylaws or other organizational documents to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 6.12 Fixed Charge Coverage Ratio. (a) During any period commencing on a date (each a “Commencement Date”) on which Availability is less than the greater of (i) 15% of the Total Commitment and (ii) $120,000,000, and continuing until any later date on which Availability shall have exceeded such threshold for at least 30 consecutive days, the Loan Parties will not at any time permit the Fixed Charge Coverage Ratio for the Test Period in effect at any time (including, for the avoidance of doubt, the Test Period in effect on the applicable Commencement Date) to be less than 1.10 to 1.00.

(b) The Company will not fail to deliver to the Administrative Agent (i) at the time the Borrowing Base Certificate is delivered in respect of each fiscal month of the Company, a certificate (“Monthly Certificate”) signed by a Financial Officer of the Company setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio for the Test Period ending on the last day of such fiscal month, and (ii) at the time any financial statements are delivered pursuant to Section 5.01(a) or 5.01(b), a certificate (“Quarterly Certificate”) signed by a Financial Officer of the Company setting forth setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio for the Test Period ending on the last day of the fiscal period covered by such financial statements (which calculations shall augment the calculations, if any, previously provided in respect of such period under clause (i)); provided that, unless the

Company shall have delivered the Monthly Certificate or Quarterly Certificate when required pursuant to this Section 6.12(b) for the Test Period then in effect, (1) no Borrowing may be made (other than a deemed Borrowing under Section 2.18(d)), and no Letter of Credit may be issued, amended, renewed or extended if after giving effect thereto Availability would be less than the greater of (x) 15% of the Total Commitment and (y) $120,000,000, and (2) no action may be taken that requires that the Fixed Charge Coverage Ratio for such Test Period be at least 1.10 to 1.00 or some higher required ratio; provided further that no Default or Event of Default shall arise as a result of any action taken or omitted to be taken in reliance on calculations set forth in any Monthly Certificate or Quarterly Certificate delivered pursuant to this Section 6.12 in respect of any Test Period that showed the Fixed Charge Coverage Ratio to be not less than 1.10 to 1.00 or such higher required ratio as may be applicable notwithstanding that the augmenting calculations in any subsequent Quarterly Certificate in respect of such Test Period show that the Fixed Charge Coverage Ratio was in fact less than 1.10 to 1.00 or such higher required ratio as may be applicable so long as the difference is due solely to fiscal quarter-end or fiscal year-end adjustments (it being understood, for the avoidance of doubt, that this proviso is not intended to prevent the occurrence of an Event of Default arising under paragraph (a) above notwithstanding that the failure to meet the 1.10 to 1.00 test or such higher required ratio as may be applicable may be due to the effect of such adjustments)

SECTION 6.13 Changes in Fiscal Periods. No Loan Party will change its fiscal year or change its method of determining fiscal quarters.

ARTICLE VII

Events of Default and Remedies

SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Company shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 3 Business Days or more;

(c) any representation, warranty or statement made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (solely with respect to any Loan Party’s existence) or 5.08 or in Article VI of this Agreement or the Company or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 4.11 of the Security Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of (i) 2 Business Days if such breach relates to the terms or provisions of Section 5.01(f) (or, if such breach is of the requirement to report weekly pursuant to the parenthetical of Section 5.01(f), 5 days), (ii) 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (other than Section 5.01(f)), 5.02 (other than Section 5.02(a)), 5.03, 5.06, 5.09, or 5.13 of this Agreement or Section 4.15 of the Security Agreement or (iii) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document; provided, however, that in no event shall a failure to comply with the obligations set forth in Section 5.14 or, solely with respect to obligations in connection with after-acquired owned real property, 5.15(d), constitute a Default or Event of Default hereunder until the receipt by the Company of any notice from the trustee (or any required percentage of holders entitled to deliver such notice) under the Senior Secured Notes Documents or the administrative agent under the Rabobank Nederland Facility of a default under the Senior Secured Notes Documents or the Term Loan Documents with respect to the failure to comply with the corresponding obligations under the Senior Secured Notes Documents or the Term Loan Documents, as applicable;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs (including the triggering of any change in control or similar event with respect to the Company) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness pursuant to the European Facility) or a trustee or agent on behalf of such holder or holders to cause such Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (it being understood that margin calls in respect of Swap Agreements shall not constitute a defeasance in respect thereof), provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) any failure to comply with the obligations to deliver mortgages under the Senior Secured Notes Documents until the receipt by the Company of any notice from the trustee (or any required percentage of holders entitled to deliver such notice) under the Senior Secured Notes Documents of a default under the Senior Secured Notes Documents resulting from a failure to comply with the corresponding obligation thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Subsidiary of any Loan Party (other than any Non-Material Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party (other than any Non-Material Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary of any Loan Party (other than any Non-Material Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any Subsidiary of a Loan Party (other than any Non-Material Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary of any Loan Party (other than any Non-Material Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not adequately covered by insurance as to which the insurer has not denied or contested coverage) shall be rendered against any Loan Party, any Subsidiary of a Loan Party or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment, or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) (i) an ERISA Event shall have occurred or (ii) such other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) and (ii) such event or condition, when taken together with all other such events or conditions, if any, that have occurred, is reasonably likely to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(o) any Collateral Document shall for any reason fail to create a valid and perfected security interest (with the priority required by the Intercreditor Agreement) in any Collateral purported to be covered thereby (other than to the extent such failure results from failure by the Administrative Agent to file continuation statements under the Uniform Commercial Code in respect of such security interest), or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document (except as expressly permitted by the terms of any such Collateral Document);

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(q) the Company or any Subsidiary receives any notice, notification, demand, request for information, citation, summons or order or there has been filed any complaint or any penalty is being sought or an investigation or review is pending or threatened by any governmental or other entity, in each case with respect to any alleged failure by the Company or any of its Subsidiaries to have permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Company or any of its Subsidiaries or any other alleged failure to comply with Environmental Law, or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Materials, in each case which could reasonably be expected, individually or in the aggregate with all other such notices, notifications, demands, requests for information, citations, summonses, orders, complaints, penalties, investigations and reviews, to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Company described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to the Company described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and continuance of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02 CAM Exchange.

On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated in accordance with Section 7.01, (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Tranche in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Tranches and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Spot Selling Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 9.04 and the Company hereby consents and agrees to the CAM Exchange. Each of the Company and the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Company to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph below).

In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the Company, then (i) each Lender shall, in accordance with Section 2.06(e), promptly pay to the Administrative Agent its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, in respect of such LC Disbursement (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such disbursement and the making of such payments and the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Tranches (and the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amount in accordance with the first sentence of this Section 7.02), and (iii) in the event distributions shall have been made in accordance with clause (i), the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each such disbursement and payment in respect of its Applicable Dollar Percentage or Applicable Multicurrency Percentage been outstanding on the CAM Exchange Date. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

ARTICLE VIII

The Administrative Agent; Joint Collateral Agents; Other Agents

SECTION 8.01 The Administrative Agent. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided below with respect to the replacement of the Administrative Agent or the appointment of a Sole Successor Collateral Agent, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or believed by the Administrative Agent in good faith to be necessary) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, genuineness or accuracy of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative

Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld), to appoint a successor; provided that no such consent of the Company shall be required at any time during the existence of an Event of Default. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, obligations, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. If no successor agent has accepted appointment as Administrative Agent by the date that is 35 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 8.02 The Joint Collateral Agents. Each of the Lenders and Issuing Banks hereby irrevocably appoints the Joint Collateral Agents as its agent hereunder and under the other Loan Documents and authorizes the Joint Collateral Agents to take such actions on its behalf and to exercise such powers as are delegated to the Joint Collateral Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the banks serving as a Joint Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not a Joint Collateral Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not a Joint Collateral Agent hereunder.

The Joint Collateral Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Joint Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Joint Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers except as expressly set forth in this Agreement and (c) except as expressly set forth in the Loan Documents, neither Joint Collateral Agent shall have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by any bank serving as a Joint Collateral Agent or any of its Affiliates in any capacity. Neither Joint Collateral Agent shall be liable for any action taken nor not taken by it in the absence of its own gross negligence or willful misconduct. Neither Joint Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, the validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Joint Collateral Agents.

The Joint Collateral Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person. The Joint Collateral Agents may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by them, in their Permitted Discretion, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Joint Collateral Agents may perform any and all their duties and exercise their rights and powers by or through any one or more sub-agents appointed by either Joint Collateral Agent. The Joint Collateral Agents and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Joint Collateral Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Joint Collateral Agents.

Either or both Joint Collateral Agents may resign at any time by notifying the other Joint Collateral Agent, if any, the Administrative Agent, the Issuing Banks and the Company. Upon any such resignation, the remaining Joint Collateral Agent (the “Sole Remaining Collateral Agent”) shall perform all of the functions of the Joint Collateral Agents, and the retiring Joint Collateral Agent shall be discharged from its duties and obligations hereunder. If both Joint Collateral Agents shall resign substantially simultaneously, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld), to appoint one successor collateral agent, who shall be the sole successor collateral agent hereunder (the “Sole Successor Collateral Agent”). If a Sole Successor Collateral Agent has not been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after both Joint Collateral Agents have given their notice of such resignation, then the retiring Joint Collateral Agents may, on behalf of the Lender Parties, appoint a Sole Successor Collateral Agent which shall be a commercial bank or an Affiliate of any such commercial bank. If no successor agent has accepted appointment as Sole Successor Collateral Agent by the date that is 35 days following a Joint Collateral Agents’ notices of resignation, such resignations shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Sole Successor Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of its appointment as Sole Successor Collateral Agent, such Person shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Joint Collateral Agents, and the retiring Joint Collateral Agent shall be discharged from the duties and obligations hereunder.

The fees payable by the Company to the Sole Remaining Collateral Agent or Sole Successor Collateral Agent shall be the same as those payable to the Joint Collateral Agents unless otherwise agreed between the Company and such Sole Remaining Collateral Agent or Sole Successor Collateral Agent, as the case may be. After any Joint Collateral Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and 9.03 shall continue in effect for the benefit of such retiring Joint Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Joint Collateral Agent.

Each Lender and Issuing Bank hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Joint Collateral Agents; (b) no Joint Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report or (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Joint Collateral Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Joint Collateral Agents and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.03 Other Agents. The Lead Arrangers, Co-Documentation Agents and Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by other electronic transmission, as follows:

(i) if to any Loan Party, to the Company at:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430,

Attention: Robert Manly (Telecopy No. 757-365-3025) and Carey Dubois

(Telecopy No. 757-365-3070);

(ii) if to the Administrative Agent or the Swingline Lender, to:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Loan and Agency Services Group

Telecopy No.: (713) 750-2782

with a copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue,

New York, NY 10017

Attention: Barbara Marks

Telecopy No.: (212) 270-3279

email: marks_b@jpmorgan.com;

(iii) if to JPMCB as an Issuing Bank, to:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Loan and Agency Services Group

Telecopy No.: (713) 750-2782

with a copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue,

New York, NY 10017

Attention: Barbara Marks

(iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile or by other electronic transmission shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Joint Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Joint Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on the Company or any Loan Party in any case shall entitle the Company or any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and Section 2.22, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that, without limiting the provisions of Section 2.09(f) or 2.22, no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (for the avoidance of doubt, a Maturity Date that occurs as a result of the occurrence of one of the events described in the proviso of the definition of “Maturity Date” shall not be considered a scheduled date of expiration of a Commitment, and the postponement of the payment of any amount that comes due solely as a result of the occurrence of any such Maturity Date can be effected with the agreement of the Required Lenders, in accordance with the terms of this Section 9.02(b)),

(iv) change Section 2.18(b), (c) or (e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender adversely affected thereby,

(v) add new categories of eligible assets or make changes affecting the Borrowing Base eligibility criteria or Debt Cap that have the effect of increasing Availability, without the written consent of the Joint Collateral Agents and the Supermajority Lenders,

(vi) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Joint Collateral Agents” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender,

(vii) permit the Company to assign its rights or obligations hereunder, release any Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), or increase the advance rates set forth in the definition of Borrowing Base without the written consent of each Lender, or

(viii) except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Joint Collateral Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Joint Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) Notwithstanding anything to the contrary in this Section, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(d) The Lenders hereby irrevocably authorize the Administrative Agent (i) at the request of the Company, and the Administrative Agent hereby agrees, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (B) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (C) constituting fixed or capital assets financed by Indebtedness incurred pursuant to Section 6.01(f) and secured pursuant to Section 6.02(e) to the extent required pursuant to the terms of such Indebtedness or (D) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (ii) at its option and in its sole discretion, to release Liens granted to the Administrative Agent by the Loan Parties on any Collateral as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $25,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

In connection with any termination or release pursuant to this Section, the Administrative Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly (i) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and (ii) deliver to the Loan Parties any portion of such Collateral so released in possession of the Administrative Agent.

(e) The Lenders hereby irrevocably authorize the Administrative Agent to terminate the Existing Senior Secured Notes Intercreditor Agreement.

(f) If, in connection with any proposed amendment, waiver, modification or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Lenders having Credit Exposures and unused Commitments representing more than 66% of the Aggregate Credit Exposures and unused Commitments at such time is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption in accordance with Section 9.04(b) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Collateral Agents and the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, which obligation in respect of counsel shall be limited to a single transaction and documentation counsel and other special and local counsel, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Joint Collateral Agents in connection with the performance of their duties pursuant to the provisions of the Loan Documents and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, (which obligation in respect of counsel shall be limited to one counsel for the Administrative Agent and one counsel for the Lenders, unless there is an actual or perceived conflict of interest, in which case each Lender shall be entitled to its own counsel, as well as, in each case, other special and local counsel) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Joint Collateral Agents or the internally allocated fees for each Person employed by the Joint Collateral Agents with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Specialized Due Diligence Group of the Administrative Agent;

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the Permitted Discretion of the Administrative Agent;

(iv) taxes, fees and other charges, if any, for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Company as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Company shall indemnify the Administrative Agent, the Joint Collateral Agents, the Lead Arrangers, the Issuing Banks, the Syndication Agent, the Co-Documentation Agents and each Lender, and the affiliates and the respective Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by the Company or any Loan Party or any other Person arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by the Company or any Subsidiary, or any Environmental Liability, (iv) the failure of the Company to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by any Loan Parties for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, tax, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section and without limiting the Company’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee (i) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, and (ii) for contribution or any other rights of recovery under or related to Environmental Laws that it now or hereafter may have by statute or otherwise against any Indemnitee.

(e) All amounts due under this Section shall be payable not later than 10 Business Days after receipt of written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Banks that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower or any Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of: (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender; (C) each Issuing Bank and the Swingline Lender (such consent not to unreasonably withheld). Notwithstanding the foregoing, any Person that is a Fee Receiver but not a Permitted Fee Receiver shall not be an assignee without the written consent of the Administrative Agent (whether or not an Event of Default has occurred) (which consent may be withheld in the Administrative Agent’s sole discretion).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Tranche Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(f) shall not require the signature of the assigning Lender to become effective; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.17(g) and an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.17 (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06(e)or (f), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Company, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) any person that would be a Fee Receiver may not be a Participant, unless such Person is a Permitted Fee Receiver or such Fee Receiver receives the written consent of the Company and the Administrative Agent. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company and the Administrative Agent are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company and any withholding Agent, to comply with Section 2.17(g) as though it were a Lender.

(iii) Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation in the minimum amount of $10,000,000 on or after the Effective Date, (b) is, by written notice to the Company and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives the prior written consent of the Company and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. The Company and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any central bank, a Federal Reserve Bank or the Farm Credit Funding Corp. or to any other entity organized under the Farm Credit Act, as amended, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Joint Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company or such Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Company and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflict of laws principles thereof, but giving effect to federal laws applicable to national banks.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York, the courts of the United States for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Joint Collateral Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any central bank, Federal Reserve Bank or the Farm Credit Funding Corp., or any other governmental entity to which a Lender has pledged a security interest in all or any portion of its rights hereunder pursuant to Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Person or (ii) becomes available to the Administrative Agent, any Joint Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than a Loan Party that is not to the knowledge of the receiving party in violation of any confidentiality restrictions. For the purposes of this Section, “Information” means all information received from a Loan Party or its representatives relating to the Loan Parties, the Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Joint Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by a Loan Party or its representative. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL

NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS AND THE TERMS HEREOF.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS AND THE TERMS HEREOF.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder, provided, that the Commitments (and Tranche Commitments) of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Issuing Banks nor any Lender shall be obligated to extend credit to the Company in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the names and addresses of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16 No Fiduciary Relationship. The Loan Parties agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Joint Collateral Agents, the Issuing Banks, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Joint Collateral Agents, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.19 Intercreditor Arrangements. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Lenders) with respect to the Term Debt Priority Collateral shall be subject to the terms of the Intercreditor Agreement, and until the Term Debt Obligations Payment Date, any obligation of the Company and any Guarantor hereunder or under any other Loan Document with respect to the delivery or control of any Term Debt Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any Term Debt Priority Collateral, shall be deemed to be satisfied if the Company or such Guarantor, as applicable, complies with the requirements of the similar provision of the applicable Term Loan Document. Until the Term Debt Obligations Payment Date, the delivery of any Term Debt Priority Collateral to the Term Debt Representative pursuant to the Term Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.

ARTICLE X

Loan Guaranty

SECTION 10.01 Guaranty. Each Guarantor (other than those that have delivered a separate Loan Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) (which obligation in respect of counsel shall be limited to one counsel for the Administrative Agent and one counsel for the Lenders, unless there is an actual or perceived conflict of interest, in which case each Lender shall be entitled to its own counsel, as well as, in each case, other special and local counsel) and expenses paid or incurred by the Administrative Agent, the Joint Collateral Agents, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Company, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, any Joint Collateral Agent, any Issuing Bank or any Lender to sue the Company, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty (a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Company or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Joint Collateral Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Joint Collateral Agents, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Company for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Joint Collateral Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Company or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Company or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Administrative Agent, the Joint Collateral Agents, the Issuing Banks and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Company or otherwise, each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Joint Collateral Agents, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

SECTION 10.07 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, any Joint Collateral Agent, any Issuing Bank nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 [Intentionally omitted].

SECTION 10.09 Taxes. All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Guarantor shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.10 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11 Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Company after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Company after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Joint Collateral Agents, the Issuing Banks, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Joint Collateral Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMITHFIELD FOODS, INC.

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	Vice President, Finance

OTHER LOAN PARTIES:

Brown’s Realty Partnership, a North Carolina general partnership
Carroll’s Realty Partnership, a North Carolina general partnership
Smithfield-Carroll’s Farms, a Virginia general partnership

By:	Murphy-Brown, LLC,
as a general partner of each

	By:	/s/ Carey J. Dubois
	Name:	Carey J. Dubois
	Title:	Vice President

814 Americas, Inc., a Delaware corporation
Armour-Eckrich Meats LLC, a Delaware limited liability company
Farmland Distribution Inc., a Delaware corporation
Farmland Foods, Inc., a Delaware corporation
Gwaltney Transportation Co., Inc., a Delaware corporation
John Morrell & Co., a Delaware corporation
LPC Transport, Inc., a Delaware corporation
Murphy Farms of Texhoma, Inc., an Oklahoma corporation
Murphy-Brown LLC, a Delaware limited liability company
North Side Foods Corp., a Delaware corporation
Patrick Cudahy Incorporated, a Delaware corporation
PC Express, Inc., a Delaware corporation
Premium Standard Farms, LLC, a Delaware limited liability company
RMH Foods, Inc., a Delaware corporation
The Smithfield Packing Company, Incorporated, a Delaware corporation
Smithfield Purchase Corporation, a North Carolina corporation
Smithfield Transportation Co., Inc., a Delaware corporation
Stefano Foods, Inc., a North Carolina corporation
Valleydale Transportation Company, Inc., a Delaware corporation

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	Vice President

Jonmor Investments, Inc., a Delaware corporation
Patcud Investments, Inc., a Delaware corporation
SFFC, Inc., a Delaware corporation
SF Investments, Inc., a Delaware corporation

By:	/s/ Charles McCarrick
Name:	Charles McCarrick
Title:	President/Assistant Secretary/
Assistant Treasurer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Joint Collateral Agent, Issuing Bank and Swingline Lender

By	/s/ Barbara R. Marks
Name:	Barbara R. Marks
Title:	Executive Director

AGFIRST FARM CREDIT BANK

By	/s/ John W. Burnside, Jr.
Name:	John W. Burnside, Jr.
Title:	Vice President

BANK OF AMERICA, N.A.

By	/s/ William F. Sweeney
Name:	William F. Sweeney
Title:	Senior Vice President

Bank of Montreal

By	/s/ Michael W. Scolaro
Name:	Michael W. Scolaro
Title:	M.D.

BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, individually, as Joint Bookrunners and Co-Lead Arrangers

By	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

BARCLAYS BANK PLC, individually, as Co-Documentation Agents and Lender

By	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

CoBank, ACB

By	/s/ Jeffrey C. Norte
Name:	Jeffrey C. Norte
Title:	Vice President

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, individually, as Joint Bookrunners, Co-Lead Arrangers, Syndication Agent and Lender

By	/s/ Jeff P. Geisbauer
Name:	Jeff P. Geisbauer
Title:	Vice President

By	/s/ Rebecca O. Morrow
Name:	Rebecca O. Morrow
Title:	Executive Director

GENERAL ELECTRIC CAPITAL CORPORATION, individually, as Joint Collateral Agents, Joint Bookrunners, Co-Lead Arrangers, Co-Documentation Agents and Lender

By	/s/ James Desantis
Name:	James Desantis
Title:	Duly Authorized Signatory

GOLDMAN SACHS BANK USA

By	/s/ Thomas Halverson
Name:	Thomas Halverson
Title:	Authorized Signatory

ING Capital LLC

By	/s/ Lina A. Garcia
Name:	Lina A. Garcia
Title:	Director

MORGAN STANLEY SENIOR FUNDING, INC., individually, as Joint Bookrunners, Co-Lead Arrangers and Lender

By	/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Vice President

MORGAN STANLEY BANK, N.A.,

By	/s/ Melissa James
Name:	Melissa James
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Vice President

SOCIETE GENERALE

By	/s/ Sebastien Ribatto
Name:	Sebastien Ribatto
Title:	Managing Director

By	/s/ Lionel Autret
Name:	Lionel Autret
Title:	Director

U.S. Bank National Association

By	/s/ Thomas N. Martin
Name:	Thomas N. Martin
Title:	Senior Vice President

Schedule 1.01A

Commitment Schedule

Lender	Multicurrency	US Dollar	Total Commitment
JPMorgan Chase Bank, N.A.	12,464,589.24	97,535,410.76	110,000,000.00
Barclays Bank PLC	11,331,444.76	88,668,555.24	100,000,000.00
Morgan Stanley Bank, N.A.	5,665,722.38	44,334,277.62	50,000,000.00
Morgan Stanley Senior Funding, Inc.	5,665,722.38	44,334,277.62	50,000,000.00
General Electric Capital Corporation	16,997,167.14	133,002,832.86	150,000,000.00
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch	11,331,444.76	88,668,555.24	100,000,000.00
Goldman Sachs Credit Partners L.P.	8,498,583.57	66,501,416.43	75,000,000.00
Bank of Montreal	5,665,722.38	44,334,277.62	50,000,000.00
Societe Generale	2,832,861.19	22,167,138.81	25,000,000.00
U.S. Bank National Association	2,832,861.19	22,167,138.81	25,000,000.00
ING Capital LLC	2,832,861.19	22,167,138.81	25,000,000.00
Bank of America, N.A.	1,699,716.71	13,300,283.29	15,000,000.00
CoBank, ACB and affiliates	12,181,303.12	95,318,696.88	107,500,000.00
AgFirst Farm Credit Bank		117,500,000.00	117,500,000.00

TOTALS	$100,000,000.00	900,000,000.00	1,000,000,000.00

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

Reference is made to the Amended and Restated Credit Agreement, dated as of [            ], 2009 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among SMITHFIELD FOODS, INC. (the “Borrower”), the Guarantors from time to time party thereto, the Lenders party thereto, the other agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent, Joint Collateral Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent and Joint Collateral Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and Joint Collateral Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.17(g) of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1

to Assignment and Assumption with respect to the Amended and Restated Credit Agreement, dated as of [            ], 2009 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among SMITHFIELD FOODS, INC. (the “Borrower”), the Guarantors from time to time party thereto, the Lenders party thereto, the other agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
	$	.	%

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

, as	[Name of Borrower]
Administrative Agent

By:	By:
Title:	Title:

, as
Administrative Agent

By:
Title:

[ASSIGNEE]

By:
Name:
Title:

[ASSIGNOR]

By:
Name:
Title:

Accepted:	Consented To:

JPMORGAN CHASE BANK, N.A.,	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent	as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

JPMORGAN CHASE BANK, N.A.,
as Issuing Bank

By:
Name:
Title:

Consented To (if required by the Credit Agreement):

SMITHFIELD FOODS, INC.

By:
Name:
Title:

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

(All figures in 000’s)

A. Available Accounts Receivable (page 2 of 10)	$—

B. Available Inventory after Reserves (page 3 of 10)	$—

C. Cash on Hand[1]	$—

D. Borrowing Base (lines A + B + C)		$—

E. Lower of:
(i) Borrowing Base (line D)	$—

$—

(ii) Total Commitment	$1,000,000

F. Aggregate principal amount of loans outstanding	$—

G. Swingline Loans outstanding	$—

H. Letters of Credit obligations outstanding	$—

I. Total Revolving Exposure (lines F + G + H)		$—

J. Availability ( E - I)		$—

Officer’s Certification:

Pursuant to the Credit Agreement dated as of June [], 2009, the undersigned Financial Officer of the Company (as defined therein) certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Administrative Agent, on behalf of Smithfield Foods, Inc. is accurate and complete in all material respects.

Signature & Title	Date

[1]	Subject to the definition of Borrowing Base (c) in the Credit Agreement

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

(All figures in 000’s)

	Farmland Foods	Smithfield Packing	John Morrell	Hog Production	Carroll’s Turkey	Armour Eckrich	Patrick Cudahy	North Side Foods Group	Total
Gross Accounts per aging	$—	$—	$—	$—	$—	$—	$—	$—	$—

Less ineligibles:
Over 60 days past invoice date or 53 past due date	—	—	—	—	—	—	—	—	—
Credits in prior	—	—	—	—	—	—	—	—	—
Cross-Age (50%)	—	—	—	—	—	—	—	—	—
Government or military distributors (subject to $10MM basket)	—	—	—	—	—	—	—	—	—
Foreign customers (subject to $50MM basket provided l/c’s acceptable by the Administrative Agent)	—	—	—	—	—	—	—	—	—
Intercompany	—	—	—	—	—	—	—	—	—
Debit memos	—	—	—	—	—	—	—	—	—
Bankrupt customer	—	—	—	—	—	—	—	—	—
Customer specific reserves	—	—	—	—	—	—	—	—	—
Chargebacks / Short payments	—	—	—	—	—	—	—	—	—
Contra accounts	—	—	—	—	—	—	—	—	—
Rebates	—	—	—	—	—	—	—	—	—
Cash against document customers	—	—	—	—	—	—	—	—	—
Non-trade A/R	—	—	—	—	—	—	—	—	—
Tar Heel facility improvement - Sumitomo	—	—	—	—	—	—	—	—	—
Cash in advance / Cash on delivery customers	—	—	—	—	—	—	—	—	—
Smithfield Specialty Foods Group A/R (non-core)	—	—	—	—	—	—	—	—	—
Caroll’s Turkey	—	—	—	—	—	—	—	—	—
Discounts, allowances and rebate accrual	—	—	—	—	—	—	—	—	—
Marketing accruals	—	—	—	—	—	—	—	—	—
End-customer coupon accrual	—	—	—	—	—	—	—	—	—
Alpha Omega reserve - contra	—	—	—	—	—	—	—	—	—
Sales adjustment	—	—	—	—	—	—	—	—	—
Joint ventures	—	—	—	—	—	—	—	—	—
Unreconciled difference	—	—	—	—	—	—	—	—	—
Butterball LLC - joint venture	—	—	—	—	—	—	—	—	—
A/R contracts to growers	—	—	—	—	—	—	—	—	—
Tar Heel Turkey Hatchery - joint venture	—	—	—	—	—	—	—	—	—
A/R adjustment for foreign gain / loss	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—

Total ineligibles	—	—	—	—	—	—	—	—	—

Eligible Accounts before Accounts Reserves	—	—	—	—	—	—	—	—	—

Less Accounts Reserves
Dilution Reserve	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—

Total Accounts Reserves	—	—	—	—	—	—	—	—	—

Eligible Accounts after Accounts Reserves	—	—	—	—	—	—	—	—	—
Advance rate	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%

Available Accounts before Reserves	—	—	—	—	—	—	—	—	—

Less:
Sales Tax Reserve	—	—	—	—	—	—	—	—	—
Other Reserves (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—

Total Reserves	—	—	—	—	—	—	—	—	—

Net Available Accounts after Reserves	$—	$—	$—	$—	$—	$—	$—	$—	$—

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

( All figures in 000’s)

	Farmland Foods	Smithfield Packing	John Morrell	Hog Production	Caroll’s Turkey	Armour Eckrich	Patrick Cudahy	North Side Foods Group	Total
Gross inventory	$—	$—	$—	$—	$—	$—	$—	$—	$—
SAB 104 adjustment	—	—	—	—	—	—	—	—	—
Grower payable - inventory in lots	—	—	—	—	—	—	—	—	—
Overhead - inventory in lots	—	—	—	—	—	—	—	—	—
Grower payment - flocks	—	—	—	—	—	—	—	—	—
Overhead - flocks	—	—	—	—	—	—	—	—	—

Total gross inventory	—	—	—	—	—	—	—	—	—

Less ineligibles:
Maintenance and supplies	—	—	—	—	—	—	—	—	—
In-transit inventory to customers (SAB 104)	—	—	—	—	—	—	—	—	—
Unborn pig accrual	—	—	—	—	—	—	—	—	—
Locations with less than $100M in inventory (subject to $20MM basket)	—	—	—	—	—	—	—	—	—
Warehouse inventory (vaccines, medicines, supplies)	—	—	—	—	—	—	—	—	—
Joint ventures	—	—	—	—	—	—	—	—	—
Specialty Foods Group inventory	—	—	—	—	—	—	—	—	—
Feed on farms	—	—	—	—	—	—	—	—	—
Crops in process	—	—	—	—	—	—	—	—	—
Saratoga inventory valuation reserve	—	—	—	—	—	—	—	—	—
Mill inventory - sold but not keyed	—	—	—	—	—	—	—	—	—
Unreconciled differences	—	—	—	—	—	—	—	—	—
Rework inventory	—	—	—	—	—	—	—	—	—
Livestock inventory	—	—	—	—	—	—	—	—	—
Timing difference - finishing pigs	—	—	—	—	—	—	—	—	—
Damaged WIP - Curly’s	—	—	—	—	—	—	—	—	—
Miscellaneous inventory	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—

Total ineligibles	—	—	—	—	—	—	—	—	—

Eligible Inventory before Inventory Reserves	—	—	—	—	—	—	—	—	—

Less Inventory Reserves:
Reserve for obsolete meat	—	—	—	—	—	—	—	—	—
Livestock reserve	—	—	—	—	—	—	—	—	—
Carcass value adjustment	—	—	—	—	—	—	—	—	—
Reserve for market adjustment - fresh meat	—	—	—	—	—	—	—	—	—
Reserve for obsolete meat - processed meat	—	—	—	—	—	—	—	—	—
Gilt holding reserve	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—

Total Inventory Reserves	—	—	—	—	—	—	—	—	—

Eligible Inventory after Inventory Reserves	—	—	—	—	—	—	—	—	—

Lesser of:
(i) Advance Rate	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%
(ii) 85% OF NOLV	Blended	Blended	Blended	Blended	Blended	Blended	77.4%	Blended

Available Inventory before Reserves and live hogs cap	—	—	—	—	—	—	—	—	—

Less Reserves:
Grower Guarantee Payable (PSA)	—	—	—	—	—	—	—	—	—
Rent or Collateral Access Reserve	—	—	—	—	—	—	—	—	—
Outstanding Checks to Livestock Growers (PSA)	—	—	—	—	—	—	—	—	—
Royalty Reserve	—	—	—	—	—	—	—	—	—
Swine Fee Payable (PSA)	—	—	—	—	—	—	—	—	—
Deferred Livestock Payables (PSA)	—	—	—	—	—	—	—	—	—
Total Inventory Reserves	—	—	—	—	—	—	—	—	—

Total Reserves	—	—	—	—	—	—	—	—	—

Live Animal Cap - $300MM	—	—	—	—	—	—	—	—	—

Net Available Inventory after Reserves	$—	$—	$—	$—	$—	$—	$—	$—	$—

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

(All figures in 000’s)

	Maintenance and Supplies	In-transit Sales	Carcasses	WIP	Finished Goods	Total Farmland Foods
Gross inventory	$—	$—	$—	$—	$—	$—
SAB 104 adjustment	—	—	—	—	—	—
Grower payable - inventory in lots	—	—	—	—	—	—
Overhead - inventory in lots	—	—	—	—	—	—
Grower payment - flocks	—	—	—	—	—	—
Overhead - flocks	—	—	—	—	—	—

Total gross inventory	—	—	—	—	—	—

Less ineligibles:
Maintenance and supplies	—	—	—	—	—	—
In-transit inventory to customers (SAB 104)	—	—	—	—	—	—
Unborn pig accrual	—	—	—	—	—	—
Locations with less than $100M in inventory (subject to $20MM basket)	—	—	—	—	—	—
Warehouse inventory (vaccines, medicines, supplies)	—	—	—	—	—	—
Joint ventures	—	—	—	—	—	—
Specialty Foods Group inventory	—	—	—	—	—	—
Feed on farms	—	—	—	—	—	—
Crops in process	—	—	—	—	—	—
Saratoga inventory valutation reserve	—	—	—	—	—	—
Mill inventory - sold but not keyed	—	—	—	—	—	—
Unreconciled differences	—	—	—	—	—	—
Rework inventory	—	—	—	—	—	—
Livestock inventory	—	—	—	—	—	—
Timing difference - finishing pigs	—	—	—	—	—	—
Damaged WIP - Curly’s	—	—	—	—	—	—
Miscellaneous inventory	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—

Total ineligibles	—	—	—	—	—	—

Eligible Inventory before Inventory Reserves	—	—	—	—	—	—

Less Inventory Reserves:
Reserve for obsolete meat	—	—	—	—	—	—
Livestock reserve	—	—	—	—	—	—
Carcass value adjustment	—	—	—	—	—	—
Reserve for market adjustment - fresh meat	—	—	—	—	—	—
Reserve for obsolete meat - processed meat	—	—	—	—	—	—
Gilt holding reserve	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—

Total Inventory Reserves	—	—	—	—	—	—

Eligible Inventory after Inventory Reserves	—	—	—	—	—	—

Lesser of:
(i) Advance Rate	65.0%	65.0%	65.0%	65.0%	65.0%
NOLV	0.0%	115.0%	82.0%	86.0%	95.0%
(ii) 85% OF NOLV	0.0%	97.8%	69.7%	73.1%	80.8%

Available Inventory before Reserves	—	—	—	—	—	—

Less Reserves:
Grower Guarantee Payable (PSA)	—	—	—	—	—	—
Rent or Collateral Access Reserve	—	—	—	—	—	—
Outstanding Checks to Livestock Growers (PSA)	—	—	—	—	—	—
Royalty Reserve	—	—	—	—	—	—
Swine Fee Payable (PSA)	—	—	—	—	—	—
Deferred Livestock Payables (PSA)	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—

Total Reserves	—	—	—	—	—	—

Total Available Inventory	$—	$—	$—	$—	$—	$—

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

(All figures in 000’s)

	Outside Storage - Fresh	Outside Storage - Processed	Processed	In-transit Sales	WIP	Fresh	Carcasses	By-Products	Maintenance and Supplies	Specialty Foods Group	Total Smithfield Packing
Gross inventory	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
SAB 104 adjustment	—	—	—	—	—	—	—	—	—	—	—
Grower payable - inventory in lots	—	—	—	—	—	—	—	—	—	—	—
Overhead - inventory in lots	—	—	—	—	—	—	—	—	—	—	—
Grower payment - flocks	—	—	—	—	—	—	—	—	—	—	—
Overhead - flocks	—	—	—	—	—	—	—	—	—	—	—

Total gross inventory	—	—	—	—	—	—	—	—	—	—	—

Less ineligibles:
Maintenance and supplies	—	—	—	—	—	—	—	—	—	—	—
In-transit inventory to customers (SAB 104)	—	—	—	—	—	—	—	—	—	—	—
Unborn pig accrual	—	—	—	—	—	—	—	—	—	—	—
Locations with less than $100M in inventory (subject to $20MM basket)	—	—	—	—	—	—	—	—	—	—	—
Warehouse inventory (vaccines, medicines, supplies)	—	—	—	—	—	—	—	—	—	—	—
Joint ventures	—	—	—	—	—	—	—	—	—	—	—
Specialty Foods Group inventory	—	—	—	—	—	—	—	—	—	—	—
Feed on farms	—	—	—	—	—	—	—	—	—	—	—
Crops in process	—	—	—	—	—	—	—	—	—	—	—
Saratoga inventory valuation reserve	—	—	—	—	—	—	—	—	—	—	—
Mill inventory - sold but not keyed	—	—	—	—	—	—	—	—	—	—	—
Unreconciled differences	—	—	—	—	—	—	—	—	—	—	—
Rework inventory	—	—	—	—	—	—	—	—	—	—	—
Livestock inventory	—	—	—	—	—	—	—	—	—	—	—
Timing difference - finishing pigs	—	—	—	—	—	—	—	—	—	—	—
Damaged WIP - Curly’s	—	—	—	—	—	—	—	—	—	—	—
Miscellaneous inventory	—	—	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—	—	—

Total ineligibles	—	—	—	—	—	—	—	—	—	—	—

Eligible Inventory before Inventory Reserves	—	—	—	—	—	—	—	—	—	—	—

Less Inventory Reserves:
Reserve for obsolete meat	—	—	—	—	—	—	—	—	—	—	—
Livestock reserve	—	—	—	—	—	—	—	—	—	—	—
Carcass value adjustment	—	—	—	—	—	—	—	—	—	—	—
Reserve for market adjustment - fresh meat	—	—	—	—	—	—	—	—	—	—	—
Reserve for obsolete meat - processed meat	—	—	—	—	—	—	—	—	—	—	—
Gilt holding reserve	—	—	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—	—	—

Total Inventory Reserves	—	—	—	—	—	—	—	—	—	—	—

Eligible Inventory after Inventory Reserves	—	—	—	—	—	—	—	—	—	—	—

Lesser of:
(i) Advance Rate	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%
NOLV	85.0%	110.0%	110.0%	105.0%	85.0%	98.0%	73.0%	84.0%	0.0%	0.0%
(ii) 85% OF NOLV	72.3%	93.5%	93.5%	89.3%	72.3%	83.3%	62.1%	71.4%	0.0%	0.0%

Available Inventory before Reserves	—	—	—	—	—	—	—	—	—	—	—

Less Reserves:
Grower Guarantee Payable (PSA)	—	—	—	—	—	—	—	—	—	—	—
Rent or Collateral Access Reserve	—	—	—	—	—	—	—	—	—	—	—
Outstanding Checks to Livestock Growers (PSA)	—	—	—	—	—	—	—	—	—	—	—
Royalty Reserve	—	—	—	—	—	—	—	—	—	—	—
Swine Fee Payable (PSA)	—	—	—	—	—	—	—	—	—	—	—
Deferred Livestock Payables (PSA)	—	—	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—	—	—

Total Reserves	—	—	—	—	—	—	—	—	—	—	—

Total Available Inventory	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

(All figures in 000’s)

	Carcasses	Raw Materials	WIP	Finished Goods - Processed	Finished Goods - Fresh	Jobbing	By-product	Saratoga	In-transit Sales	Maintenance and Supplies	Joint Ventures	Live Hogs	Total John Morrell
Gross inventory	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
SAB 104 adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—
Grower payable - inventory in lots	—	—	—	—	—	—	—	—	—	—	—	—	—
Overhead - inventory in lots	—	—	—	—	—	—	—	—	—	—	—	—	—
Grower payment - flocks	—	—	—	—	—	—	—	—	—	—	—	—	—
Overhead - flocks	—	—	—	—	—	—	—	—	—	—	—	—	—

Total gross inventory	—	—	—	—	—	—	—	—	—	—	—	—	—

Less ineligibles:
Maintenance and supplies	—	—	—	—	—	—	—	—	—	—	—	—	—
In-transit inventory to customers (SAB 104)	—	—	—	—	—	—	—	—	—	—	—	—	—
Unborn pig accrual	—	—	—	—	—	—	—	—	—	—	—	—	—
Locations with less than $100M in inventory (subject to $20MM basket)	—	—	—	—	—	—	—	—	—	—	—	—	—
Warehouse inventory (vaccines, medicines, supplies)	—	—	—	—	—	—	—	—	—	—	—	—	—
Joint ventures	—	—	—	—	—	—	—	—	—	—	—	—	—
Specialty Foods Group inventory	—	—	—	—	—	—	—	—	—	—	—	—	—
Feed on farms	—	—	—	—	—	—	—	—	—	—	—	—	—
Crops in process	—	—	—	—	—	—	—	—	—	—	—	—	—
Saratoga inventory valuation reserve	—	—	—	—	—	—	—	—	—	—	—	—	—
Mill inventory - sold but not keyed	—	—	—	—	—	—	—	—	—	—	—	—	—
Unreconciled differences	—	—	—	—	—	—	—	—	—	—	—	—	—
Rework inventory	—	—	—	—	—	—	—	—	—	—	—	—	—
Livestock inventory	—	—	—	—	—	—	—	—	—	—	—	—	—
Timing difference - finishing pigs	—	—	—	—	—	—	—	—	—	—	—	—	—
Damaged WIP - Curly’s	—	—	—	—	—	—	—	—	—	—	—	—	—
Miscellaneous inventory	—	—	—	—	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—	—	—	—	—

Total ineligibles	—	—	—	—	—	—	—	—	—	—	—	—	—

Eligible Inventory before Inventory Reserves	—	—	—	—	—	—	—	—	—	—	—	—	—

Less Inventory Reserves:
Reserve for obsolete meat	—	—	—	—	—	—	—	—	—	—	—	—	—
Livestock reserve	—	—	—	—	—	—	—	—	—	—	—	—	—
Carcass value adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—
Reserve for market adjustment - fresh meat	—	—	—	—	—	—	—	—	—	—	—	—	—
Reserve for obsolete meat - processed meat	—	—	—	—	—	—	—	—	—	—	—	—	—
Gilt holding reserve	—	—	—	—	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Inventory Reserves	—	—	—	—	—	—	—	—	—	—	—	—	—

Eligible Inventory after Inventory Reserves	—	—	—	—	—	—	—	—	—	—	—	—	—

Lesser of:
(i) Advance Rate	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%
NOLV	69.0%	80.0%	70.0%	75.0%	77.0%	76.0%	51.0%	61.0%	110.0%	0.0%	0.0%	0.0%
(ii) 85% OF NOLV	58.7%	68.0%	59.5%	63.8%	65.5%	64.6%	43.4%	51.9%	93.5%	0.0%	0.0%	0.0%

Available Inventory before Reserves	—	—	—	—	—	—	—	—	—	—	—	—	—

Less Reserves:
Grower Guarantee Payable (PSA)	—	—	—	—	—	—	—	—	—	—	—	—	—
Rent or Collateral Access Reserve	—	—	—	—	—	—	—	—	—	—	—	—	—
Outstanding Checks to Livestock Growers (PSA)	—	—	—	—	—	—	—	—	—	—	—	—	—
Royalty Reserve	—	—	—	—	—	—	—	—	—	—	—	—	—
Swine Fee Payable (PSA)	—	—	—	—	—	—	—	—	—	—	—	—	—
Deferred Livestock Payables (PSA)	—	—	—	—	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Reserves	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Available Inventory	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

(All figures in 000’s)

	Mill Inventories	Warehouse Inventory	Feed on Farm	Crops in Process	Miscellaneous	Cattle	Unborn Pig Accrual	Suckling Pigs	Nursery Pigs	Finishing Pigs	Total Hog Production
Gross inventory	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
SAB 104 adjustment	—	—	—	—	—	—	—	—	—	—	—
Grower payable - inventory in lots	—	—	—	—	—	—	—	—	—	—	—
Overhead - inventory in lots	—	—	—	—	—	—	—	—	—	—	—
Grower payment - flocks	—	—	—	—	—	—	—	—	—	—	—
Overhead - flocks	—	—	—	—	—	—	—	—	—	—	—

Total gross inventory	—	—	—	—	—	—	—	—	—	—	—

Less ineligibles:
Maintenance and supplies	—	—	—	—	—	—	—	—	—	—	—
In-transit inventory to customers (SAB 104)	—	—	—	—	—	—	—	—	—	—	—
Unborn pig accrual	—	—	—	—	—	—	—	—	—	—	—
Locations with less than $100M in inventory (subject to $20MM basket)	—	—	—	—	—	—	—	—	—	—	—
Warehouse inventory (vaccines, medicines, supplies)	—	—	—	—	—	—	—	—	—	—	—
Joint ventures	—	—	—	—	—	—	—	—	—	—	—
Specialty Foods Group inventory	—	—	—	—	—	—	—	—	—	—	—
Feed on farms	—	—	—	—	—	—	—	—	—	—	—
Crops in process	—	—	—	—	—	—	—	—	—	—	—
Saratoga inventory valuation reserve	—	—	—	—	—	—	—	—	—	—	—
Mill inventory - sold but not keyed	—	—	—	—	—	—	—	—	—	—	—
Unreconciled differences	—	—	—	—	—	—	—	—	—	—	—
Rework inventory	—	—	—	—	—	—	—	—	—	—	—
Livestock inventory	—	—	—	—	—	—	—	—	—	—	—
Timing difference - finishing pigs	—	—	—	—	—	—	—	—	—	—	—
Damaged WIP - Curly’s	—	—	—	—	—	—	—	—	—	—	—
Miscellaneous inventory	—	—	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—	—	—

Total ineligibles	—	—	—	—	—	—	—	—	—	—	—

Eligible Inventory before Inventory Reserves	—	—	—	—	—	—	—	—	—	—	—

Less Inventory Reserves:
Reserve for obsolete meat	—	—	—	—	—	—	—	—	—	—	—
Livestock reserve	—	—	—	—	—	—	—	—	—	—	—
Carcass value adjustment	—	—	—	—	—	—	—	—	—	—	—
Reserve for market adjustment - fresh meat	—	—	—	—	—	—	—	—	—	—	—
Reserve for obsolete meat - processed meat	—	—	—	—	—	—	—	—	—	—	—
Gilt holding reserve	—	—	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—	—	—

Total Inventory Reserves	—	—	—	—	—	—	—	—	—	—	—

Eligible Inventory after Inventory Reserves	—	—	—	—	—	—	—	—	—	—	—

Lesser of:
(i) Advance Rate	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%
NOLV	55.0%	0.0%	0.0%	0.0%	0.0%	68.0%	0.0%	7.0%	58.0%	62.0%
(ii) 85% OF NOLV	46.8%	0.0%	0.0%	0.0%	0.0%	57.8%	0.0%	6.0%	49.3%	52.7%

Available Inventory before Reserves	—	—	—	—	—	—	—	—	—	—	—

Less Reserves:
Grower Guarantee Payable (PSA)	—	—	—	—	—	—	—	—	—	—	—
Rent or Collateral Access Reserve	—	—	—	—	—	—	—	—	—	—	—
Outstanding Checks to Livestock Growers (PSA)	—	—	—	—	—	—	—	—	—	—	—
Royalty Reserve	—	—	—	—	—	—	—	—	—	—	—
Swine Fee Payable (PSA)	—	—	—	—	—	—	—	—	—	—	—
Deferred Livestock Payables (PSA)	—	—	—	—	—	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—	—	—	—	—	—

Total Reserves	—	—	—	—	—	—	—	—	—	—	—

Total Available Inventory	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

(All figures in 000’s)

	Warehouse Inventory	Brooders	Hens	Regular Toms	Super Toms	Total Caroll’s Turkey
Gross inventory	$—	$—	$—	$—	$—	$—
SAB 104 adjustment	—	—	—	—	—	—
Grower payable - inventory in lots	—	—	—	—	—	—
Overhead - inventory in lots	—	—	—	—	—	—
Grower payment - flocks	—	—	—	—	—	—
Overhead - flocks	—	—	—	—	—	—

Total gross inventory	—	—	—	—	—	—

Less ineligibles:
Maintenance and supplies	—	—	—	—	—	—
In-transit inventory to customers (SAB 104)	—	—	—	—	—	—
Unborn pig accrual	—	—	—	—	—	—
Locations with less than $100M in inventory (subject to $20MM basket)	—	—	—	—	—	—
Warehouse inventory (vaccines, medicines, supplies)	—	—	—	—	—	—
Joint ventures	—	—	—	—	—	—
Specialty Foods Group inventory	—	—	—	—	—	—
Feed on farms	—	—	—	—	—	—
Crops in process	—	—	—	—	—	—
Saratoga inventory valuation reserve	—	—	—	—	—	—
Mill inventory - sold but not keyed	—	—	—	—	—	—
Unreconciled differences	—	—	—	—	—	—
Rework inventory	—	—	—	—	—	—
Livestock inventory	—	—	—	—	—	—
Timing difference - finishing pigs	—	—	—	—	—	—
Damaged WIP - Curly’s	—	—	—	—	—	—
Miscellaneous inventory	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—

Total ineligibles	—	—	—	—	—	—

Eligible Inventory before Inventory Reserves	—	—	—	—	—	—

Less Inventory Reserves:
Reserve for obsolete meat	—	—	—	—	—	—
Livestock reserve	—	—	—	—	—	—
Carcass value adjustment	—	—	—	—	—	—
Reserve for market adjustment - fresh meat	—	—	—	—	—	—
Reserve for obsolete meat - processed meat	—	—	—	—	—	—
Gilt holding reserve	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—

Total Inventory Reserves	—	—	—	—	—	—

Eligible Inventory after Inventory Reserves	—	—	—	—	—	—

Lesser of:
(i) Advance Rate	65.0%	65.0%	65.0%	65.0%	65.0%
NOLV	0.0%	72.0%	69.0%	76.0%	81.0%
(ii) 85% OF NOLV	0.0%	61.2%	58.7%	64.6%	68.9%

Available Inventory before Reserves	—	—	—	—	—	—

Less Reserves:
Grower Guarantee Payable (PSA)	—	—	—	—	—	—
Rent or Collateral Access Reserve	—	—	—	—	—	—
Outstanding Checks to Livestock Growers (PSA)	—	—	—	—	—	—
Royalty Reserve	—	—	—	—	—	—
Swine Fee Payable (PSA)	—	—	—	—	—	—
Deferred Livestock Payables (PSA)	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—

Total Reserves	—	—	—	—	—	—

Total Available Inventory	$—	$—	$—	$—	$—	$—

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

(All figures in 000’s)

	Raw Materials	WIP	Finished Goods	In-transit Finished Goods	Total Armour Eckrich
Gross inventory	$—	$—	$—	$—	$—
SAB 104 adjustment	—	—	—	—	—
Grower payable - inventory in lots	—	—	—	—	—
Overhead - inventory in lots	—	—	—	—	—
Grower payment - flocks	—	—	—	—	—
Overhead - flocks	—	—	—	—	—

Total gross inventory	—	—	—	—	—

Less ineligibles:
Maintenance and supplies	—	—	—	—	—
In-transit inventory to customers (SAB 104)	—	—	—	—	—
Unborn pig accrual	—	—	—	—	—
Locations with less than $100M in inventory (subject to $20MM basket)	—	—	—	—	—
Warehouse inventory (vaccines, medicines, supplies)	—	—	—	—	—
Joint ventures	—	—	—	—	—
Specialty Foods Group inventory	—	—	—	—	—
Feed on farms	—	—	—	—	—
Crops in process	—	—	—	—	—
Saratoga inventory valuation reserve	—	—	—	—	—
Mill inventory - sold but not keyed	—	—	—	—	—
Unreconciled differences	—	—	—	—	—
Rework inventory	—	—	—	—	—
Livestock inventory	—	—	—	—	—
Timing difference - finishing pigs	—	—	—	—	—
Damaged WIP - Curly’s	—	—	—	—	—
Miscellaneous inventory	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—

Total ineligibles	—	—	—	—	—

Eligible Inventory before Inventory Reserves	—	—	—	—	—

Less Inventory Reserves:
Reserve for obsolete meat	—	—	—	—	—
Livestock reserve	—	—	—	—	—
Carcass value adjustment	—	—	—	—	—
Reserve for market adjustment - fresh meat	—	—	—	—	—
Reserve for obsolete meat - processed meat	—	—	—	—	—
Gilt holding reserve	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—

Total Inventory Reserves	—	—	—	—	—

Eligible Inventory after Inventory Reserves	—	—	—	—	—

Lesser of:
(i) Advance Rate	65.0%	65.0%	65.0%	65.0%
NOLV	83.0%	98.0%	116.0%	132.0%
(ii) 85% OF NOLV	70.6%	83.3%	98.6%	112.2%

Available Inventory before Reserves	—	—	—	—	—

Less Reserves:
Grower Guarantee Payable (PSA)	—	—	—	—	—
Rent or Collateral Access Reserve	—	—	—	—	—
Outstanding Checks to Livestock Growers (PSA)	—	—	—	—	—
Royalty Reserve	—	—	—	—	—
Swine Fee Payable (PSA)	—	—	—	—	—
Deferred Livestock Payables (PSA)	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—

Total Reserves	—	—	—	—	—

Total Available Inventory	$—	$—	$—	$—	$—

Exhibit C

Smithfield Foods, Inc.

Form of Borrowing Base Certificate

For the Period Ended [  ]

(All figures in 000’s)

	Maintenance and Supplies	In-transit Sales	Raw Materials	WIP	Finished Goods	Total North Side Foods Group
Gross inventory	$—	$—	$—	$—	$—	$—
SAB 104 adjustment	—	—	—	—	—	—
Grower payable - inventory in lots	—	—	—	—	—	—
Overhead - inventory in lots	—	—	—	—	—	—
Grower payment - flocks	—	—	—	—	—	—
Overhead - flocks	—	—	—	—	—	—

Total gross inventory	—	—	—	—	—	—

Less ineligibles:
Maintenance and supplies	—	—	—	—	—	—
In-transit inventory to customers (SAB 104)	—	—	—	—	—	—
Unborn pig accrual	—	—	—	—	—	—
Locations with less than $100M in inventory (subject to $20MM basket)	—	—	—	—	—	—
Warehouse inventory (vaccines, medicines, supplies)	—	—	—	—	—	—
Joint ventures	—	—	—	—	—	—
Specialty Foods Group inventory	—	—	—	—	—	—
Feed on farms	—	—	—	—	—	—
Crops in process	—	—	—	—	—	—
Saratoga inventory valuation reserve	—	—	—	—	—	—
Mill inventory - sold but not keyed	—	—	—	—	—	—
Unreconciled differences	—	—	—	—	—	—
Rework inventory	—	—	—	—	—	—
Livestock inventory	—	—	—	—	—	—
Timing difference - finishing pigs	—	—	—	—	—	—
Damaged WIP - Curly’s	—	—	—	—	—	—
Miscellaneous inventory	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—

Total ineligibles	—	—	—	—	—	—

Eligible Inventory before Inventory Reserves	—	—	—	—	—	—

Less Inventory Reserves:
Reserve for obsolete meat	—	—	—	—	—	—
Livestock reserve	—	—	—	—	—	—
Carcass value adjustment	—	—	—	—	—	—
Reserve for market adjustment - fresh meat	—	—	—	—	—	—
Reserve for obsolete meat - processed meat	—	—	—	—	—	—
Gilt holding reserve	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—

Total Inventory Reserves	—	—	—	—	—	—

Eligible Inventory after Inventory Reserves	—	—	—	—	—	—

Lesser of:
(i) Advance Rate	65.0%	65.0%	65.0%	65.0%	65.0%
NOLV	0.0%	161.0%	68.0%	94.0%	106.0%
(ii) 85% OF NOLV	0.0%	136.9%	57.8%	79.9%	90.1%

Available Inventory before Reserves	—	—	—	—	—	—

Less Reserves:
Grower Guarantee Payable (PSA)	—	—	—	—	—	—
Rent or Collateral Access Reserve	—	—	—	—	—	—
Outstanding Checks to Livestock Growers (PSA)	—	—	—	—	—	—
Royalty Reserve	—	—	—	—	—	—
Swine Fee Payable (PSA)	—	—	—	—	—	—
Deferred Livestock Payables (PSA)	—	—	—	—	—	—
Other (per terms of the Credit Agreement)	—	—	—	—	—	—

Total Reserves	—	—	—	—	—	—

Total Available Inventory	$—	$—	$—	$—	$—	$—

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 5.01(c) of the Amended and Restated Credit Agreement, dated as of June [    ], 2009 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among SMITHFIELD FOODS, INC., the Subsidiary Borrowers from time to time parties thereto, the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [Chief Financial Officer/Treasurer/Vice President, Finance] of the Company.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).

4. The Financial Statements fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

5. No Default has occurred during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or an Event of Default [except as set forth below].1

6. Attached hereto as Attachment 2 are the reasonably detailed calculations demonstrating compliance (to the extent required) with the covenant set forth in Section 6.12 of the Credit Agreement.

7. No change in GAAP or in the application thereof that applies to the Company or any of its consolidated Subsidiaries has occurred since the later of May 3, 2009 and the date of the prior Certificate delivered pursuant to Section 5.01(c) of the Credit Agreement.2

[1]	To the extent a Default/Event of Default has occurred, the details thereof and any action taken or proposed to be taken with respect thereto must be provided.
[2]	To the extent a change has occurred, the effect of such change on the financial statements accompanying this certificate must be specified.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, I have executed this Certificate this          day of             , 200  .

Name:
Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of                 ,         , and pertains to the period from                 ,          to                  ,         .

[Set forth Covenant Calculations]

EXHIBIT E

[FORM OF]

JOINDER AGREEMENT

JOINDER AGREEMENT dated as of [                    ] (the “Joinder Agreement”) made by [Insert Name of new Loan Party], a [State of Organization] [corporation, limited partnership or limited liability company] (the “Company”), for the benefit of the Lenders as such term is defined in that certain Amended and Restated Credit Agreement, dated as of June [ ], 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SMITHFIELD FOODS, INC., the Guarantors from time to time party thereto, the Lenders party thereto, the other agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H

The Company is a [State of Organization] [corporation, limited partnership or limited liability company], and is a subsidiary of [Loan Party]. Pursuant to Section 5.15 of the Credit Agreement, the Company is required to execute this document as a newly [formed] [acquired] [material] subsidiary of [Loan Party].

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby agrees as follows:

SECTION 1. Assumption and Joinder. The Company hereby expressly confirms that it hereby agrees to perform and observe each and every one of the covenants and agreements, and hereby assumes the obligations and liabilities, of a Loan Party under the Credit Agreement. By virtue of the foregoing, the Company hereby accepts and assumes any liability of a Loan Party related to each representation or warranty, covenant or obligation made by a Loan Party in the Credit Agreement, and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company.

(a) Guarantee. (i) All references to the term “Loan Party” in the Credit Agreement shall be deemed to be references to, and shall include, the Company, in each case as of the date hereof.

(ii) The Company, as a Loan Party, hereby joins in and agrees to be bound by each and all of the provisions of the Credit Agreement, as of the date hereof, as a Loan Party thereunder with the same force and effect as if originally referred to therein as a Loan Party.

(b) Collateral Documents. (i) All references to the term “Grantor” in the Security Agreement shall be deemed to be references to, and shall include, the Company as of the date hereof.

(ii) The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of the Security Agreement, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.

(iii) The Company, as Grantor, hereby pledges to the Administrative Agent all Collateral (as defined in the Security Agreement) owned by it to the extent not constituting Excluded Collateral (as defined in the Security Agreement). The Company, as Grantor, agrees that all such Collateral (other than Excluded Collateral) owned by it shall be considered to be part of the Collateral and shall secure the Secured Obligations.

(c) Intercreditor Agreement. (i) All references to the term “Grantor” in the Intercreditor Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of the date hereof.

(ii) The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of the Intercreditor Agreement, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.

SECTION 2. Representations and Warranties. The Company hereby represents and warrants to the Agents and the Lenders as follows:

(a) The Company has the requisite [corporate, partnership or limited liability company] power and authority to enter into this Joinder Agreement and to perform its obligations hereunder and under the Loan Documents to which it is a party. The execution, delivery and performance of this Joinder Agreement by the Company and the performance of its obligations hereunder and under the Loan Documents to which it is a party, have been duly authorized by all necessary [corporate, partnership or limited liability company] action, including the consent of shareholders, partners or members where required. This Joinder Agreement has been duly executed and delivered by the Company. This Joinder Agreement and the Loan Documents to which it is a party each constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The Company has delivered to the Administrative Agent supplements to the exhibits to the Security Agreement necessary to reflect the Collateral (as defined in the Security Agreement) owned by the Company.

SECTION 3. Binding Effect. This Joinder Agreement shall be binding upon the Company and shall inure to the benefit of the Lenders and their respective successors and assigns.

2

SECTION 4. GOVERNING LAW. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or .pdf electronic transmission shall be deemed to be an original signature thereto.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF COMPANY]

By
Name:
Title:

EXHIBIT F

[FORM OF]

BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent

1111 Fannin St., 10th Floor

Houston, TX 77002;

Attention of

                , 200

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of June [    ], 2009 (as amended, modified, extended or restated prior to the date hereof, the “Credit Agreement”), among SMITHFIELD FOODS, INC. (the “Borrower”), the Guarantors from time to time party thereto, the Lenders party thereto, the other agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

•	Aggregate amount of Borrowing:

•	Currency of Borrowing:

•	Date of Borrowing (which shall be a Business Day):

For Dollar Borrowings, type of Borrowing (ABR or Eurocurrency):

•	For Dollar Borrowings, whether Borrowing constitutes a utilization of the Dollar Commitment or Multicurrency Commitment:

•	For Eurodollar Borrowings, the initial interest period applicable thereto (as contemplated by the definition of “Interest Period” in the Credit Agreement):

•	Location and number of the Borrower’s account to which funds are to be disbursed (as contemplated by Section 2.07 of the Credit Agreement):

Upon acceptance of the Loans made by the Lenders in response to this request, the Borrower requesting this borrowing shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02(a), (b), and (c) of the Credit Agreement have been satisfied.

SMITHFIELD FOODS, INC.

by:
Name:
Title:

2

EXHIBIT G

[FORM OF]

INTEREST ELECTION REQUEST

Pursuant to that certain Amended and Restated Credit Agreement dated as of June [    ], 2009 (as amended, modified, extended or restated prior to the date hereof, the “Credit Agreement”); among SMITHFIELD FOODS, INC. (the “Company”), the Guarantors from time to time party thereto, the Lenders party thereto, the other agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), this represents Company’s request to convert or continue Loans originally dated as of                 ,          with an aggregate principal amount of $/€                     (the “Original Borrowing”) as follows:

1.	Effective Date of conversion/continuation (which shall be a Business Day):

2.	Amount of Borrowing being converted/continued: $/€

3.	Class of Borrowing being converted/continued: Revolving Borrowing

4.	Nature of conversion/continuation:

[ ] a.	Conversion of ABR Borrowing to Eurocurrency Borrowing[3]

Specify portion of Original Borrowing to be allocated to such resulting Eurocurrency Borrowing, if applicable: $

[ ] b.	Conversion of Eurocurrency Borrowing to Alternate Base Rate Borrowing[4]

Specify portion of Original Borrowing to be allocated to such resulting Alternate Base Rate Borrowing, if applicable: $

[ ] c.	Continuation of Eurocurrency Borrowing as such

Specify portion of Original Borrowing to be allocated to such continuation of Eurocurrency Borrowing, if applicable: $/£/€

[3]	To apply in respect of Borrowings denominated in dollars only.
[4]	To apply in respect of Borrowings denominated in dollars only.

5. If Borrowings are being continued as or converted to Eurocurrency Borrowings, the duration of the new Interest Period (as contemplated by the definition of “Interest Period” in the Credit Agreement) that commences on the conversion/ continuation date:

                                                  month(s)

In the case of a conversion to or continuation of Eurocurrency Borrowings, the Company certifies that no Event of Default has occurred and is continuing under the Credit Agreement.

DATED:	SMITHFIELD FOODS, INC.

By:
Title:

2

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of [                ], 2009 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among SMITHFIELD FOODS, INC. (the “Borrower”), the Subsidiary Borrowers from time to time parties thereto, the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of [                ], 2009 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among SMITHFIELD FOODS, INC. (the “Borrower”), the Subsidiary Borrowers from time to time parties thereto, the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

2

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of [                ], 2009 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among SMITHFIELD FOODS, INC. (the “Borrower”), the Subsidiary Borrowers from time to time parties thereto, the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

3

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of [                ], 2009 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among SMITHFIELD FOODS, INC. (the “Borrower”), the Subsidiary Borrowers from time to time parties thereto, the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

4